      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2000


                                                      REGISTRATION NO. 333-93837
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ZAP.COM CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

              NEVADA                           76-0571159                            7319
 (STATE OF OTHER JURISDICTION OF            (I.R.S. EMPLOYER                  (PRIMARY STANDARD
  INCORPORATION OR ORGANIZATION)         IDENTIFICATION NUMBER)       CLASSIFICATION CODE INCORPORATION)

                ZAP.COM CORPORATION                                    AVRAM GLAZER
          100 MERIDIAN CENTRE, SUITE 350                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
             ROCHESTER, NEW YORK 14618                              ZAP.COM CORPORATION
                  (716) 242-8600                              100 MERIDIAN CENTRE, SUITE 350
     (ADDRESS, INCLUDING ZIP CODE OF PRINCIPAL                   ROCHESTER, NEW YORK 14618
      PLACE OF BUSINESS AND TELEPHONE NUMBER,                         (716) 242-8600
        INCLUDING AREA CODE OF REGISTRANT'S           (NAME, ADDRESS, INCLUDING ZIP CODE OF PRINCIPAL
           PRINCIPAL EXECUTIVE OFFICES)                   PLACE OF BUSINESS AND TELEPHONE NUMBER,
                                                       INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL
                                                                    EXECUTIVE OFFICES)

                            ------------------------

                                   COPIES TO:

                             GORDON E. FORTH, ESQ.
                WOODS OVIATT GILMAN LLP 700 CROSSROADS BUILDING
                                TWO STATE STREET
                           ROCHESTER, NEW YORK 14614
                          TELEPHONE NO. (716) 987-2800
                          FACSIMILE NO. (716) 454-3968
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT DATE OR PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This registration statement covers the registration of 20,000,000 shares of common stock, $.001 par value per share, of Zap.Com Corporation ("Zap.Com") to be issued from time to time to ZapNetwork members under the ZapNetwork unique user stock bonus plan (the "Offering Registration"). This registration statement also covers the registration of up to an additional 30,000,000 shares of common stock, $0.001 par value per share, of Zap.Com to be issued from time to time as payment for all or some portion of the purchase price for one or more acquisitions of companies, businesses or assets complementary to Zap.Com's existing business (including future acquisitions of rights granted with respect to one or more Web sites) or which may be offered in connection with promotions or similar events or for sale or other distribution by persons who acquire such shares in the acquisitions or promotional events or by the donees of such persons or by other persons acquiring such shares (the "Shelf Registration"). The complete prospectus (the "Offering Prospectus") relating to the Offering Registration immediately follows this explanatory note. Following the Offering Prospectus are certain pages relating solely to the Shelf Registration (together with the remainder of the Offering Prospectus as modified as indicated below, including an alternate front and back cover page the "Shelf Prospectus"). The Shelf Prospectus will not include the information in the prospectus summary under the heading "Offering", or under the sections of the Offering Prospectus entitled "The Offering", "Use of Proceeds" and "Federal Income Tax Considerations", but will include a "Selling Stockholder" section. All other sections of the Offering Prospectus will be used in the Shelf Prospectus, except that different Dilution and Plan of Distribution sections will be used and additional non-substantive changes will be made to reflect the offering being made under the Offering Prospectus if the Shelf Prospectus is used concurrently with the Offering Prospectus. Each of the alternate or additional pages for the Shelf Prospectus included herein has been labeled "Alternate Page for Shelf Prospectus." If required, each of the prospectuses in the forms in which they are used after the registration statement becomes effective will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended.

                    SUBJECT TO COMPLETION DATED MAY 2, 2000



PROSPECTUS


                                 [ZAP.COM LOGO]

                               20,000,000 SHARES


                              ZAP.COM CORPORATION
                                  COMMON STOCK


     Zap.Com Corporation is a development stage company which seeks to build a branded global network of independently owned Web sites on which it will deploy its proprietary Web application, the ZapBox. This prospectus relates to 20,000,000 shares of our common stock which we are offering to select owners of Web sites under the ZapNetwork unique user stock bonus plan as an incentive to join and maintain their membership in the ZapNetwork. We will not receive any proceeds for the issuance and sale of these shares. We are offering these shares on a continuous basis as permitted by Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this prospectus is effective.



     Our common stock is currently quoted on the National Association of Securities Dealer's otc electronic bulletin board under the symbol "ZPCM." As of April 27, 2000, we had 50,000,000 shares of common stock issued and outstanding. On April 27, 2000, the last reported sales price for our common stock was $6.00.



     AN INVESTMENT IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS


Prospectus Summary..........................................    1
Risk Factors................................................    8
Special Note Regarding Forward-Looking Statements...........   26
The Offering................................................   27
Plan of Distribution........................................   31
Use of Proceeds.............................................   33
Dilution....................................................   33
Dividend Policy.............................................   33
Price Range of Zap.Com's Common Stock.......................   33
Capitalization..............................................   34
Stockholder Return Performance Graph........................   35
Selected Financial Data.....................................   36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   37
Business....................................................   41
Management..................................................   53
Related Party Transactions..................................   58
Principal Stockholders......................................   61
Federal Income Tax Considerations...........................   61
Description of Securities...................................   63
Experts.....................................................   66
Legal Matters...............................................   66
Additional Information......................................   66
Index to Financial Statements...............................  F-1


                            ------------------------

     Our World Wide Web site is www.zap.com. Neither the information in this Web site, the ZapBox nor any of our other Internet properties nor any Web site on the ZapNetwork is incorporated by reference into this prospectus.


     You should rely only on the information contained in this prospectus, the related registration statement and any documents incorporated by reference into the registration statement. Zap.Com has not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it as having been authorized by Zap.Com. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.


     Zap.Com, ZapNetwork, ZapBox and My ZapBox are some of our service marks.


     As of the date of this prospectus, we have registered the securities, or an exemption from registration has been obtained (or is otherwise available), only in the states of Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Louisiana, Mississippi, Nevada, New York, Oregon, Rhode Island, South Carolina, Utah, Washington, Wisconsin and Wyoming. This is neither a solicitation to buy nor an offer to sell the securities covered by this prospectus to persons in any jurisdiction other than in these states and no purchase of these securities by persons in any other jurisdictions is authorized.

                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus. The description of the ZapNetwork membership agreement and its various terms in this prospectus are based on the form of agreement we intend to seek from Web site owners as a condition to becoming ZapNetwork members. The exact terms of the ZapNetwork membership agreement actually entered into with different Web site owners may vary from the form of this agreement described in this prospectus.


                              BUSINESS OF ZAP.COM


     Zap.Com Corporation was founded in April 1998 to create and operate a global network of independently owned Web sites that attract a diverse audience of Internet users. Our goal is to make the ZapNetwork a leading advertising and e-commerce platform by aggregating Internet users who frequent specialized Web sites that are often overlooked by Internet advertisers.



     Our business model involves the deployment of our proprietary Web application, the ZapBox, on third party Web sites who join the ZapNetwork. ZapNetwork members will be eligible to receive revenue sharing payments based on banner advertising generated from their sites. We believe that as of the date of this prospectus our banner advertising revenue sharing payment to ZapNetwork members is one of the highest percentage sharing of banner advertising revenue by a network sponsor in the internet networking advertising industry.



     To build and maintain membership in the ZapNetwork, we are offering to Web site owners who become ZapNetwork members the opportunity to participate in the ZapNetwork unique user stock bonus plan. Under this plan, ZapNetwork members are eligible to receive stock bonuses based on the estimated monthly unique user traffic for their Web site. We believe that this stock bonus plan will align our network members more closely with us and will induce them to remain associated with us longer. We plan to offer shares under the ZapNetwork unique user stock bonus plan until all of the shares available under this prospectus have been exhausted.



     The ZapBox provides personalized portal-like functionality and content wrapped around an Internet advertising banner. The ZapBox provides users who prefer specialized sites addressing their particular interests with the ability to utilize the ZapBox's functionality as they travel the ZapNetwork and allows Zap.Com to place advertising on member sites. Future ZapBox releases are expected to be e-commerce enabled, allowing users to purchase merchandise directly from within the ZapBox.



     We believe that users of specialized sites typically represent "unclaimed eyeballs" since access to these users has generally not been cost effective. By aggregating access to these users, we believe the ZapNetwork will be attractive to Internet advertisers and businesses desiring to promote their business on the Internet through a relationship with Zap.Com.



     Our business is supported by a systems platform provided and maintained by EMC, Inc. and ad serving technology provided by DoubleClick, Inc. We rely on Auragen Communications, Inc. for software programming and development. We have also entered into contracts with third parties to provide content for the ZapBox and to support the ZapBox's search function for the ZapBox. We also intend to rely on a third party to provide us with sales representation and other third parties for various operational needs.



     We have deployed the ZapBox on three Web sites owned and operated by our majority stockholder, Zapata Corporation, www.word.com, www.charged.com and www.pixeltime.com, and our homepage at www.zap.com. Zapata has agreed to continue this arrangement at its discretion without legal or other financial obligations between the parties. This initial network has allowed us to beta test the ZapBox releases and the technology that supports the ZapNetwork.

     We believe that the ZapNetwork will be attractive to Web site owners because they will be able to:



     - recognize direct value for their audience through revenue sharing payments based on banner advertising generated from their sales and equity in Zap.Com without giving up ownership or editorial control of their Web site, outside of the ZapBox,



     - participate in Zap.Com's potential future appreciation through equity in Zap.Com and



     - have the opportunity for increasing the value of their Web site as a result of the potential for increased traffic through cross-promoting and cross-linking with the ZapNetwork and increased stickiness (i.e., user retention on the site due to the ZapBox).



     To date, our operations have consisted primarily of organizational and capital raising activities, research and analysis with respect to Internet industry opportunities, development of strategic relationships, the creation and launch of our homepage at www.zap.com and the first two releases of the ZapBox and the acquisition and implementation of the technology necessary to operate the ZapNetwork. As of the date of this prospectus, we have not generated any, nor do we have any source of, revenue. Therefore, to a significant extent, the description of our business in this prospectus is based on a business model and activities in the early execution stages.


     In the future, we may acquire or establish strategic relationships with Internet service organizations, electronic commerce companies and traditional companies that have attractive electronic commerce opportunities, including broadcasting, media, entertainment and communications companies. As of the date of this prospectus, we do not have any specific plans, proposals, arrangements or understandings with any Web site owner or anyone else for any acquisition, investment or similar transaction. At any given time, however, we may be in discussions or negotiations regarding any of these opportunities.

     Our principal executive offices are located at 100 Meridian Centre, Suite 350, Rochester, New York 14618. Our telephone number is (716) 242-8600.

                                  RISK FACTORS

     We will be operating in a new industry and our business and securities involve a high degree of risk. The principal risks are described under "Risk Factors."

                                 RECENT EVENTS


     Prior to November 12, 1999, we were a wholly-owned subsidiary of Zapata. On November 12, 1999, Zapata distributed 477,742 shares of our common stock to its stockholders. On November 30, 1999, our stock began to trade on NASD's over-the-counter electronic bulletin board. In connection with the distribution, Zapata provided us with $9,000,000 as its capital contribution for 49,450,000 shares of our common stock. The contribution consisted of $8,000,000 in cash and the forgiveness of $1,000,000 of inter-company debt, which represented Zap.Com's organizational and development costs previously paid by Zapata. In addition, in November 1999 our President and Chief Executive Officer, Avram Glazer, and his father, Malcolm Glazer, who owns approximately 44% of Zapata's outstanding common stock, contributed $1,100,000 to us in exchange for 550,000 shares of our common stock.


     On October 20, 1999, we entered into a consulting agreement with American Internetwork Sports Company, LLC to provide us with corporate, business and marketing advice on sports related aspects of Zap.Com's business. In exchange for these services, we entered into a warrant agreement with American Internetwork Sports that provides for the issuance of warrants to purchase in the aggregate up to 2,000,000 shares of Zap.Com common stock at an exercise price of $2.00 per share. These warrants will become exercisable on a cumulative basis in equal one third amounts on each of the first three anniversary dates of the consummation of Zapata's distribution of our shares on November 12, 1999, unless earlier accelerated, and have a term of five years. The warrants will accelerate and become immediately exercisable if at any time Zap.Com terminates the consulting agreement without cause or there is a change in control of Zap.Com. American Internetwork Sports is owned and controlled by Avram Glazer's siblings.

     During April 2000, Zap.Com decided to restructure the relationship which it will have with ZapNetwork members. Zap.Com had originally sought to build the ZapNetwork by purchasing perpetual display rights to a Web site in exchange for stock Zap.Com. Zap.Com is now seeking to enter into contractual relationships with ZapNetwork members that are terminable on, among other things, 90 days notice from either party thereby eliminating the purchase element. See "The Offering -- ZapNetwork Membership Agreement." In addition Zap.Com has changed the compensation to ZapNetwork members to revenue sharing payments based on banner advertising and participation in the ZapNetwork unique user stock bonus plan, which is described in this prospectus.


                    RELATIONSHIP BETWEEN ZAPATA AND ZAP.COM

     As of the date of this prospectus, Zapata holds 48,972,258 shares of our common stock, or 98% of our outstanding common stock. As a result, Zapata controls our management and policies and will be able to control substantially all matters submitted to our stockholders for consideration, including the election of directors and all proposals for merger, liquidation, sale of substantially all of our assets and charter amendments.

Officers and Directors

     Executive officers of Zapata also serve as executive officers of Zap.Com. In addition, Avram Glazer serves as a director of both corporations.

Contractual Arrangements

     On October 20, 1999, we entered into a services agreement with Zapata under which Zapata is required to provide us with general administrative services. The services agreement also provides that Zapata will bill Zap.Com for services based on an estimated cost basis for services provided. The services agreement may be terminated by either party on 120 days notice. On October 20, 1999, we also entered into an investment and distribution agreement, tax sharing and indemnity agreement and registration rights agreement with Zapata.

                                  THE OFFERING


ZapNetwork Unique User Stock
Bonus Plan                       Zap.Com has established the ZapNetwork unique
                                 user stock bonus plan to attract Web site owners to join, and remain a member of, the ZapNetwork. Under this plan, a stock bonus amount is established for each 12 month period that a Web site owner is a member of the ZapNetwork and is eligible to receive bonuses.
                                 All ZapNetwork members are eligible to receive bonuses after Zap.com provides them with their first bonus certificate which must occur within 60 days after joining the network. The stock bonus is based on the monthly unique user traffic visiting the member's Web site. All bonuses vest over a three year period so long as the Web site owner remains a member of the ZapNetwork. The bonuses are issuable at no cost to the member in three annual installments.
                                 Thus, after their first bonus period,
                                 ZapNetwork members will have up to three bonuses vesting. The unique user bonuses will be payable only in shares of our common stock offered under this prospectus. A Web site owner's unvested portion of its stock bonuses will be forfeited upon termination of its ZapNetwork membership.



                                 Only Web site owners that reside in those states where, if required, we have registered or qualified the shares being offered under this prospectus and we have registered our officers as brokers, salesperson or agents, as applicable, may participate in the ZapNetwork unique user stock bonus plan and receive stock bonuses.



Share Offering Price             The number of shares to be issued a ZapNetwork
                                 member on an annual issuance date will equal the dollar amount of the installment due on that date divided by the applicable share price. The applicable share price will be the higher of the average closing price of our common stock for the 20 days ending on the issuance date and the per share floor price in effect on the last day before the commencement of the 12 month period during which the unique user bonus was established. The per share floor price is established by our Board of Directors.
                                 As of the date of this prospectus, the per share floor price last established by our Board of Directors was $5.00. From time to time during this offering, the Board of Directors may change the per share floor price for bonus periods commencing after the change.



Shares of Common Stock Offered   20,000,000 shares.



Shares of Common Stock
Outstanding After the Offering   If all of the shares offered under this
                                 prospectus are issued, and we issue no other shares, we will have 70,000,000 shares outstanding. In addition, we have 5,000,000 shares reserved for options and warrants issued or to be issued, including options and warrants for 2,608,000 shares previously granted at a weighted average exercise price of $2.07 per share.



Expiration Date                  The date on which all of the shares offered by
                                 this prospectus have been reserved for specific unique user stock bonuses established for ZapNetwork members based on the applicable per share floor price. We reserve the right to withdraw or end the offering at any time.



Joining the ZapNetwork           A Web site owner who wishes to join the
                                 ZapNetwork and to become eligible to
                                 participate in the ZapNetwork unique user stock bonus plan can do so by following the procedures described under "The Offering -- How
                                 You Can Join the ZapNetwork" on page 31 of this prospectus.

                             SUMMARY FINANCIAL DATA

     The following tables set forth selected financial data derived from our audited financial statements, including the audited balance sheets as of December 31, 1998 and December 31, 1999 and the related statements of operations, stockholder's equity (deficit) and cash flows for the periods then ended and the accompanying notes are included elsewhere in this prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


                                                                                           CUMULATIVE
                                           FROM APRIL 2, 1998                          FROM APRIL 2, 1998
                                           (DATE OF INCEPTION)         FOR THE         (DATE OF INCEPTION)
                                                 THROUGH             YEAR ENDED              THROUGH
                                            DECEMBER 31, 1998     DECEMBER 31, 1999     DECEMBER 31, 1999
                                           -------------------    -----------------    -------------------
STATEMENT OF OPERATIONS DATA:
Revenues.................................      $       --            $        --           $        --
Cost of revenues.........................              --                141,160               141,160
                                               ----------            -----------           -----------
          Gross Profit...................              --               (141,160)             (141,160)
Operating expenses:
  Product development....................              --                 52,388                52,388
  Sales and marketing....................              --              1,696,539             1,696,539
  General and administrative.............             793              1,690,907(1)          1,691,700(1)
  Depreciation...........................              --                  8,105                 8,105
                                               ----------            -----------           -----------
          Total operating expenses.......             793              3,447,939             3,448,732
                                               ----------            -----------           -----------
          Loss from operations...........            (793)            (3,589,099)           (3,589,892)
Interest income..........................              --                 54,159                54,159
                                               ----------            -----------           -----------
Loss before income taxes.................            (793)            (3,534,940)           (3,535,733)
Benefit from income taxes................              --                     --                    --
                                               ----------            -----------           -----------
Net loss.................................      $     (793)           $(3,534,940)          $(3,535,733)
                                               ==========            ===========           ===========
Per share data (basic and diluted):
  Net loss per share.....................      $     (.00)           $      (.07)          $      (.07)
                                               ==========            ===========           ===========
  Average common shares and common share
     equivalents outstanding.............      49,450,000             49,525,342            49,493,036
                                               ==========            ===========           ===========


---------------

(1) Includes approximately $325,000 of costs incurred in connection with a rights offering abandoned by Zap.Com in September 1999.

                                                                  AS OF           AS OF
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1999
                                                              -------------    ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $  --        $  7,579,363
                                                                  =====        ============
  Total assets..............................................      $  --        $  8,488,748
                                                                  =====        ============
  Total liabilities.........................................      $ 783        $    753,205
                                                                  =====        ============
  Total stockholders' (deficit) equity(1):
  Common stock, $.001 par value, 1,500,000,000 shares
     authorized, 49,450,000 shares issued and outstanding as
     of December 31, 1998; 1,500,000,000 shares authorized,
     50,000,000 issued and outstanding as of December 31,
     1999...................................................      $  10        $     50,000
  Additional paid in capital................................         --          21,549,996
  Preferred stock, $0.01 par value, 150,000,000 shares
     authorized, 0 shares issued and outstanding as of
     December 31, 1999......................................         --                  --
  Deficit accumulated during the development stage..........       (793)         (3,535,733)
  Deferred consulting expense...............................         --         (10,328,720)
                                                                  -----        ------------
          Total stockholders' (deficit) equity..............      $(783)       $  7,735,543
                                                                  =====        ============


---------------

(1) The pro forma effect for the assumed issuance of the shares covered by this prospectus and offered under the ZapNetwork unique user stock bonus plan has not been presented due to the variable nature of the number of shares to be issued under this plan. After stock bonuses are established for ZapNetwork members under the plan, we will account for the commitment to issue shares for those bonuses and the associated expense at their minimum value as prescribed by the principles of the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services". Accordingly, the minimum fair value of these shares will be recorded under total stockholders' (deficit) equity as "Obligation to issue common stock for ZapNetwork unique user stock bonuses" during the three year vesting period for these stock bonuses. At the time the shares are issued to ZapNetwork members, the amount accrued for the bonus for which the shares are issued will be reclassified into "common stock" and "additional paid in capital" based on the shares' then current fair value. If the per share floor price is $5.00 throughout the offering, then the maximum value of the shares to be issued under the ZapNetwork unique user stock bonus plan for financial statement reporting purposes will be $100 million. This figure will be reduced if the per share value of the shares issued to ZapNetwork members in satisfaction of unique user stock bonuses based on the 20-day average closing price for our shares ending on each of the three issuance dates for the stock bonuses is below the applicable per share floor price. Please see "The Offering -- ZapNetwork membership Agreement."

                                  RISK FACTORS


     You should be aware that an investment in our common stock involves a high degree of risk. The principal risks are described below. We urge you to carefully consider these risk factors together with all of the other information included in this prospectus, including our financial statements and the related notes, before investing in our common stock. Our business, prospects, operating results and financial condition could be adversely affected by any of these risks. Further, the trading price of our common stock could decline significantly due to any of these risks.


OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS


     We were founded in April 1998. To date, our activities have consisted primarily of organizational and capital raising activities, research and analysis with respect to Internet industry opportunities, development of strategic and commercial relationships and the creation and launch of our homepage, the first two releases of the Zapbox and the acquisition and implementation of the technology necessary to operate the ZapNetwork. As of the date of this prospectus, we have a limited operating history which makes it difficult to evaluate our business and its prospects.


WE FACE MANY RISKS IN ESTABLISHING A NEW BUSINESS ENTERPRISE

     As a development stage company, we face all of the risks associated with establishing a new business enterprise in the Internet industry. In addition, our revenue model is evolving and is expected to rely substantially upon the use of our network by advertisers, direct marketers and merchants either by themselves or in a strategic relationship with us. Our prospects must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like the Internet, using unproven business models. To address some of these risks we must successfully:

     - finalize development of future releases of our ZapBox which will incorporate additional functionality;

     - build and maintain the ZapNetwork by having Web site owners join our network;

     - continue to develop, formalize and maintain strategic and commercial relationships with third parties for services in areas critical to the successful execution of our business model, including organizations that have sales, software, hardware, Web site traffic measurement and technical and Internet industry expertise;

     - continue to attract, retain and motivate qualified personnel;


     - establish relationships with potential customers, including advertisers and e-commerce partners like vendors and distributors and others;


     - manage the expansion of our operations; and

     - anticipate and adapt to changes in our market and competitive developments.

     We cannot be certain that our business strategy will be successful or that we will successfully address any or all of these risks or any of the other risks described in this prospectus. Our failure to address these risks will present significant obstacles to our ability to achieve and sustain profitability.

WE HAVE NO PRESENT SOURCE OF REVENUES; TO GENERATE REVENUES, WE WILL NEED TO GROW OUR NETWORK WHICH WE CANNOT GUARANTEE WILL OCCUR.


     As of the date of this prospectus, we do not have any source of revenue. We expect our revenue to be generated from advertising sales and e-commerce transactions on the ZapBox. Our ability to generate revenues will depend on our ability to have Web site owners join the ZapNetwork, to select sites that are attractive to potential customers and e-commerce partners, to make advertising sales and to establish relationships with vendors, distributors and other e-commerce partners. We do not expect to generate any revenues from the ZapNetwork until it has grown to a size which is attractive to potential advertising customers and e-commerce partners. As of the date of the prospectus we have no present plans, proposals, arrangements or understandings with any Web site owners to join our network or with any advertising customers or e-commerce partners. Further, we have not confirmed the interests of Web site owners in the ZapNetwork under the terms currently being offered and, therefore, we cannot assure you that Web site owners will want to join our network. Please see "Business -- Web Site Owner Recruiting." If we are unable to attract a sufficient number of Web site owners to our network to commence sales, it would adversely effect our ability to generate revenues and would impede our growth. Further, we cannot assure you that our network will ever achieve the size necessary to attract customers or e-commerce partners, or, if we do, that we will ever achieve sufficient revenues to become profitable. Even if we do attract a sufficient number of Web site owners, we cannot assure you that we will be able to integrate these Web sites into our network without substantial unanticipated costs, delays or other problems. We also may be unable to anticipate all of the changing demands that successive admissions of Web sites to our network will impose on our management personnel, operational and management information systems and financial systems or those of Zapata with whom we have a services agreement. Please see
"Business -- Web Site Owner Recruiting" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."


WE ANTICIPATE SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE AND NEGATIVE CASH FLOW IN THE EARLY STAGES OF THE IMPLEMENTATION OF OUR BUSINESS PLAN


     As of December 31, 1999, we had a deficit accumulated during the development stage of $3,535,733. During the early stages of the execution of our business plan we have, and will continue to incur significant expenditures to continue to develop, obtain and integrate the necessary technology, systems and supporting infrastructure, increase the number of Web sites that belong to our network, develop our brands, hire additional employees and expand our business. We also anticipate significant charges arising from the consideration we plan to pay ZapNetwork members and for stock we may issue in connection with promotions or similar events. We will also incur significant charges as a result of our consulting arrangement with American Internetwork Sports. In order to achieve and maintain profitability and positive cash flow, we will need to establish and grow our network and attract and retain customers and e-commerce relationships which we cannot assure you will occur. Please see "Risk Factors -- We Have No Present Source of Revenue; To Generate Revenues We Will Need to Grow Our Network and We Cannot Guarantee That This Will Occur" and "Management's Discussion and Analysis of Financial Condition and Results of Operation." We anticipate that, for the foreseeable future we will incur substantial operating losses and in the early stages of the implementation of our business plan we will have a negative operating cash flow. To the extent that revenue does not grow at anticipated rates, or that increases in operating expenses are not followed by commensurate increases in revenue, or if we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that we will ever achieve profitability or positive cash flow. If we do achieve profitability and positive cash flow, we cannot be certain that we would be able to sustain or increase profitability or cash flow on a quarterly or annual basis in the future.


OUR BUSINESS MODEL AND ITS POTENTIAL FOR PROFIT IS UNPROVEN


     Our business is based on an unproven model. As a result, the profit potential for our business model is also unproven. Even if our network is successfully built to a level of critical mass, our success will largely depend on our ability to establish and substantially increase revenue generating activities, including advertising and e-commerce related revenues. We cannot assure you that the market for our services will develop or become sustainable. Either of these situations could have a material adverse effect on our ability to generate revenues and would impede our growth. In addition, as our business model evolves, we may introduce new pricing models and new products and services which may adversely affect our margins, significantly increase our operating expenses and adversely affect our operating cash flow.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS

     Our future success is highly dependent on an increase in the use of the Internet as a medium for commercial activities, including advertising, direct marketing, for-fee content delivery and other commerce. The Internet market is at a very early stage of development, is rapidly evolving and is characterized by an increasing number of entrants that are introducing or developing competing products and services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services is uncertain and have a high level of risk. Because the Internet market is new and evolving, we cannot predict with any assurance the market's size, growth rate or durability.

     Most of our potential network customers will have only limited experience with the Web as a commercial medium and may not find it to be an effective way to carry-on business. Consequently, they may allocate only limited portions of their budget to Internet based advertising and transactions. Our ability to generate revenues will depend on these potential customers accepting and utilizing the Internet's new and novel emerging method of conducting business and exchanging information.


WE ARE DEVELOPING FUTURE RELEASES OF THE ZAPBOX, AND IT MAY BE DIFFICULT TO FINALIZE DEVELOPMENT OF THESE RELEASES



     We have created and launched the ZapBox, which is a Web application that offers search, news, sports, weather, feedback e-mail, animated graphical links to ZapNetwork sites and the Zap.Com homepage, content personalization and ad-serving capabilities. We are currently in the process of developing future releases of the ZapBox. One of the most important user benefits that we are developing for the ZapBox is the ability to accommodate e-commerce transactions within the ZapBox. The timing and success of future releases of the ZapBox is unpredictable due to the uncertainty of several technical parameters, including bandwidth requirements and browser compatibility. We cannot guarantee that the development of these future ZapBox releases will be successfully finalized and introduced. In addition, the current or any future ZapBox release may contain undetected errors when first made available, which could result in additional expense to us and also result in a loss or delay of market acceptance of the ZapBox release and disruption to the operation of our network. Any of these events would have a material adverse affect on our ability to generate and grow revenues and could result in incurring additional expenses that may not be recovered.


IF BANNER ADVERTISING BECOMES AN INEFFECTIVE BUSINESS METHOD, OUR BUSINESS, REVENUES, OPERATING RESULTS AND PROSPECTS WILL SUFFER


     Banner advertising may not be an effective business model in the future. There are currently no widely accepted standards to measure the effectiveness of Internet banners and we cannot be sure that these standards will develop to sufficiently support the use of banners as a significant medium for delivery of advertising. Potential ZapNetwork customers may not accept our (or third party) measurements relating to the effectiveness of advertising on the ZapNetwork and these measurements may contain errors. This could adversely affect our business and our ability to generate advertising revenues and attract ZapNetwork members with revenue sharing payments based on banner advertising. Even if new methods of measuring effectiveness are developed, we may not be able to take advantage of them. Moreover, inexpensive "filter" software programs that limit or prevent banners from being delivered to a user's computer are currently available. The widespread adoption of this software or the actual or perceived ineffectiveness of a network of banners in general, could threaten the commercial viability of our business and limit our long-term growth.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE


     Our limited operating history makes it difficult for us to assess the impact of seasonal factors of our business. We expect, however, that our revenues and operating results will fluctuate significantly quarter-to-quarter in the future due to a number of factors, some of which are beyond our control. These factors include:

     - the addition of new, or loss of, network customers or the addition to, or loss of Web sites from, the ZapNetwork;


     - user traffic levels and the number of impressions on Web sites that belong to the ZapNetwork;


     - demand for advertising on the ZapNetwork by future customers and the success of any e-commerce opportunities that we pursue for the ZapNetwork;

     - seasonal fluctuations in revenue;

     - changes in the growth rate of Internet usage;

     - changes in our pricing policies or those of our competitors for different uses of the ZapNetwork;

     - the commitment of budgets for businesses to Internet advertising and use;

     - the mix of revenues from different uses of the ZapNetwork by our future customers and e-commerce partners;

     - the timing and amount of costs relating to building our network and expanding our operations, including infrastructure technology and business systems, brand development and personal hiring and training;

     - the introduction of new solutions by us or our competitors; and

     - general economic and market conditions.

     Due to all of these factors you should not rely on quarter-to-quarter comparisons of our revenues and operating results as an indication of future performance. In addition, due to our limited operating history and our unproven business model, we cannot predict future revenues or operating results accurately. It is likely that in some future periods our revenues and operating results may be below the expectations of public market analysts and investors and this would almost certainly affect adversely the trading price of our common stock. Please see "Management's Discussion of Analysis of Financial Condition and Results of Operation".

A DECLINE IN TRAFFIC ON, OR LOSS OF WEB SITES BELONGING TO OUR NETWORK COULD RESULT IN REDUCED REVENUES


     Our near-term and long-term prospects will be significantly dependent upon the performance of the ZapNetwork member sites, including the quality of their content or other offerings and the level of traffic on their sites. Management's assessment of a particular Web site candidate for our network may not prove to be correct. Additionally, we will have no control over these factors and our ability to generate revenues and grow would be significantly impeded by declines in the quality or traffic levels of Web sites that belong to our network, or if one or more material Web sites discontinues its business or becomes bankrupt or insolvent.


OUR DATABASE MAY CONTAIN INACCURACIES THAT COULD REDUCE THE VALUE OF OUR INFORMATION

     The effectiveness of targeting on our network will be largely dependent upon the accuracy of user profile information contained in the databases we assemble. We will collect data on registered users of the ZapBox. We cannot be sure that the information which will be developed from our database will be accurate or that network customers will be willing to rely on targeting based on our database which may contain potential inaccuracies. This could adversely affect our ability to secure or continue customer relationships which could adversely affect our ability to generate and grow revenues. Please see "Business -- Intellectual Property".


FOR A NUMBER OF SERVICES WE RELY ALMOST EXCLUSIVELY ON THIRD PARTIES THAT WE DO NOT CONTROL



     We rely almost exclusively on third parties to provide infrastructure to support the ZapBox and the ZapNetwork. For example, we rely on EMC, Inc. to provide us with connectivity to the Internet and to provide us with the necessary software to address certain operational aspects of our network. We have entered into an agreement with EMC to provide us with those services. We have also entered into a sublicense agreement with EMC for the Doubleclick Ad Server software platform. The Ad Server software addresses the task of distributing the banner in the ZapBox and managing the banner inventory. We are relying on Auragen Communications, Inc. to develop future releases of the ZapBox and to manage Zap.Com's relationship with EMC, DoubleClick and other third parties providing technology solutions to Zap.Com. To the extent that material difficulties are encountered in bringing DoubleClick's systems on-line, we will need to acquire an alternative solution. Our loss of, or inability to maintain or obtain upgrades to the technology licenses or hardware solutions used in our operating infrastructure by us or third parties could result in delays, which would adversely effect our ability to operate our network. This would cause our business and operating results to suffer until equivalent technology and hardware solutions could be identified and implemented. If we are unable to maintain satisfactory relationships with third parties who provide services or products necessary to operate our network on acceptable commercial terms, or the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience a disruption in the delivery of programming to our network, which could have a negative impact on our network and, hence, our business and operating results. A failure to complete the development of our infrastructure or to do so without substantial delay or cost will have a material adverse impact on our ability to generate revenue.



     We also expect to rely on third-party service providers for a number of operational aspects critical to our business plan. These providers include experienced media representation agencies, Web site traffic measurement firms, content providers, customer service providers, vendors and distributors for product and service fulfillment for our e-commerce business. We currently have some of these arrangements in place and we cannot assure you that we will be able to secure all other arrangements necessary to operate our business. If we fail to secure additional necessary arrangements, or to do so in a timely manner and on commercially reasonable terms, it will have a material adverse effect on our ability to commence sales efforts and to generate revenues. The termination of any of these relationships in the future after they have been established could have the same effect and could impair our relationships with customers and have a negative impact on our revenues. Further, if any of the third-parties change their terms or terminate their relationships, we may need to incur additional costs to replace those service providers and to bring the new service providers up-to-date with our then current operations. Please see
"Business -- Operating Infrastructure and Technology Platform," and "-- Sales, Marketing and Customer Service".



     The success of our e-commerce business will be dependent upon the ability of vendors and distributors who will supply our products and services to supply adequate amounts of inventory on a timely basis. The failure of vendors and distributors to meet their commitments would have a material adverse effect on our business, results of operations and financial condition.


THE FAILURE OF COMPUTER SYSTEMS USED BY US OR THIRD PARTIES COULD HARM OUR OPERATIONS AND REVENUES

     The continuing and uninterrupted performance of computer systems used by us, third parties performing services for us and Web site that belong to our network is critical to our success. Customers may become dissatisfied by any system failures that interrupt our ability to deliver programming over our network accurately to the targeted audience and without significant delay to the viewer. Sustained or repeated system failure would reduce the attractiveness of our solutions to our customers. Slower response time or significant disruptions may also result from straining the capacity of the software used in our network or the hardware connected to our network due to an increase in the volume of programming delivered to our network. If these circumstances arise, our efforts to rectify the situation may result in significant additional expenses. To the extent that any capacity constraints or system failures are not adequately addressed, it would adversely effect the delivery of programming to our network, the number of ZapBox views received by our customers and our revenues and we may need to incur additional significant expenses to rectify the situation.

     Similar to all computer and communication systems, systems used in our business could be damaged by earthquake, fire, floods, power loss, telecommunications failures, break-ins and like events. In addition, interruptions in our network programming could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Despite precautions we have taken, unanticipated problems affecting systems supporting our network may at some point in the future cause interruptions in the delivery of programming to our network. Despite security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins and other disruptive problems. Any of these events could lead to interruptions, delays, loss of data or cessation in service to our network. We do not now and will not for the foreseeable future maintain business interruption insurance. Any system failure that causes interruption or an increase in download time of our ZapBox or other Internet properties to Web sites could delay programming to the ZapNetwork and, if sustained or repeated, could reduce the attractiveness of the network to customers.


WE EXPECT TO INCUR SIGNIFICANT EXPENSES FOR COMPENSATION PAID TO ZAPNETWORK MEMBERS UNDER THE ZAPNETWORK UNIQUE USER STOCK BONUS PLAN



     We expect to incur significant charges against earnings for the shares we plan to issue to ZapNetwork members under the ZapNetwork unique user stock bonus plan. We will account for the issuance of these shares at their fair value on the date of issuance. Bonuses under this plan will vest over a fixed period. We expect to expense these charges over the vesting period and that the reduction in net income resulting from these non-cash charges will have a material and adverse impact on earnings.


IF WE ARE UNABLE TO RAISE NECESSARY CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL NEEDS


     Our ability to quickly grow the ZapNetwork will depend on the consideration we are able to offer Web site owners as an incentive to join, and maintain their membership with, the ZapNetwork. One form of incentive consideration which we plan to offer ZapNetwork members is our common stock in the form of unique user stock bonuses. Since our common stock started trading on November 30, 1999, our common stock has been thinly traded. If a more active trading market does not develop in, or develops and is not maintained in our common stock, Web site owners considering joining the ZapNetwork may not view our common stock as attractive incentive for joining and belonging to the network. Under these circumstances, we may be required to use cash in excess of the amount we plan to use to initiate and possibly maintain the growth of our network. In addition, our cash flow may not turn positive when we have projected which may require us to use additional capital to satisfy operating expenses. Under either of these circumstances, we will require additional cash resources.


     We have limited cash resources available and Zapata does not have an obligation to contribute additional funds to us. Although we are not prohibited from raising additional capital by any of the arrangements between Zapata and us, Zapata's control of approximately 98% of our outstanding common stock and the significant potential for percentage dilution of a potential investor's percentage ownership in our common stock presented by our business model may make it difficult for us to raise additional capital in the future or to raise capital on terms favorable to us. Zapata's control may deter potential investors from investing in Zap.Com because Zapata's voting control over Zap.Com will make it more difficult for a third party to acquire us even if a change of control could benefit our stockholders by providing them with a premium over the then current market price of their shares. This may also adversely affect the market value and liquidity of our common stock and our ability to issue additional common stock.

     If we raise additional funds in the future through the issuance of equity, equity-related or debt securities any or all of those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may also experience significant dilution.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED AND BUILDING BRAND IDENTITY IS LIKELY TO BE EXPENSIVE


     We believe that quality recognition and perception of the Zap.Com brands is vital to our success. Development and continued awareness of our brands will depend largely on our success in establishing and maintaining a position as a leading Internet business that operates a high quality network which is valuable to potential advertising customers, and e-commerce partners, potential ZapNetwork members and users of the ZapBox. We cannot assure you that we will be able to establish and maintain this position. In order to promote and maintain our brands, we may incur significant expenses. In addition, the development of our brand names depends, to a significant degree, on the protection of our trademarks and trade names, which cannot be assured. Please see "Risk
Factors -- Our Intellectual Property Rights May Be Difficult to Protect". If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to realize significant revenue and our ability to succeed will be seriously impeded.


OUR INTELLECTUAL PROPERTY RIGHTS MAY BE DIFFICULT TO PROTECT


     We protect our proprietary rights through a combination of patent, copyright, trade secret and trademark law. We have filed a patent application with the United States Patent and Trademark office that is directed at several different aspects of the business processes we plan to employ in our business. We also currently have pending in the United States Patent and Trademark Office applications for the registration of the "Zap.Com," "ZapNetwork," "ZapBox," and "My ZapBox" service marks. In the future we intend to file additional applications with the United States Patent and Trademark Office, and where appropriate, in foreign jurisdictions, to attempt to register trademarks/service marks that we adopt. We also generally enter into confidentiality agreements with our employees, consultants and corporate partners to control access to, and distribution of, proprietary information.



     We cannot assure you that a patent will ever be issued on our pending patent application or that our pending trademark applications will be approved. Further, we can not assure you that if issued or approved, the patent or registered marks will not be successfully challenged by others or invalidated through administrative process or litigation. We also do not know if the pending or future applications will be issued within the scope of the claims sought.



     If a patent is issued on our pending application, it is possible that:


     - if there are variations in the application of the business model claimed in the patent to the products and services we offer in the future, the patent, if issued, may not be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories; and


     - a competitor may develop and utilize a business model that appears similar to the system described in the patent application, but which has sufficient distinctions that it does not fall within the scope of any patent which may arise from this type of application.



     The validity, enforceability and scope of protection of proprietary rights in Internet-related businesses is uncertain and still evolving. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as they do in the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors and third parties may infringe or misappropriate our proprietary rights.

     In addition, claims may be asserted against us in the ordinary course of our business, including claims of unfair competition, dilution or alleged infringement of the trademark/service marks and other intellectual property rights of third parties by us, the ZapNetwork members or strategic partners. For example, Zapata and an affiliated entity were previously named in a trademark infringement and dilution action for use of the "ZAP" mark. Please see
"Business -- Intellectual Property." Further, because patent applications in the United States are not publicly disclosed until the patent is issued, an application may have been filed which relates to our proposed services and processes. Infringement and similar claims and any resulting litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, this type of litigation could be time consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims or litigation commenced by third parties may also result in limitations on our ability to use the trademarks/service marks and other intellectual property unless we enter into arrangements with the third parties responsible for those claims or suits which may be unavailable on commercially reasonable terms.


     In addition, inasmuch as we license a substantial portion of our content from third parties, our exposure to copyright infringement actions, trademark/service mark infringement actions and dilution actions may increase because we must rely upon those third parties for information as to the origin and ownership of the licensed content. We have obtained appropriate representations and indemnities to cover these risks; however, we cannot assure you that the representations are accurate or the indemnities sufficient to compensate for the breach of any of those representations.

IT MAY BE DIFFICULT TO PROTECT OUR DOMAIN NAMES AND ASSOCIATED GOODWILL

     Domain names are Internet addresses for accessing Web sites that are registered with Network Solutions, Inc. We are currently the registered holder of 60 Internet domain names. The most important of these domain names is our home page at www.zap.com. The purpose of registering domain names other than www.zap.com is to provide a medium through which Zap.Com can execute marketing activities. As of the date of this prospectus, we have not developed operational sites for most of these 59 other domain names. If developed, these sites are expected to support and compliment the content of ZapNetwork sites.

     Third parties may submit false registration data to Network Solutions, Inc. attempting to transfer one or more of our domain names to their control. Third parties have challenged our rights to use some of our domain names, and we expect that they will continue to do so. We cannot guarantee you that third parties will not in the future be successful in having transferred to them, or challenging our right to use, domain names which we have registered.

     There is also a possibility of the enactment of laws and/or regulations regarding domain names which could have an adverse effect on our registered domain names. Further, regulatory bodies could make changes to the existing registration system for domain names. Therefore, our domain names may lose their value, or we may have to obtain entirely new domain names in addition to or in lieu of our registered domain names if reform efforts result in a restructuring in the current system. Therefore, we could lose our domain names or be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names, trademarks/service marks and other proprietary rights.

WE MAY HAVE DIFFICULTY INTEGRATING ACQUIRED BUSINESSES OR GENERATING ACCEPTABLE RETURNS FROM FUTURE ACQUISITIONS OR INVESTMENTS

     We may in the future make selective acquisitions or strategic investments in complementary businesses, products, services or technologies. If we buy a company, we could have difficulty in integrating and assimilating that company's operations, technologies, products and personnel. In addition, the key personnel of the acquired company may decide not to work for us, leaving us without any experience in a new market. These difficulties could disrupt our ongoing business and distract our management and employees. We may not successfully overcome these and other problems encountered in connection with potential acquisitions or strategic investments. In addition, an acquisition could materially impair our operating results by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY WHICH COULD CAUSE OUR BUSINESS AND OPERATING RESULTS TO SUFFER


     To meet our growth strategy, our operations must rapidly and significantly expand. This growth will place a substantial strain on our limited management, operational and financial resources and systems. To integrate all Web sites which join our network and to manage the growth of our operations will require the development and implementation of our operational and financial systems, procedures and controls and training, managing and expansion of our employee base. Our management will also be required to establish and maintain relationships with customers, ZapNetwork members and strategic and commercial partners and to maintain control over our strategic direction in a rapidly changing environment. We cannot provide any assurance that we will be able to effectively manage the expansion of our operations or that the systems we develop and implement or procedures or controls that we adopt will be adequate to support the rapid execution necessary to fully exploit the market opportunity we have identified. If we do not manage our growth effectively, our business and operating results may suffer.


OUR MANAGEMENT DOES NOT HAVE EXPERIENCE IN ACQUIRING, BUILDING OR MANAGING AN INTERNET NETWORK

     Our senior management's only experience in managing an Internet related business has been their oversight of Zapata's Word and Charged Webzines. They have not had any previous experience managing a network based Internet company. We cannot guarantee you that our management will be able to effectively implement our business model. To address this, we may add key personnel in the near future. Competition for personnel with Internet experience is intense due to the competitive nature of the job market. If we do not succeed in attracting new employees with the appropriate experience and skills or retaining and motivating our current and future employees, our business could suffer significantly. Please see "Management".

INTERNATIONAL EXPANSION MAY IMPOSE ADDITIONAL COSTS ON US THAT WE MAY NOT BE ABLE TO RECOVER

     We may pursue in the future international operations and international sales and marketing efforts. International operations have inherent risks, including:

     - changes in regulatory requirements;

     - reduced protection for intellectual property rights in some countries;

     - potentially adverse tax consequences;

     - general import/export restrictions relating to encryption technology and/or privacy;

     - difficulties and costs of staffing and managing foreign operations;

     - political and economic instability either domestically or internationally;

     - fluctuations in currency exchange rates; and

     - seasonal reductions in business activity during the summer months in Europe and in other parts of the world.

Each of these risks may impose additional costs on our business which we may not be able to recover.

MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES, LONGER OPERATING HISTORIES, ESTABLISHED CUSTOMER BASES AND BROADER PRODUCT OFFERINGS


     Our initial competitors include DoubleClick and 24/7 Media and other Internet advertising networks and providers of advertising inventory management products and services. Recently, CMGI acquired several Internet advertising and marketing companies, including AdForce, AdKnowledge and Flycast. As a result of these transactions, CMGI now owns several companies, including AdSmart Network and Engage Technologies, that will compete with our network. We also expect to compete against electronic commerce networks like Amazon.com, Shopping.com and E-bay.com. Other potential competitors include large and established companies like Microsoft, America Online, CNET, CNN/Time Warner, Excite@Home, Yahoo!, Disney (which owns the GO Network) and Lycos. Also several companies have developed applications similar to the ZapBox, such as Jotter, MyExcite and Netzero, which use Internet technologies to deliver advertising and access to content to Internet users who sign-up for their services. We will also compete for advertising with Web site publishers as well as traditional media like television, radio, print and outdoor advertising.


     The market for Internet advertising and related products is intensely competitive. We expect our competition to be intense and to continue to increase because there are no substantial barriers to entry. The level of competition is also likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Competition may also increase as a result of industry consolidation. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of our services. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition is likely to put downward pressure on pricing and gross margins. Further, many of our existing and potential competitors have substantially greater financial, technical and marketing resources than we do, longer operating histories, greater name recognition, established customer bases and broader product and service offerings than we do. These factors may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. These competitors may also be able to devote greater resources than we can to the development, promotion and sale of their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web publishers. Our competitors may also develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertising, ad agency and Web publisher customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. As a result, we may be unable to secure and grow a customer base. We cannot assure you that we will be able to compete effectively or that competitive pressures will not adversely affect our business, results of operations or financial condition. Please see "Business -- Competition".

OUR COMPUTER SYSTEMS, AND THE SYSTEMS OF OTHERS WE DEPEND ON, MAY NOT OPERATE PROPERLY BECAUSE OF THE YEAR 2000 PROBLEMS

     Many companies' computer systems, software products and control devices needed to be upgraded or replaced in order to operate properly in the Year 2000 and because of the inability to distinguish 21st century dates from the 20th century dates. Zap.Com was aware of the issues associated with the programming code in existing computer systems as the year 2000 approached.


     As of the date of this prospectus, Zap.Com has not experienced any Year 2000 related disruptions to its computer systems or business operations. If any of these errors or defects do exist, we may incur material expenses to resolve them. Although to date we have not experienced any date related problems with the hardware and software used in our systems, we cannot assure you that such problems may not surface. If these systems do experience date related problems, we could experience a delay in generating revenue, diversion of our resources or incur expenses that could unexpectedly materially adversely affect our financial condition and prospects. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

IF THE WEB INFRASTRUCTURE WERE TO FAIL, WE WOULD NOT BE ABLE TO DELIVER PROGRAMMING TO OUR NETWORK

     Our future success substantially depends, among other things, upon the continued expansion and maintenance of the Web infrastructure as a reliable network backbone on which we can transmit programming to our network. This requires the necessary speed, capacity and security and timely development of enabling products like high speed modems, for providing reliable Web access and services. We can provide no assurance that the Web infrastructure will continue to be able to support the growing demands placed upon it as the Web continues to grow in terms of the number of users, the frequency of users and the increased bandwidth requirements so that the performance or reliability of the Web will not be adversely affected by these demands. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet could also result in slower response times and adversely affect usage of the Web and the effectiveness of our network. In fact, the Web has experienced a variety of outages and other delays due to damage to a portion of its Web infrastructure. Any future outages or delays could adversely impact the Web sites participating in the ZapNetwork. Any outages of this nature or any other failure of the Internet infrastructure to effectively support the expected growth in the Web, could delay the growth of the Internet and adversely affect our revenues and cause us to incur additional operating expenses.

ON-LINE SECURITY BREACHES COULD HARM OUR REPUTATION, OUR ABILITY TO PURSUE E-COMMERCE OPPORTUNITIES AND EXPOSE US TO LIABILITY


     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. As we develop an e-commerce platform, we plan to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information over our network. It is possible that advances in computer capabilities, new discoveries or other developments will result in a compromise or breach of the algorithms that we select for this purpose. This could have a material adverse effect on our business, including our reputation, and our ability to secure and continue e-commerce relationships.


     We may be required to expend significant capital and other resources to protect against the threat of security breaches like this or to alleviate problems caused by these breaches. The public's concern over the security of Internet transactions and the privacy of users may also inhibit the growth of the Web, especially as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information, like credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We can provide no assurance that our security measures will prevent security breaches or that failure to prevent these types of security breaches will not significantly limit our ability to pursue e-commerce opportunities or expose us to third party liability.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, OUR SERVICE WILL BECOME LESS DESIRABLE

     The Internet industry and its markets for commercial activities are characterized by rapidly changing customer and user requirements, frequent new service or product announcements, introductions and enhancements and evolving industry standards and practices. In addition, these market characteristics are heightened by the inclination of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our service offerings to evolving industry standards and to continually improve the performance, features and reliability of our services in response to competitive service offerings and the evolving demands of the marketplace on a timely and cost-effective basis. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure. We cannot assure you that we will be successful in using new technologies effectively or adapting the ZapNetwork to customers, network site members or emerging industry standards. If we are unable to adapt in a timely manner in response to changing market conditions or customer requirements, our services may become less desirable, which could adversely affect our ability to generate and grow revenues.

REGULATORY AND LEGAL UNCERTAINTIES COULD INCREASE OUR COSTS AND DECREASE THE DEMAND FOR OUR SERVICES


     Although there are currently few laws or regulations that specifically regulate activity on the Internet, the number of these laws and regulations applicable to Internet communications, commerce and advertising are increasing. The most recent session of the United States Congress resulted in laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material.



     The applicability to the Internet of existing laws governing issues like intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. The extent to which existing laws relating to issues like property ownership, pornography, libel and personal privacy are applicable to the Internet is uncertain. Some foreign governments, like Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for Zap.Com's service, increase Zap.Com's cost of doing business or otherwise have a material adverse effect on our business and operating results.



PRIVACY CONCERNS MAY PREVENT US FROM COLLECTING DEMOGRAPHIC OR OTHER CONSUMER DATA.



     We employ technology that targets advertising to users through the use of identifying data, or "cookies" and other non-personally-identifying information. The technology we employ enables the use of cookies to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. The effectiveness of our sales and marketing efforts and our targeting capabilities could be impaired if any reduction or limitation develop in the use of cookies under applicable law. To address privacy concerns, some Internet commentators, advocates and governmental bodies seek to limit or eliminate the use of cookies. The effectiveness of technology we employ in delivering targeted advertisements could be limited by any regulation or limitation in the collection or use of information regarding Internet users. The full impact of these regulations is difficult to assess as of the date of this prospectus since many of the limitations are still in the proposal stage. In addition, our ZapBox collects data from users through an online registration process and from other sources.



     We plan to collect and compile information in databases for our product offerings. It is possible that in the future individuals or entities may claim that our collection of this information is illegal. Although we believe that we have the right to use and compile the information in these databases, we cannot assure you that our ability to do so will remain lawful, that any trade secret, copyright or other intellectual property protection will be available for our databases, or that statutory protection that is or becomes available for databases will enhance our rights. In addition, others may claim rights to the information in our databases.



CHANGES IN LAWS AND STANDARDS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS.



     Growing public concern regarding privacy and the collection, distribution and use of information about individuals has led to increased federal and state scrutiny and legislative and regulatory activity. In addition, the high technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact us. The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe.



     This issue is also being considered by various technology and direct marketing industry groups. The Network Advertising Initiative, an industry self-regulatory group comprised of third-party ad servers, has proposed a series of self-regulatory principles. We cannot assure you that the Federal Trade Commission and the Department of Commerce will endorse these principles, and the position that these agencies adopt may be more adverse to us than those currently under discussion. Additional trade associations have also been active. The Online Privacy Alliance is examining fair information practices and may offer proposals for industry acceptance. The Direct Marketing Association the leading trade association of direct marketers, has adopted guidelines regarding the fair use of information which it recommends that industry participants, including us, follow. We are also subject to various federal and state regulations concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, and state laws which limit or preclude the use of voter registration and drivers license information, as well as other laws that govern the collection and use of consumer credit information.



     Although our compliance with applicable federal and state laws, regulations and industry guidelines has not had a material adverse effect on us, governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including antitrust and consumer privacy laws, for us and our clients. These regulations and guidelines could materially and adversely affect the business, financial condition and results of operations of our business. Furthermore, computer users may also use software designed to filter or prevent the delivery of advertising to their computers. We cannot assure you that the number of computer users who employ filtering software will not increase or that additional Web publishers will not seek contractual provisions barring us from developing profiles of users of their Web sites, either of which could materially and adversely affect our business, results of operations and financial condition. Also, as a consequence of governmental legislation or regulation or enforcement efforts or evolving standards of fair information collection practices, we may be required to make changes to our products or services in ways that could diminish the effectiveness of the product or service or its attractiveness to potential customers, which could materially and adversely affect our business, financial condition or results of operations.



IT IS DIFFICULT TO PREDICT WHETHER A MARKET FOR OUR STOCK WILL DEVELOP, AND IF A MARKET DEVELOPS, THE MARKET PRICE OF OUR STOCK IS LIKELY TO CONTINUE TO BE VOLATILE



     Our common stock has been thinly-traded on the otc electronic bulletin board since November 30, 1999 with the daily volume in our shares ranging from 100 shares to 19,800 shares as of April 27, 2000. We cannot assure you that investors will develop an interest in our common stock so that an active trading market develops or, if this occurs, how active that trading market will be or whether it will be sustained. In addition, the market for our securities is highly volatile. Between November 30, 1999 and April 27, 2000, the trading price of our common stock has fluctuated between $0.25 and $12.00 per share. It is likely that the price of our common stock will continue to fluctuate widely in the future. A number of specific factors that may affect the price, liquidity and volatility of our securities, include:


     - the minimal supply of shares eligible for public resale as of the date of this prospectus;

     - actual or anticipated fluctuations in our quarterly operating results;


     - announcements of technological innovations or new services by us or our competitors;


     - announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments and the status of the growth of our network;

     - announcements by third parties of significant claims or proceedings against us;

     - future sales or issuances of equity by us;

     - change in the status of our intellectual property rights;

     - the operating and stock price performance of other comparable companies;



     - that our common stock is not followed by any market analysts as of the date of this prospectus; and



     - operating results that vary from expectations as to our future financial performance or changes in financial estimates for us by securities analysts and investors who may follow our company.


     Any of these factors could adversely affect the trading price and liquidity of our stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many Internet-related and small capitalization companies. Stock prices for Internet-related companies are often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. If our stock price is volatile, a securities class action may be brought against us. Class action litigation could result in substantial costs and divert our management's attention and resources. Any adverse determination in this litigation could also subject us to significant liabilities.


     If at any time the price of our common stock declines below $5.00 and at such time our securities are not then registered on a national securities exchange or quoted in the Nasdaq system and at that time our net assets are below $5,000,000 (or after April 2002, $2,000,000) and our average annual revenue for the previous three years has been less than $6,000,000, our common stock would be considered "penny stock" under the Securities Exchange Act of 1934 and the rules of the SEC. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock regulations adopted by the SEC. These regulations require a broker-dealer, prior to a transaction in a penny stock with customers other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), to provide the customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the common stock held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and adversely affect your ability to sell our securities in the secondary market and the price of our securities in the secondary market.


ZAPATA'S CONTROL AND THE PRESENCE OF INTERLOCKING DIRECTORS AND OFFICERS CREATES POTENTIAL CONFLICTS OF INTEREST AND COULD PREVENT A CHANGE OF CONTROL

     As of the date of this prospectus Zapata owns approximately 98% of our outstanding common stock. As a result, Zapata's directors and officers will be able to control the outcome of substantially all matters submitted to the stockholders for approval, including the election of directors and any proposed merger, liquidation, transfer or encumbrance of a substantial portion of its assets, or amendment to our charter to change our authorized capitalization. This concentration of ownership may also have the effect of delaying or preventing a change in control of Zap.Com even if it would be beneficial to our stockholders. Please see "Principal Stockholders".

     In addition, our executive officers also are directors, officers or employees of Zapata and, in most cases, either own, or hold an option to purchase, equity securities of Zapata. In addition, Malcolm Glazer, who is the father of our President and Chief Executive Officer, Avram Glazer, controls and beneficially owns approximately 44% of Zapata's outstanding common stock. As a result, these executive officers have inherent potential conflicts of interest when making decisions related to transactions between us and Zapata. Zapata's ability to control matters listed above together with the potential conflicts of interest of its executive officers who also serve as executive officers of Zap.Com and our initial Chairman of the Board could adversely affect the trading price and liquidity of our common stock. These factors could limit the price that investors might be willing to pay for our common stock in the future.

     In addition, those persons serving as both our officers and key employees and those of Zapata have not committed to devote any specific percentage of their business time to us. The competing claims upon each officer's time and energies could divert their attention from our affairs, placing additional demands on our resources. The efforts of all or any of these individuals may not be sufficient to meet both our needs and those of Zapata. If we were deprived of access to any key members of our management team, or other personnel, or lost access to these type of services altogether, our business, prospects, results of operations and financial condition could be materially adversely affected.

     On October 20, 1999, we entered into agreements with Zapata, including an investment and distribution agreement, a tax sharing and indemnity agreement, a services agreement and a registration rights agreement for the purpose of defining our on-going relationship with Zapata following Zapata's distribution of our shares on November 12, 1999. Please see "Related Party
Transactions -- Zapata Corporation." We cannot assure you that the terms of these agreements, or the related transactions, are on terms as favorable to us as could have been obtained from unaffiliated third parties.

WE HAVE LIABILITIES AS A MEMBER OF ZAPATA'S CONSOLIDATED TAX GROUP

     We have been, and expect to continue to be, for the foreseeable future, a member of Zapata's consolidated tax group under federal income tax law until the Zap.Com securities held by Zapata do not constitute either 80% of the voting power or the market value of Zap.Com's outstanding stock. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules may apply under state income tax laws. Although we have entered into a tax sharing and indemnity agreement with Zapata, if Zapata or members of its consolidated tax group (other than us and our subsidiaries) fail to pay tax liabilities arising prior to the time that we are no longer a member of Zapata's consolidated tax group, we could be required to make payments in respect of these tax liabilities and these payments could materially adversely affect our financial condition. Please see "Related Party Transactions -- Tax Sharing and Indemnity Agreement."

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, HOLDERS OF OUR COMMON STOCK WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEIR SHARES

     We have paid no dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain any future earnings to fund the development and expansion of our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, holders of our common stock will not be able to receive a return on their shares unless they sell them, which could be difficult unless a more active market develops in our stock. Please see "Dividends" and "Risk Factors -- It is Difficult to Predict Whether a Market For Our Stock Will Develop, and if a Market Develops, the Market Price For Our Stock Will Likely Be Volatile."

THE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE DOCUMENTS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK

     If Zapata were ever to lose voting control over us, provisions within our charter and by-laws could make it more difficult for a third party to gain control of us. This would be true even if a change in control might be beneficial to our stockholders. This could adversely affect the market price of our common stock. These provisions include:

     - the elimination of the right to act by written consent by stockholders after Zapata no longer holds a controlling interest in us;

     - the elimination of the right to call special meetings of the stockholders by stockholders except that Zapata may do so as long as it holds a controlling interest in us;

     - the creation of a staggered board of directors; and,

     - the ability of the board of directors to designate, determine the rights and preferences of, and to issue preferred stock, without stockholder consent, which could adversely affect the rights of our common stockholders.

     Please see "Description of Securities -- Antitakeover Effects of Nevada Law, Charter and By-Law Provisions".

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK WILL IS ELIGIBLE FOR SALE INTO THE MARKET AND THIS COULD DEPRESS OUR STOCK PRICE


     As of the date of this prospectus, we have outstanding 50,000,000 shares of common stock, of which Zapata owns 48,972,258 shares, Malcolm Glazer owns 707,908 shares, Avram Glazer owns 50,020 shares and the public owns 269,814 shares. In addition, we have 3,000,000 shares of common stock reserved for issuance under our 1999 Long-Term Incentive Plan and 2,000,000 shares of our common stock reserved for issuance of shares that may be purchased under the warrants granted to American Internetwork Sports.


     All of our shares distributed by Zapata to its stockholders on November 12, 1999 are freely tradable without restriction or further registration under the federal securities laws unless acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. All of the shares held by Zapata (other than 1,000,000 shares available for sale by Zapata under a separate prospectus), acquired by "affiliates" in Zapata's distribution or by the Glazers in connection with their November 1999 investment are "restricted securities" under the Securities Act and available for resale upon compliance with Rule 144, including the one year holding period and the timing, manner and volume of sales of these shares. In the absence of Rule 144's availability, these shares may only be publicly resold if they are registered or another exemption is available.

     We have registered 1,000,000 shares of Zap.Com common stock for resale by Zapata from time to time under a separate registration statement. We have also granted Zapata registration rights with respect to all of its shares. These registration rights effectively allow Zapata to register and publicly sell all of its shares at any time and to participate as a selling stockholder in future public offerings by Zap.Com.

     The warrants issued to American Internetwork Sports generally vest over three years and expire in November 2004; however, the warrants will accelerate and immediately vest and become exercisable if Zap.Com terminates its consulting agreement with American Internetwork Sports without cause or there is a change in control of Zap.Com. Please see "Related Party Transactions -- American Internetwork Sports Company, LLC." All of the shares issued to American Internetwork Sports upon exercise of the warrants, will be available for public resale under Rule 144 following the expiration of a one year holding period commencing upon the issuance of shares after the exercise of the warrants and compliance with the other requirements of Rule 144. Further, prior to the first anniversary of the issuance of the warrants, Zap.Com is required to register the shares issued upon exercise of the warrants on a registration statement on Form S-8. This registration statement will automatically become effective upon filing and permit unrestricted public resale of these shares.

     In addition, we also intend to file a registration statement on Form S-8 under the Securities Act covering the shares reserved for issuance under the 1999 Long-Term Incentive Plan. This registration statement will also automatically become effective upon filing and permit unrestricted public resale of these shares.


     All of the shares which are issued to ZapNetwork members in connection with this offering will be freely tradable so long as the recipient is not an affiliate of Zap.Com. In addition, we have registered on a shelf basis under the registration statement of which this prospectus forms a part 30,000,000 shares of our common stock for issuance from time to time in the future in connection with acquisitions, mergers, other business combinations, future offerings to Web site owners who apply to join our network, to strategic and commercial partners and in connection with future promotions and other events.



     The sale of a substantial amount of these shares into the market could cause the price of our stock to drop. In addition, sales could create the perception to the public of difficulties or problems with our business. As a result, these sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate.

INVESTORS WILL EXPERIENCE DILUTION WITH FUTURE STOCK ISSUANCES


     We currently intend to finance a significant amount of the growth in the ZapNetwork with shares of our common stock. Under our unique user bonus formula, the number of shares of our common stock to be issued to network members will be a function of trading prices prior to the issuance dates for the unique user bonuses that are being paid through the issuance of our shares and the applicable per share floor price. Accordingly, we can only predict the maximum and not the actual number of shares of common stock to be issued in connection with this offering.



     We may from time to time issue additional shares in the future in connection with promotions and other events. Please see "Business -- Building the ZapNetwork". We currently have 1,500,000,000 authorized shares of common stock. As of the date of this prospectus, we have 50,000,000 shares of common stock outstanding. We will be able to finance our growth, future acquisitions and promotional or other events by issuing significant amounts of additional shares of common stock without obtaining stockholder approval of these issuances, provided we comply with the rules and regulations of any exchange or national market system on which our shares are then listed. As of the date of this prospectus, we have registered under the registration statement of which this prospectus forms a part 30,000,000 shares on a shelf basis for offer and issuance from time to time in connection with future acquisitions and promotions or similar events. To the extent we issue shares of common stock in this manner in the future, existing stockholders will experience dilution in their percentage ownership.



     As of the date of this prospectus, we have reserved 5,000,000 shares of common stock for issuance on the exercise of 2,000,000 warrants issued to American Internetwork Sports and options issued or to be issued under our 1999 Long-Term Incentive Stock Option Plan, including outstanding options for the purchase of 608,000 shares of our common stock. The warrants have an exercise price of $2.00 per share and generally become exercisable annually in equal one third amounts commencing in October 2000. The outstanding options and warrants have a weighted average exercise price of $2.07 per share, vest annually in ratable amounts over three years from the grant date, the first of which was in October 1999 and have a term of five years. The issuance of shares upon the exercise of the above securities will have a dilutive effect on our common stock, which may adversely effect the price of our common stock.



WE MAY TERMINATE YOU AS A MEMBER OF OUR NETWORK IN THE FUTURE, AND IN THAT YOU WILL FORFEIT ALL SHARES TO BE ISSUED IN PAYMENT OF THE UNVESTED PORTION OF YOUR UNIQUE USER BONUSES



     We may terminate ZapNetwork members from our network at our sole discretion at any time within 90 days advance notice, or with 30 days advance notice after the end of any 12 month bonus period. A ZapNetwork member's membership is also terminated if it does not renew its annual ZapNetwork membership agreement. If a ZapNetwork member terminates or is terminated as a member of our network, then its unique user bonuses shall terminate and be forfeited to the extent unvested.



WE INTEND TO RELY ON REPRESENTATIONS, WARRANTIES AND INDEMNITIES IN CONNECTION WITH WEB SITES JOINING THE ZAPNETWORK RATHER THAN DUE DILIGENCE, AND MISREPRESENTATIONS AND BREACHES OF WARRANTIES BY WEB SITE OWNERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR RESULTS OF OPERATION.



     In accepting a Web site owner into the ZapNetwork, we expect to rely upon the representations, warranties and indemnities made by the Web site owner in their ZapNetwork membership agreement with respect to their Web sites and related matters. We do not intend to perform any due diligence investigation in connection with these transactions other than a third party audit of the unique user traffic on the Web site. There can be no assurance that these representations and warranties will be true and correct and material adverse facts relating to the Web sites and related matters may exist that we are unaware of and which could cause harm to us or our network. In addition, any material misrepresentations could have a material adverse effect on our financial condition and results of operations.

THE ZAPNETWORK MEMBERSHIP AGREEMENT MAY VARY AMONG ZAPNETWORK MEMBERS AND ANY MODIFICATIONS MAY PRESENT ADDITIONAL RISKS TO THE ZAPNETWORK MEMBERS TO WHICH THOSE TERMS APPLY



     We reserve the right to negotiate the final terms of the ZapNetwork membership agreement for ZapNetwork members who desire to join the ZapNetwork and these terms may vary from our form of the agreement discussed and summarized in this prospectus. Specific terms negotiated with a particular ZapNetwork members may present risks to that ZapNetwork member not disclosed in this prospectus.



WEB SITE OWNERS WHO JOIN THE ZAPNETWORK WILL NOT KNOW THE EXACT UNIQUE USER BONUSES WHICH THEY MAY EARN AT THE TIME THAT THEY SIGN THE ZAPNETWORK MEMBERSHIP AGREEMENT, NOR WILL THEY KNOW THE NUMBER OF SHARES THEY WILL RECEIVE UNTIL AFTER THE BONUSES ARE FULLY VESTED.



     At the time a Web Site owner joins our network, it will only be able to estimate the unique user stock bonus that it will be eligible to receive under the ZapNetwork unique user stock bonus based on its estimation of its Web site's unique user traffic. The Web site owner will know this only after we deliver to it a bonus certificate. Further, the Web site owner will not know the number of shares that are issuable to it in connection with a unique user bonus until the unique user bonus has fully vested. This is because under our ZapNetwork unique user stock bonus plan, the number of shares that a ZapNetwork member will receive will depend on the average closing price of our common stock on the 20 days prior to each of issuance dates and the applicable per share floor price.



OUR OBLIGATION TO ISSUE SHARES FOR A UNIQUE USER BONUS MAY BE SUSPENDED IF OUR SEC REGISTRATION STATEMENT COVERING THE SHARES OR OUR STATE REGISTRATION OR QUALIFICATION IS NOT EFFECTIVE WHEN THE SHARES ARE TO BE ISSUED OR IF STATE EXEMPTIONS ARE NOT AVAILABLE.



     Shares of our common stock issued to ZapNetwork members on bonus installment issuance dates under the ZapNetwork unique user stock bonus plan will be freely tradeable if: (i) a registration statement under the Securities Act of 1933, as amended, relating to the common stock is then in effect and (ii) the common stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various ZapNetwork members reside. Although we will use our best efforts to maintain the effectiveness of a current registration statement covering the common stock underlying the unique user stock bonuses, there can be no assurance that we will be able to do so. There can also be no assurance that exemptions from the registration or qualification requirements under the laws of the State in which a particular ZapNetwork member resides will be available at the time shares are due the ZapNetwork member or that our shares will be registered under those laws. Although we will use our best efforts to avail ourselves of available exemptions or to register and qualify our shares if they have been previously registered or qualified in your state, there can be no assurance that we will be able to do so. If our registration statement with the SEC is not effective or if appropriate exemptions are not available or State registrations or qualifications in effect, then Zap.Com will have no duty to issue shares or satisfy unique users bonuses due under ZapNetwork members.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements can be identified in some cases by the use of forward-looking terminology like "may," "will," "should," "expect," "anticipate," "estimate," "plan," "intend," "believe," "predicts," potential," "continue" and the negative of such terms or other similar or comparable terminology. These statements discuss future expectations and predictions and other forward-looking information. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our expectations will be correct. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                  THE OFFERING



     As an incentive to join and remain a member of the ZapNetwork, we are offering to Web site owners who join our network shares of our common stock covered by this prospectus under the ZapNetwork unique user stock bonus plan. The terms of the ZapNetwork unique user stock bonus plan are contained in the ZapNetwork membership agreement provided by Zap.Com to solicited Web site owners. See "The Offering -- ZapNetwork Membership Agreement".



     We will begin soliciting Web site owners in the ZapNetwork unique user stock bonus program as soon as practical after the registration statement, of which this prospectus forms a part, becomes effective. We will end the offering on the date on which all of the shares offered by this prospectus have been committed to stock bonuses under the plan based on the applicable per share floor price. We reserve the right to withdraw or end this offering at any time.



ZAPNETWORK MEMBERSHIP AGREEMENT



     The ZapNetwork membership agreement is the instrument in which a Web site owner will become a ZapNetwork member and grant us rights that entitle us to, among other things, deploy on its Web site our proprietary Web application, the ZapBox. A copy of the form of this agreement is set forth in Annex A to this prospectus. We reserve the right to agree with any ZapNetwork member to different terms than those set forth in the form ZapNetwork membership agreement and we do not intend to provide a supplement to this prospectus for any change made to the form of agreement presented to a ZapNetwork member. The following summary description of the ZapNetwork membership agreement is of the form agreement. This description is qualified in its entirety by reference to the ZapNetwork membership agreement provided to you with this prospectus as it may be modified by addendum. You are encouraged to read the agreement in its entirety.



Acceptance Into The ZapNetwork



     Each Web site owner who chooses to join our ZapNetwork must execute and deliver to us a ZapNetwork membership agreement. Please see "Plan of Distribution -- How Do I Join the ZapNetwork." We may in our sole discretion accept or reject any agreement submitted to us by a Web site owner.



Zap.Com's Display Rights



     Under the ZapNetwork membership agreement, each ZapNetwork member will grant us the right to have at all times the ZapBox appear and be immediately and fully apparent and prominently displayed without scrolling on each and every page of it's Web site. This deployment must be accomplished when the page is viewed in 600 x 800 pixel (or higher) resolution or any applicable industry standard. The ZapBox, however, may not exceed twenty percent (20%) of the initial viewing area of each and every page of the Web site. There is, however, no limitation on the size of any Internet properties emanating from the ZapBox that are invoked by user initiated functionality. The agreement provides that we will have sole control and discretion over all aspects of the Internet property deployed on the Web site, including functionality, content, ad serving and "look and feel". The ZapNetwork member will retain control over all other aspects of the Web site and will be entitled to object to any advertising being placed on the ZapBox displayed on its site.



Member Compensation



     ZapNetwork members will be eligible to receive revenue sharing payments based on banner advertising generated from their sites and if participating in the ZapNetwork unique user stock bonus plan, stock bonuses which vest and are issuable over a three-year period. A unique user stock bonus is available to participating ZapNetwork members for each 12 month period that they are a member of the network following delivery to them of their initial stock bonus certificate. Thus, after their first 12 month bonus period ZapNetwork members will have up to three bonuses vesting. A member's 12 month bonus will equal $1.00 multiplied by the number of monthly unique users estimated to visit the member's Web site in the course of a month. For the initial 12 month bonus period, we will estimate this figure for a particular month which ends within 60 days after you join the ZapNetwork, as selected by us. For each subsequent 12 month bonus period after the initial bonus period, we will determine the number of average monthly unique users for your Web site based on the sites' traffic during the immediately preceding bonus period. Our estimation of a Web site's monthly unique users will be verified by a third party selected by us through an analysis of log files generated by the ZapBox or through such other method as we select.



     We will notify a ZapNetwork member of the unique user bonus which it will be eligible to receive (subject to vesting) for each 12 month bonus period by delivery of a bonus certificate to the ZapNetwork member. We will deliver the first bonus certificate within 60 days after a Web site owner joins the ZapNetwork. For all bonus periods commencing after the first bonus period we will deliver to the ZapNetwork member a bonus certificate within 30 days of the commencement of the bonus period.



     Each unique user bonus will vest over the three year period following the commencement of the bonus period for which the bonus is established. The maximum amount that will vest will equal 25%, 25% and 50% of the unique user bonus for the first, second and third 12 month periods following the commencement of the bonus period. These amounts will vest during each of these 12 month periods on a pro rata basis based on the number of days that have elapsed compared to 365 days. Upon termination of the agreement, all vesting shall cease and the unvested portion of any unique user bonuses shall terminate and be forfeited and the ZapNetwork member shall have no further rights with respect to that portion of their bonuses.



     Under the ZapNetwork unique user stock bonus plan, on the last day of each of the following calendar months the percentage of each unique user bonus set opposite those months shall be issuable:



                                          PERCENTAGE OF
               NUMBER OF MONTHS            UNIQUE USER
   BONUS      AFTER COMMENCEMENT       BONUS DUE ON BONUS
INSTALLMENT   OF THE BONUS PERIOD   INSTALLMENT ISSUANCE DATE
-----------   -------------------   -------------------------
     1                12                       25%
     2                24                       25%
     3                36                       50%



     Unique user bonuses will be payable only with the issuance of shares of common stock offered by this prospectus. The number of shares to be issued on a bonus installment issuance date will equal the bonus installment dollar amount due on that date divided by the greater of the average closing price of our stock during the 20 days ending on the bonus installment issuance date and the per share floor price last set by the Zap.Com Board of Directors prior to the commencement of the bonus period. As of the date of this prospectus, the per share floor price last set by the Board was $5.00.



     Within 45 days following each bonus installment issuance date, we will deliver the shares due on that date either via electronic transfer to the ZapNetwork member's brokerage account or by mailing a stock certificate to the ZapNetwork member. Until the certificates are issued or the electronic transfer is made, the ZapNetwork member will not be a record or beneficial holder of the shares. Fractional shares will not be issued, but will be eliminated from the unique user bonus due the ZapNetwork member. The market price of Zap.Com common shares that a ZapNetwork member is due on each issuance date may fluctuate before the ZapNetwork member receives ownership and control over the shares.



     We have included below a table to illustrate the total payment and number of Zap.Com common shares that a ZapNetwork member would receive under the ZapNetwork unique user stock bonus plan for a given bonus period based on the stated assumptions. For the purposes of the following table, we have assumed that the 20-day average closing stock price of Zap.Com common stock at the three bonus installment issuance dates of $10.00, $20.00 and $25.00, respectively, and the per share floor price is $5.00. We have also assumed that the Web site owner remains a member of the ZapNetwork for the entire three year vesting period.

                 BONUS INSTALLMENT ISSUANCE ILLUSTRATION NO. 1



                                                                    ISSUANCE DATES
                                                              ---------------------------
                                                                12        24        36
                                                              MONTHS    MONTHS    MONTHS     TOTALS
                                                              -------   -------   -------   --------
Percentage of Unique User Bonus Issuable....................      25%       25%       50%       100%
Unique User Bonus Installment Dollar Amount.................  $25,000   $25,000   $50,000         --
20-Day Average Closing Stock Price..........................  $ 10.00   $ 20.00   $ 25.00         --
Number of Shares Issued.....................................    2,500     1,250     2,000      5,750
Value of Shares Issued on Issuance Date.....................  $25,000   $25,000   $50,000   $100,000



     We have included below a second table to illustrate the effects of the per share floor price on the total number of Zap.Com common shares that a ZapNetwork member would receive for a $100,000 unique user bonus. In particular, this table illustrates that if the 20-day average closing price of Zap.Com's common stock falls below the applicable per share floor price at any of the three bonus installment issuance dates, then the aggregate total dollar amount received by the ZapNetwork member as of the issuance dates will be lower than the bonus amount stated in the bonus certificate originally delivered to the ZapNetwork member for a 12 month bonus period. For the purposes of this table, we have assumed that the 20-day average closing price of Zap.Com common stock at the three issuance dates is $5.00, $4.00 and $10.00, respectively, and that the per share floor price is $5.00. We have also assumed that the Web site owner remains a member of the ZapNetwork for the entire three year vesting period.



                 BONUS INSTALLMENT ISSUANCE ILLUSTRATION NO. 2



                                                                    ISSUANCE DATES
                                                              ---------------------------
                                                                12        24        36
                                                              MONTHS    MONTHS    MONTHS     TOTALS
                                                              -------   -------   -------   --------
Percentage of Unique User Bonus Issuable....................      25%       25%       50%       100%
Unique User Bonus Installment Dollar Amount.................  $25,000   $25,000   $50,000         --
20-day Average Closing Stock Price..........................  $  5.00   $  4.00   $ 10.00         --
Number of Shares Issued.....................................    5,000     5,000     5,000     15,000
Value of Shares Issued on Issuance Date.....................  $25,000   $20,000   $50,000   $ 95,000



     These tables are included for illustrative purposes only. The actual 20-day average closing stock prices will not be known until the close of trading on each of the bonus installment issuance dates. We cannot predict what the Zap.Com stock closing price will be during the period prior to any bonus installment issuance date. There may be significant fluctuations in Zap.Com's stock price after the commencement of any bonus period, and any change in Zap.Com's stock price after that date and prior to the time that a member receives Zap.Com shares should not be viewed as representative of what the stock price will be when the member receives its shares.



  Other Terms



     The ZapNetwork membership agreement also includes, among other terms and conditions:



     - Representations and warranties by the ZapNetwork member as to its form of organization, the lack of conflict with any third party agreement and that the member has received and reviewed this prospectus and all supplements.



     - Covenants by the ZapNetwork member to: continue to operate its Web site consistent with the site's historic operations and content quality; exclude objectionable material from its Web site; and maintain and not use Zap.Com's confidential information.



     - A covenant by the ZapNetwork member, at its own expense, via the Internet to provide Zap.Com with access to its log files for its Web site and any reports generated from them and to furnish Zap.Com with any and all reports of subscribership, viewership, advertisement inventory and usage, reviews and audience studies, deliveries, census requirements, and other information regarding the Web site available to the ZapNetwork member that may be useful to Zap.Com for any purposes, including promoting the ZapNetwork.



     - A covenant by the ZapNetwork member to include in all of its advertising and promotional materials (i.e., sales literature, off-line or on-line promotional materials, print, TV, radio, etc.) a graphic or text to be spoken, indicating that the Web site is a part of the ZapNetwork.



     - A covenant by the ZapNetwork member to not artificially inflate its traffic counts using a device, program or other means and to not place the ZapBox on pages that are unrelated to the Web site.



     - A covenant by ZapNetwork member to exercise best efforts to have its Web site fully operational at all times.



     - An indemnity by the ZapNetwork member in favor of Zap.Com regarding the representations and warranties contained in the ZapNetwork member agreement and third-party claims arising from the operation of the Web site by the ZapNetwork member with a right, at Zap.Com's election, to offset the amounts due Zap.Com under the indemnity against compensation due the ZapNetwork member under the ZapNetwork membership agreement.



  Term and Termination



     The ZapNetwork membership agreement will become effective upon Zap.Com's acceptance of a Web site into the ZapNetwork and shall remain in effect until terminated. Zap.Com may terminate the ZapNetwork agreement immediately for any reason prior to the delivery of the first bonus certificate by written notice to the ZapNetwork member and thereafter on 90 days advance written notice to the ZapNetwork member. Zap.Com may also terminate the ZapNetwork membership agreement at any time upon written notice to the ZapNetwork member if the ZapNetwork member breaches any of its representations, warranties, or covenants in the ZapNetwork membership agreement, or becomes subject to bankruptcy or insolvency. The ZapNetwork member may terminate the ZapNetwork membership agreement at any time on 90 days advance written notice to Zap.Com. Upon termination of the ZapNetwork agreement, Zap.Com will issue shares as payment of the ZapNetwork member's vested unique user stock bonuses that have not yet been issued and will pay the ZapNetwork member any unpaid revenue sharing payments based on banner advertising generated from their site.


Miscellaneous


     The ZapNetwork membership agreement is governed by New York law and any dispute under the agreement involving the parties must be adjudicated in a New York state or federal court located in Monroe county New York. The agreement may not be assigned by the ZapNetwork member except in connection with the sale of its web site. Zap.Com may transfer or assign any and all of its rights under the agreement. The ZapNetwork membership agreement provides that in the event that the ZapNetwork member breaches its covenants, Zap.Com will be entitled to enforce its rights through specific performance. The ZapNetwork membership agreement may only be modified by a written instrument signed by both parties.

                              PLAN OF DISTRIBUTION



     We have not retained an independent broker-dealer to solicit Web sites and assist us in this offering. We intend to solicit Web site owners to join our network and to participate in the ZapNetwork unique user stock bonus plan only through our officers and direct mail and appropriate on-line and off-line advertising. We may at any time make presentations to, or otherwise be engaged in discussions with one or more candidates for the ZapNetwork.



     None of the officers participating in the offering being made with this prospectus are registered or licensed as a broker or dealer or an agent of a broker or dealer under Section 15 of the Securities Exchange Act of 1934. We will not pay commissions or additional compensation in connection with sales of shares by our officers. Further, we intend to satisfy the safe harbor provisions of Rule 3a4-1 of the Exchange Act to ensure that our officers will not be deemed "brokers," as defined in the Exchange Act, because of their actions in connection with the offering.



     In addition to this prospectus, Web site owners who are solicited to join our network and to participate in the ZapNetwork unique user stock bonus plan will be provided with a package, generally consisting of a cover letter, a brochure, a ZapNetwork membership agreement and a summary of terms or comparable materials. The cover letter will direct the Web site owners to http://www.zap.com/prospectussupplement, which will require their consent to receive a prospectus supplement on line and will display any supplements to this prospectus. We may also use other sales materials, including, speeches for public seminars, audio, video and slide presentations, invitations to attend public seminars, prospecting letters, mailing cards, articles and publications concerning ZapNetwork, so called "tombstone" advertisements and a Web site. The offering of shares under the ZapNetwork unique user plan, however, is made only by means of this prospectus. Although the information contained in the supplemental materials do not conflict with any of the information contained in this prospectus, these materials do not purport to be complete, and should not be considered as part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference, or as forming the basis of the offering of the shares which are offered by this prospectus.



     We will offer and sell our shares only to Web site owners located in those states where, if required, we have registered or qualified the shares being offered under this prospectus for sale or where an exemption is available for offering and issuing the shares and our officers have registered as brokers, salesmen or agents, as appropriate and required. As of the date of this prospectus, we intend to offer and sell shares in this offering only to Web site owners residing in the States of Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Louisiana, Mississippi, Nevada, New York, Oregon, Rhode Island, South Carolina, Utah, Washington, Wisconsin and Wyoming. We have filed appropriate registrations for this offering and for our officers (or for appropriate waivers for the registration) in all of the other states (except for Texas), but these registrations are not yet effective and there can be no assurance that they will become effective. We intend to supplement this prospectus with any additional states in which all appropriate registrations become effective after the date of this prospectus.



HOW YOU CAN JOIN THE ZAPNETWORK



     In order to join the ZapNetwork and be eligible to receive shares offered under the ZapNetwork unique user stock bonus plan, you must:



     - read this prospectus and any prospectus supplement appearing at http:/www.zap.com
      /prospectussupplement;



     - complete, sign and submit to us the ZapNetwork membership agreement; and



     We must accept your signal ZapNetwork membership agreement and return a fully executed copy of the agreement to you.

     We will only consider a Web site owner's and ZapNetwork membership agreement if:



     - an executed ZapNetwork membership agreement has been submitted to us;



     - the ZapNetwork membership agreement has been properly signed and dated;
       and



     - the signed ZapNetwork membership agreement has been received before the expiration of the offering.



     After being submitted to Zap.Com, a prospective member's ZapNetwork membership agreement can be withdrawn prior to acceptance by Zap.Com on three days notice to Zap.Com. No offer to join the ZapNetwork shall be deemed accepted and no ZapNetwork membership agreement shall be binding on Zap.Com unless and until it is accepted by Zap.Com. Zap.Com may only accept a Web site owner's ZapNetwork membership agreement by having an officer of Zap.Com sign and return one of the agreements to the Web site owner. If accepted, we will promptly return a copy of the countersigned ZapNetwork membership agreement to the ZapNetwork member.



     Zap.Com may, in its sole discretion, refuse to admit any Web site owner to the ZapNetwork and reject any offer to join the network for any reason. Zap.Com may be required to reject a Web site owner's offer to join the ZapNetwork if the offering is not registered in the state in which the applying Web site owner resides or the Web site owner does not otherwise meet a state imposed requirement or if Zap.Com's officers are not properly registered as a broker, salesman or agent in the state where the Web site owner resides. If Zap.Com has not notified a Web site owner that it has been admitted as a member of the network within 60 days after the Web site owner first submits its signed ZapNetwork membership agreement to us, then it's offer to join the network will be deemed rejected by Zap.Com and will be null and void and not capable of acceptance.



     If you have any questions regarding joining the ZapNetwork, please call ZapMember Services at 1-877-3-zapcom or 1-877-392-7266.

                                USE OF PROCEEDS


     Zap.Com will not receive any cash proceeds from the issuance and sale of shares offered in this prospectus.


                                DIVIDEND POLICY

     Zap.Com has not declared or paid any cash dividends on its common stock since its inception and does not expect to pay any cash dividends on its common stock in the foreseeable future. Zap.Com currently intends to retain future earnings, if any, to finance the expansion of its business.


                                    DILUTION



     Our ZapNetwork members who receive shares of our common stock covered by this prospectus will experience no dilution since they will make no monetary payment for those shares under the terms of the ZapNetwork unique user stock bonus plan.


                     PRICE RANGE OF ZAP.COM'S COMMON STOCK


     Our common stock began trading on the over-the-counter electronic bulletin board maintained by the NASD under the symbol "ZPCM" on November 30, 1999. We believe that approximately five dealers are engaged in making a market in our common stock. The electronic bulletin board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The electronic bulletin board market quotations reflect inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. Prior to November 30, 1999, no active trading market existed for our common stock. The market for our common stock is highly volatile. The following table presents quarterly high and low closing prices for our common stock reported by the electronic bulletin board.



                                                              HIGH PRICE    LOW PRICE
                                                              ----------    ---------
1999
  Fourth Quarter (November 30, 1999
     through December 31, 1999).............................   $ 10.75        $2.25
2000
  First Quarter (January 1, 2000
     through March 31, 2000)................................   $10.875        $5.50
  Second Quarter (April 1, 2000
     through April 27, 2000)................................   $ 6.875        $5.50



     On April 25, 2000, the last sale price reported on the electronic bulletin board for our common stock was $6.00. As of April 27, 2000, there were 1,685 holders of record of our common stock.

                                 CAPITALIZATION

     The following table presents the capitalization of Zap.Com as of December 31, 1999. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and the notes included elsewhere in this prospectus.


                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Common stock, $.001 par value, 1,500,000,000 shares
  authorized, 50,000,000 issued and outstanding as of
  December 31, 1999.........................................        50,000
Additional paid in capital..................................    21,549,996
Preferred stock, $0.01 par value, 150,000,000 shares
  authorized, 0 shares issued and outstanding as of December
  31, 1999..................................................            --
Deficit accumulated during the development stage............    (3,535,733)
Deferred consulting expense.................................   (10,328,720)
                                                              ------------
  Total stockholders' equity(1).............................  $  7,735,543
                                                              ============


---------------

(1) The pro forma effect for the assumed issuance of the shares covered by this prospectus and offered under the ZapNetwork unique user stock bonus plan has not been presented due to the variable nature of the number of shares to be issued under this plan. After stock bonuses are established for ZapNetwork members, we will account for the commitment to issue shares for those bonuses and the associated expense at their minimum value as prescribed by the principles of the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services". Accordingly, the minimum fair value of these shares will be recorded under total stockholders' (deficit) equity as "Obligation to issue common stock for ZapNetwork unique user stock bonuses" during the three year vesting period for these stock bonuses. At the time the shares are issued to ZapNetwork members, the amount accrued for the bonus for which the shares are issued will be reclassified into "common stock" and "additional paid in capital" based on the shares' then current fair value. If the per share floor price is $5.00 throughout the offering, then the maximum value of the shares to be issued under the ZapNetwork unique user stock bonus plan for financial statement reporting purposes will be $100 million. This figure will be reduced if the per share value of the shares issued to ZapNetwork members in satisfaction of unique user stock bonuses based on the 20-day average closing price for our shares ending on each of the three issuance dates for the stock bonuses is below the applicable per share floor price. Please see "The Offering -- ZapNetwork membership Agreement."

                    STOCKHOLDER RETURN AND PERFORMANCE GRAPH



     Presented below is a line graph comparing the percent change in the cumulative total stockholder return on our common stock against the Russell 2000 Index and the Chase Hambrecht & Quist Internet 100 Index. The graph assumes that $100 was invested in our common stock and each index on November 30, 1999 and the reinvestment of all dividends.



                     COMPARISON OF CUMULATIVE TOTAL RETURN


                 AMONG ZAP.COM CORPORATION, RUSSELL 2000 INDEX,


                     AND THE CHASE H & Q INTERNET 100 INDEX


                            SINCE NOVEMBER 30, 1999


                                                         ZAP.COM                                               CHASE H & Q
                                                       CORPORATION                RUSSELL 2000                INTERNET 100
                                                       -----------                ------------                ------------
Nov 99                                                   100.00                      100.00                      100.00
Dec 99                                                   255.56                      103.07                      138.91

                            SELECTED FINANCIAL DATA

     The following tables set forth selected financial data derived from our audited financial statements. The audited balance sheets as of December 31, 1998 and December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the periods then ended and the accompanying notes are included elsewhere in this prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


                                                                                          CUMULATIVE
                                           FROM APRIL 2, 1998                         FROM APRIL 2, 1999
                                           (DATE OF INCEPTION)         FOR THE        (DATE OF INCEPTION)
                                                 THROUGH             YEAR ENDED             THROUGH
                                            DECEMBER 31, 1998     DECEMBER 31, 1999    DECEMBER 31, 1999
                                           -------------------    -----------------   -------------------
STATEMENT OF OPERATIONS DATA:
Revenues.................................      $        --           $        --          $        --
Cost of revenues.........................               --               141,160              141,160
                                               -----------           -----------          -----------
          Gross Profit...................               --              (141,160)            (141,160)
Operating expenses:
  Product development....................               --                52,388               52,388
  Sales and marketing....................               --             1,696,539            1,696,539
  General and administrative.............              793             1,690,907(1)         1,691,700
  Depreciation...........................               --                 8,105                8,105
                                               -----------           -----------          -----------
          Total operating expenses.......              793             3,447,939            3,448,732
                                               -----------           -----------          -----------
          Loss from operations...........             (793)           (3,589,099)          (3,589,892)
Interest income..........................               --                54,159               54,159
                                               -----------           -----------          -----------
Loss before income taxes.................             (793)           (3,534,940)          (3,535,733)
Benefit from income taxes................               --                    --                   --
                                               -----------           -----------          -----------
Net loss.................................      $      (793)          $(3,534,940)         $(3,535,733)
                                               ===========           ===========          ===========
Per share data (basic and diluted):
  Net loss per share.....................      $      (.00)          $      (.07)         $      (.07)
                                               ===========           ===========          ===========
  Average common shares and common share
     equivalents outstanding.............       49,450,000            49,525,342           49,493,036
                                               ===========           ===========          ===========


---------------

(1) Includes approximately $325,000 of costs incurred in connection with a rights offering abandoned by Zap.Com in September 1999.



                                                                 AS OF           AS OF
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $  --         $7,579,363
  Total assets..............................................        --          8,488,748
  Total liabilities.........................................       783            753,205
  Total stockholders' (deficit) equity(1)...................      (783)         7,735,543


------------------------

(1) See Note 1 to Capitalization table under "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW AND RESULTS OF OPERATIONS


     Zap.Com is a development stage company that seeks to build its network, the ZapNetwork, into a global network of independently owned Web sites that deploy our Web application, the ZapBox. We intend to distribute advertising and e-commerce opportunities over the ZapNetwork. Currently, the ZapNetwork currently consists of Web sites owned and operated by Zapata: www.charged.com, www.word.com and www.pixeltime.com. and Zap.Com's home page, www.zap.com. Zapata has agreed to continue this arrangement at its discretion with no legal or other financial obligations.



     From inception on April 2, 1998 through November 12, 1999, Zap.Com operated as a wholly-owned subsidiary of Zapata. On November 12, 1999, Zap.Com became a public company when Zapata distributed 477,742 shares of our common stock to its stockholders. On November 30, 1999, our common stock began trading on the NASD's over-the-counter electronic bulletin board under the symbol "ZPCM."



     Since its inception, Zap.Com's operations have consisted primarily of organizational and capital raising activities, research and analysis with respect to Internet industry opportunities, the development of strategic and commercial relationships, the development and launch of our home page at www.zap.com and ZapBox releases 1.0 and 2.0 and the acquisition and implementation of the technology necessary to operate the ZapNetwork. This limited operating history makes it difficult to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, operating within the relatively new and rapidly evolving Internet environment. Our risks include, but are not limited to, an evolving and unpredictable business model, proper management of our growth, the development and implementation of future ZapBox releases, the establishment and continuation of strategic and commercial relationships, increasing our employee base, growing and maintaining the ZapNetwork, attracting and retaining advertising customers and e-commerce partners, and the anticipation of, and adaptation to changes in our market and competitive developments. Please see "Risk Factors". We cannot assure anyone that we will be successful in addressing these or any other risks, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.



     Zap.Com does not presently have any source of revenue. Our future revenues are expected to be generated from advertising placed on the ZapBox and electronic commerce transacted within the ZapBox. Zap.Com's ability to generate revenue from these activities will depend on its ability to contract with Web site owners to join the ZapNetwork, to successfully market the ZapBox to potential advertising customers, to establish e-commerce technological capabilities within the ZapBox and to establish and maintain relationships with vendors and distributors for the sale and distribution of products. Zap.Com cannot predict whether Web site owners will want to join the ZapNetwork. If Zap.Com is unable to attract a sufficient number of Web site owners to join its network, it will not be able to generate sufficient revenues to become profitable. Please see "Risk Factors -- We Have No Present Source of Revenues; To Generate Revenues, We Will Need to Grow Our Network and We Cannot Guarantee That This Will Occur."



     On October 20, 1999, Zap.Com granted to Zap.Com executives or key employees options to purchase up to 578,000 shares of Zap.Com common stock at a $2.00 per share exercise price. In addition, on October 20, 1999 Zap.Com granted American Internetwork Sports stock warrants for the purchase of up to 2,000,000 shares of Zap.Com common stock at a $2.00 per share exercise price in consideration for a three year commitment to provide sports related consulting services. On January 27, 2000, Zap.Com granted to a Zap.Com executive options to purchase an additional 25,000 shares of Zap.Com common stock at a $9.00 per share exercise price and on January 14, 2000, Zap.Com granted to an officer of Zap.Com options to purchase an additional 5,000 shares of common stock at a $5.50 per share exercise price. These options and the warrant will generally vest ratably on an annual basis on the first three anniversaries of their issuance and have five year terms.

     Zap.Com accounts for the options pursuant to the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees" and has included in the notes to the financial statements the pro-forma disclosure provisions prescribed by Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation." In management's opinion, the exercise price of the options was equal to or below the fair value of Zap.Com's common stock on the date of grant and, accordingly, no compensation charge was recorded in connection with the grant of these options. Zap.Com accounts for the warrants in accordance with EITF Issue No. 96-18. Accordingly, Zap.Com records non-cash expense based on the then current fair value of the warrants at the end of each reporting period with adjustment of prior expense to actual expense at each vesting date. Zap.Com anticipates incurring significant additional charges against earnings in connection with these warrants in future periods if the trading price of Zap.Com's stock increases because these increases will increase the then current fair value of the warrants.



     From the date of inception through December 31, 1999 Zap.Com incurred expenses and a cumulative operating loss of approximately $3,536,000, consisting primarily of payroll, legal, accounting and consulting fees, and marketing and development costs. Of this amount, approximately $325,000 is attributable to the rights offering that Zap.Com abandoned during September 1999, and approximately $1,171,000 of the marketing expenses was attributable to a non-cash charge associated with the warrants issued to American Internetwork sports. Since its inception, Zapata has provided Zap.Com with all of the administrative personnel and services which it has required on an estimated cost basis. The total cost of these services through December 31, 1999 was approximately $369,000.



     Zap.Com expects that during the year 2000 it will significantly increase the levels of its expenditures in connection with the continuing development of the ZapBox and the supporting infrastructure for the ZapNetwork, the hiring of additional employees and the expansion of its business. Further, during this and future periods, Zap.Com also anticipates that it will incur significant charges against earnings as a result of consideration to be paid ZapNetwork members and from stock which may be issued in connection with promotions or other events. Please see "Risk Factors -- We Expect to Incur Significant Expenses For Compensation Paid to ZapNetwork members For Participating In Our Network." As of the date of this prospectus, Zap.Com does not have any agreement, understanding or arrangement with any Web site owners to join the network. At any given time, however, we may be in discussions or negotiations regarding any of these opportunities.



     Until Zap.Com begins to recognize revenue from operations, we will continue to be considered in the development stage. Zap.Com anticipates that for the foreseeable future, it will incur substantial operating losses. The extent of losses will depend, in part, on the amount and rates of growth in our revenue from advertisers, e-commerce relationships and other customers. As a result, we will need to generate significant revenue if profitability is to be achieved. To the extent that revenue does not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, if we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability. See "Risk Factors -- Our Lack Of An Operating History Makes It Difficult To Evaluate Our Business And Prospects" and "-- We Anticipate Significant Losses for the Foreseeable Future."



     We also believe that our revenue will be influenced by seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. We also anticipate that e-commerce activity will trend higher in the fourth quarter. In addition, our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. Please see "Risk Factors -- We May Fail to Meet Market Expectations Because of Fluctuation In Our Quarterly Operating Results Which Could Cause Our Stock Price to Decline".

LIQUIDITY AND CAPITAL RESOURCES


     In November 1999, Zapata contributed to Zap.Com $8,000,000 in cash and forgave $1,000,000 in inter-company debt. Also in November 1999, Malcolm Glazer and Avram Glazer contributed $1,100,000 in cash as payment for 550,000 shares of Zap.Com common stock. The proceeds from these investments and the forgiven loan have been, and are being used by Zap.Com to finance the development of e-commerce as a source of cash, the ZapBox and operational expenses associated with the implementation of its business plan. As of April 27, 2000, Zap.Com had approximately $5.8 million in cash and cash equivalents.



     As of the date of this prospectus Zap.Com does not have a source of revenues and it will not have revenues until customer contracts have been secured and e-commerce relationships established. Zap.Com does not expect to secure customer contracts until the ZapNetwork has grown to a size which makes sales commercially feasible. We cannot predict when Zap.Com will commence advertising sales or e-commerce transactions or begin to recognize revenues. Please see "Risk Factors -- We Have No Present Source of Revenue; To Generate Revenues We Will Need to Grow Our Network and We Cannot Guarantee That This Will Occur."



     Due to its lack of revenues and the costs it has incurred in implementing its business plan to date, Zap.Com has experienced negative cash flow. Zap.Com expects the negative cash flow to continue for at least the next 12 months or until sufficient sales are made. Zap.Com currently expects that the proceeds from the investments made by Zapata and the Glazers will be sufficient to support its growth and operations at least through December 31, 2000.



     If sufficient sales are not made in the next 12 months, Zap.Com will need to significantly reduce operational expenses. As of the date of this prospectus, Zap.Com has contractual commitments for approximately $1 million over the next 12 months. To the extent that revenue does not grow at anticipated rates, or that increases in operating expenses are not followed by commensurate increases in revenue, or if we are unable to adjust operating expense levels accordingly, we will continue to experience negative cash flow and will need to raise additional capital to fully implement our business plan. Future additional capital could also be required during this period if unexpected costs arise or if we pursue ventures that enhance or accelerate our business development. If additional capital requirements arise, we will need to raise additional funds.



     In order to facilitate the initial growth of our network over the next 12 months, we plan to offer a limited amount of cash to Web site owners to induce them to join our network. Zap.Com also plans to issue common stock to ZapNetwork members who participate in the ZapNetwork unique user stock bonus plan. Please see "Business -- Building The ZapNetwork". This plan is intended to attract Web site owners to our network and to retain them as members. To date, trading in our common stock has been thin. We cannot assure you that a more active trading market for our common stock will develop or if it does develop, that it will be sustained. Please see "Risk Factors -- It is Difficult to Predict Whether a Market For Our Stock Will Develop and If a Market Develops, the Market Price of Our Stock Will Likely Continue to be Volatile." We believe that the attraction to Web site owners of our unique user stock bonus plan will depend upon the development of an active trading market in our stock, prevailing market conditions, the market price of our common stock and other factors over which we have no control, as well as our financial condition and results of operation. If Web site owners do not perceive Zap.Com common stock as an attractive incentive to join and retain their memberships in the ZapNetwork, Zap.Com may need to raise additional funds to facilitate the growth of the ZapNetwork.


     We cannot guarantee that Zap.Com will be able to raise sufficient capital if additional funds are necessary, or, if it can, that it will be able to do so on terms that it deems acceptable. In particular, potential investors may be unwilling to invest in Zap.Com due to Zapata's voting control over Zap.Com and the significant potential for percentage dilution of a potential investor's percentage ownership in our common stock presented by our business model. Zapata's voting control may be unattractive because it makes it more difficult for a third party to acquire us even if a change of control could benefit our stockholders by providing them with a premium over the then current market price for their shares. Please see "Risk Factors -- Zapata's Control and the Presence of Interlocking Directors and Officers Will Create a Potential Conflict of Interest and Could Prevent a Change of Control". Failure of Zap.Com to raise funds required to support the growth of its network would have a material adverse effect on Zap.Com's business and its ability to generate and grow revenues and could result in a complete loss in the value of Zap.Com common stock being offered with this prospectus. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stockholders, who would then experience dilution.

YEAR 2000


     Many companies' computer systems, software products and control devices needed to be upgraded or replaced in order to operate properly in the Year 2000 and because of the inability to distinguish 21st century dates from the 20th century dates. Zap.Com was aware of the issues associated with the programming code in existing computer systems as the year 2000 approached.



     As of the date of this prospectus, Zap.Com has not experienced any Year 2000 related disruptions to its computer systems or business operations. Although to date we have not experienced any date related problems with the hardware and software used in our systems, we cannot assure you that such problems may not surface. If these systems do experience date related problems, we could experience a delay in generating revenue, diversion of our resources or expenses that could unexpectedly adversely affect our financial condition and prospects.

                                    BUSINESS

INDUSTRY

     The Internet's rapid growth since its first commercialization in the late 1980's, is expected to continue for the foreseeable future. We believe that the number of Web users will grow from 111 million in the United States and over 219 million world wide in July 1999 to over 230 million in the United States and over 600 million world wide by the end of 2003. In addition, due in part to the Web's open nature, the number of Web sites has been proliferating at a rapid pace. Zap.Com believes that as of February 2000, the number of Internet domains (.com, .net, .edu and .org) had grown to approximately 8.1 million.

     With the explosion in both the number of users and Web sites, the Internet has emerged as a significant communications medium. This has resulted in more and more businesses using the Internet as a sales and distribution channel for commercial activities and as an information resource. To date, commercial applications on the Internet have involved mostly commerce, advertising and direct marketing.


     E-commerce has grown as a result of the increase in traffic, user's willingness to conduct on-line transactions and the types of products and service being distributed over the Internet. Consumers now trade securities, pay bills, purchase airline tickets, insurance, mortgages and consumer goods, among others, over the Internet. Zap.Com believes that this growth will continue with a projected increase in business to consumer e-commerce sales from an estimated $24.0 billion in 1999 to $75.0 billion in 2003.


     Dissemination of content, like newspapers, magazines and journals, through the Web has also experienced significant growth because of both the growing popularity of the medium and the attractiveness of Web-based advertising to the customers of content publishers. On-line advertising provides advertisers with the ability to target their messages to select audiences with specific interests and characteristics and to quickly modify a program's cost effectively in response to information received from dialogue with customers. The Web also allows the measurement of the effectiveness and response rates of advertisements and the tracking of the demographic characteristics of Web users, which tend to have attractive profiles. These valuable tools have not been lost on traditional advertisers, like consumer product companies and automobile manufacturers, who are increasing their use of on-line advertising. Zap.Com believes that the dollar value of Internet advertising in the United States will increase from an estimated $3.2 billion in 1998 to $11.5 billion in 2003.

     Internet-based direct marketing has also experienced rapid growth. The Internet allows point-of-sale promotions to be targeted to consumers and better evaluated based on the response rate of consumers (e.g., number of leads, number of sales or transactions as a percentage of promotions viewed, etc.). Direct marketers have the opportunity through the Internet to increase consumer response rates and decrease costs-per-transaction by high impact targeting and delivering of their campaigns. This can be much more cost efficient to the direct marketer than traditional mediums. Zap.Com believes that approximately $163 billion was spent on direct marketing initiatives in the United States in 1998.


     While the Web offers numerous opportunities, potential advertisers and e-commerce companies face a number of significant challenges to realizing this potential. These challenges arise from the fact that there are millions of Web sites (only a fraction of which are of significant size), the significant breadth of content available on the Web and the costs of transacting individually with a number of smaller, but desirable sites in order to reach a larger on-line audience. In addition, small Web sites do not typically maintain the special analytical tools that are necessary to evaluate and optimize the effectiveness of information delivery and to target appropriate users. Many of these Web sites also lack the technology to deliver information to a broad reach of Internet users. Potential advertisers seek to overcome these challenges by outsourcing their on-line needs to media representative firms whose business is to coordinate the sale of the on-line inventory of a number of related or unrelated Web sites.


     Web site owners face equally daunting challenges in capitalizing on the economic opportunities presented by the Web. Typically, Web site owners attempt to support, or profit from, their Web sites by selling Internet advertising or other commercial uses of their inventory. Many Web site owners who are too small or lack brand name value to justify an internal sales force or to attract the attention of a media representative firm, however, find this difficult because they do not have the resources necessary to employ, train and manage a sales force or to compete for experienced personnel in this highly competitive environment. As of December 1999, Zap.Com believes that 75% of Internet advertising dollars go to the 5 mostly highly trafficked Web sites and that 95% of the Internet advertising dollars go to the 50 mostly highly trafficked Web sites. Further, many Web site owners cannot afford, or do not have the ability to operate and maintain, the servers and technology necessary for targeted information delivery. Many Web site owners are unable to secure advertising from, or to service those persons who purchase on-line inventory. As a result, many Web site owners seek to outsource sales of their on-line inventory.

     Several business models have evolved to address the challenges faced by both Internet advertisers and others wishing to engage in Internet-based commercial activities and Web site owners. These models generally focus on centralizing the point of sale to the Web sites in one entity, which creates synergies for, and streamlines distribution and marketing operations of, Web sites belonging to the network and provides for more effective placement of advertisement.


     One business model involves organizations that act as advertising representatives for sites. These firms coordinate and facilitate the distribution of a customer's advertising on-line inventory over a large network of third party sites with high brand value, including premium Web sites. Some Internet search and navigational sites as well as Web site owners who offer a significant amount of content through their sites employ a model, which involves the distribution of advertising banners over a family of Web sites owned by them. Also, Web advertising companies are available which focus on technologies or services that allow companies to track and manage their own advertising campaigns or inventory. Another model is the "associate program" in which any Web publisher receives a referral fee for purchases originating from the publisher's Web site from a button that hyperlinks to an e-commerce site.


THE ZAP.COM SOLUTION


     Zap.Com plans to employ a business model that it believes addresses, in a unique and effective manner, both the challenges faced by Web site owners and advertising and merchants or vendors who desire to benefit from the Internet. This model is similar to existing business models in that it involves the creation of a network, however, it differs in that the network will be linked by Zap.Com's proprietary Web application, the ZapBox. The ZapBox provides personalized ported-like functionality to users as they travel the ZapNetwork. The ZapBox also allows Zap.Com to place on member sites advertising and, subject to successful development of future ZapBox releases, e-commerce opportunities.



BUSINESS STRATEGY


     To implement its business model, Zap.Com plans to pursue the following key elements:


     Build the ZapNetwork. In order to reach a substantial audience, Zap.Com will seek to aggregate a significant number of independent Web sites for its network. Zap.Com intends to pursue Web sites that have appealing and diverse content, have an attractive base of unique users and meet other criteria established by Zap.Com. Zap.Com plans to facilitate the growth of the ZapNetwork by offering ZapNetwork members the benefits of the ZapBox together with one of the highest banner advertising revenue sharing percentages in the Internet advertising network industry and participation in the ZapNetwork unique user stock bonus plan. The stock bonus plan is also intended to align the interests of ZapNetwork members with those of Zap.Com and to induce them to remain associated with us longer.



     Deploy the ZapBox. Zap.Com intends to deploy the ZapBox on the Web sites of ZapNetwork members. Zap.Com believes that the ZapBox will be a value-added service to users of member sites and is expected to add traffic and stickiness to the member's Web site.



     Build Multiple Revenue Streams. Zap.Com intends to seek revenue from multiple sources, including advertising, e-commerce and other commercial activities. Zap.Com intends to achieve its revenue objectives by: (1) building the ZapNetwork and thereby building a user base; (2) selling advertising; (3) developing the ability to target e-commerce and other commercial programming to demographically distinct user groups;

(4) creating e-commerce relationships; and (5) entering into relationships with third-party content providers that pay Zap.Com for access to its users.


     Establish and Build Brand Loyalty. Zap.Com intends to advertise and promote its brands to potential advertising and e-commerce customers. Zap.Com plans to pursue this strategy through a variety of marketing and promotional techniques, which may include on-line and off-line advertising, conducting a public relations campaign and developing business alliances and relationships.

     Develop Strategic and Commercial Relationships. Zap.Com intends to develop and continue strategic and commercial relationships with third parties that will facilitate the execution of its business plan, like a media representation firm, an on-line inventory management company, Web site developers, Web site hosts, content providers, e-commerce and traditional businesses and other organizations. While Zap.Com may develop the ability to render some of these services internally, it also intends to continue developing strategic and commercial relationships to assure itself of adequate access to these services for the foreseeable future.


     Create a Superior Economic Model. Zap.Com believes that its business model has inherent economic advantages over other Internet networks because of the ZapBox. The ZapBox is expected to provide Zap.Com with the opportunity to profit from multiple revenue streams, while alleviating it of the expenses and organizational complexities of operating and supporting a network of company-owned Web sites. Zap.Com believes that this strategy will result in a highly scalable business platform.


BUILDING THE ZAPNETWORK

     Zap.Com's goal is to build the ZapNetwork into a global network of independently owned Web sites that will deploy the ZapBox.


     During April 2000, Zap.Com decided to restructure the relationship which it will have with ZapNetwork members. Zap.Com originally sought to purchase perpetual display rights to a Web Site in exchange for stock. Zap.Com is now seeking to enter into contractual relationships with ZapNetwork members that are terminable on, among other things, 90 days notice from either party thereby eliminating the purchase element. See "The Offering -- ZapNetwork Membership Agreement." In addition, Zap.Com has changed the compensation of ZapNetwork members. We have added banner advertising revenue sharing and set the percentage sharing at what we believe to be one of the highest rates by a network sponsor in the internet networking advertising industry. We also added the opportunity to participate in the ZapNetwork unique user stock bonus plan. We believe that this stock bonus plan will align our network more closely with us and will induce them to remain associated with us longer. We plan to offer shares under the ZapNetwork unique user stock bonus plan until all of the shares available under this prospectus have been exhausted. Please see "The
Offering -- ZapNetwork Membership Agreement." As an additional incentive for the first group of anchor sites to join the ZapNetwork, we will offer cash or other inducements to these sites. Please see "Business -- Web Site Owner Recruiting."



     The effectiveness of the ZapNetwork unique user stock bonus plan as a recruiting tool for the ZapNetwork may depend upon the development of an orderly trading market in Zap.Com's common stock. Since November 30, 1999, the trading in Zap.Com's common stock has been thin. If an orderly trading market does not develop in Zap.Com's common stock, then Web site owners may not find the ZapNetwork unique stock bonus plan to be attractive and Zap.Com will have to raise additional capital in order to fund the growth of its network. Zap.Com cannot guarantee that an orderly trading market will develop in its stock or that, if necessary, it will be able to raise any, or a significant amount of additional capital. Please see "Risk Factors -- It is Difficult to Predict Whether a Market for Our Stock Will Develop, and the Market Price of Our Securities Will Continue to Be Volatile," and "-- If We Are Unable to Raise The Necessary Capital in The Future, We May be Unable to Meet Our Future Capital Needs." If either of these events occur, Zap.Com may be unable to grow the ZapNetwork and adversely this would affect our business, results of operation or financial condition.

     When Zap.Com issues stock in connection with unique user stock bonuses, the percentage of common stock owned by existing stockholders will experience dilution. Please see "Risk Factors -- Investors Will Experience Dilution with Future Stock Issuances." These stock issuances will also negatively impact net income due to non-cash charges which Zap.Com expects to record against earnings following their consummation. Please see "Risk Factors -- We Expect to Incur Significant Expenses For Compensation Paid to ZapNetwork Members For Joining Our Network."


     The ZapNetwork currently consists of Zapata's www.word.com, www.charged.com and www.pixeltime.com and Zap.Com's home page, www.zap.com. Zapata has agreed to continue this arrangement until it is terminated by Zapata at its discretion. No legal or other financial obligations exist between Zapata and Zap.Com with respect to this arrangement. We are currently using this network as a beta testing environment for the development of the ZapBox and its underlying technologies.

WEB SITE OWNER RECRUITING

     Zap.Com believes that as of February 2000 over 8.1 million Internet domains existed. As a result, Zap.Com believes there are a number of Web sites that are viable candidates for the ZapNetwork. Although some highly desirable sites have already entered into network arrangements with third parties which commits their on-line advertising inventory, Zap.Com believes that many of these arrangements are non-exclusive or are terminable by Web site owners, making these sites candidates for the ZapNetwork.

     Zap.Com anticipates that the ZapNetwork will be attractive to Web site owners because it may, among other things, allow them to:


     - recognize direct value for their audience through revenue sharing payments based on banner advertising revenue generated from their site and equity in Zap.Com without giving up ownership or editorial control of their Web sites other than the space occupied by the ZapBox;



     - increase the value of their Web sites as a result of potential increased traffic through cross-promoting and cross-linking with the ZapNetwork and increased "stickiness" (i.e., user retention on the site) due to the ZapBox;



     - have the opportunity to participate in Zap.Com's potential future appreciation after receiving Zap.Com common stock in connection with the ZapNetwork unique user stock bonus plan.



     Zap.Com also believes that its network will be attractive to a number of Web site owners because many small and medium-sized Web sites do not have, or have limited, internal sales, billing, tracking and reporting capabilities. By joining the ZapNetwork, these sites will not need these capabilities to recognize value for their sites because Zap.Com will compensate them for the use of the banner space.


     Zap.Com does not initially intend to recruit or limit participation in its network to any particular type of Web site. In order to be eligible to join the ZapNetwork, an applicant must, among other things, own and maintain Web sites, which meet minimum unique user requirements and do not, in Zap.Com's opinion, display objectionable content. Zap.Com, however, will have sole discretion to determine whether a Web site may join its network.


     Zap.Com expects a significant number of Web site owners to apply to join the ZapNetwork. Zap.Com, however, has not confirmed this assumption under the terms currently being offered to potential ZapNetwork members. Zap.Com cannot guarantee you that any Web sites will want to join the ZapNetwork or that if any do, that a sufficient number would join the ZapNetwork so that Zap.Com can generate revenues, or do so at a level necessary to become profitable or generate a positive cash flow.


PRODUCTS AND SERVICES


     Zap.Com's main product will initially be the ZapBox, a proprietary Web application which will be deployed on Web sites that have joined the ZapNetwork. Zap.Com provides a variety of content on the ZapBox. This content is made available in various forms of media, including graphics, animations, sound, text and user prompted interactions and is expected to offer search capabilities, general and channel-based content and community features, like chat rooms and e-mail, etc. and display advertisement, e-commerce and other commercial opportunities. The ZapBox permits users to click back to the Zap.Com home page or to other sites in the ZapNetwork. ZapBox 1.0, which was launched September 27, 1999, lets users: search, send us feedback through e-mail, link to the Zap.Com home page and to other sites in the ZapNetwork. The links in the ZapBox will provide users numerous access points to the ZapNetwork which should enhance the traffic of Web sites that belong to our network. ZapBox 2.0 was launched on January 7, 2000 and added access to news, weather, sports and horoscopes as well as personalization capabilities. In addition, ZapBox 2.0 includes a rich media demo to familiarize new users with the ZapBox.


     Zap.Com has entered into an arrangement with Auragen Communications to develop and maintain the ZapBox, with third parties to deliver content, functionality and search capabilities for the ZapBox and Zap.Com's homepage. Although ZapBox 1.0 and ZapBox 2.0 have been created and launched, we cannot predict when other releases, offering enhanced functionality and e-commerce capabilities, will be available or whether we will encounter difficulties in deploying the ZapBox across the ZapNetwork. Please see "Risk Factors -- We Are Developing Future Releases Of The ZapBox, And It May Be Difficult To Finalize Development Of These Releases."



     Zap.Com will also seek to design its network so that customers can benefit from the dynamic matching, targeting and delivering functionality available on the technology which will serve its network. If successful, Zap.Com should be able to customize delivery on the ZapNetwork through the ZapBox within specific categories of interest, on specific Web sites, or by targeting based on a variety of factors, including user interest, keyword choice and user geographical location.



     Zap.Com will control all aspects of the ZapBox, including displayed content and advertising and e-commerce opportunities, except that member sites may object to advertising being displayed on its site. The member sites will control all other aspects of their Web site.



     Zap.Com maintains a home page at www.zap.com that links to what Zap.Com believes to be some of the Internet's most popular Web properties. These links are categorized into interest specific categories like news, sports, entertainment, weather, finance, current events and travel. As the ZapNetwork grows, it will act as a directory to the member sites in the network. Zap.Com plans to divide member sites into channels that segregate sites according to topic or audience groups. The home page is also expected to continue to display the then most recent release of the ZapBox.


  DOMAIN NAMES

     Domain names are Internet "addresses." Zap.Com is currently the registered holder of 60 Internet domain names. The most important of these domain names is www.zap.com, which is the URL for our home page. The purpose to registering the domain names other than www.zap.com is to provide a medium through which Zap.Com can execute marketing activities. As of the date of this prospectus, we have not developed operational sites for most of these other 59 domain names. These sites would support and compliment the content of ZapNetwork sites.

     Third parties have in the past and Zap.Com expects that third parties will in the future challenge Zap.Com's right to domain names registered in its name. Zap.Com cannot guarantee that it will succeed on these claims.

     The allocation and governance of domain names is generally regulated by Internet regulatory bodies like Network Solutions, Inc. These Internet regulatory bodies promulgate rules and regulations regarding domain names, which may change from time to time. The relationship between Internet regulatory bodies, the allocation and governance of domain names and laws protecting trademarks/service marks and similar proprietary rights is unclear and is in flux. The current system for registering, allocating and managing domain names has been the subject of much litigation, including trademark/service mark litigation, unfair competition and dilution litigation. Therefore, we cannot guarantee that Zap.Com's domain names will not lose their value, or that Zap.Com will not have to obtain entirely new domain names in addition to or in lieu of its current domain names if reform efforts result in a restructuring in the current system. Therefore, Zap.Com could lose its domain names or be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names, trademarks/service marks and other proprietary rights.

OPERATING INFRASTRUCTURE AND TECHNOLOGY PLATFORM


     Zap.Com's business is supported by a systems platform that is provided and maintained by third parties. For Zap.Com's ad servicing technology platform, we have chosen DoubleClick's Ad Server solution. This platform enables Zap.Com to measure page views on the ZapNetwork and to rotate, change or target banner advertising and e-commerce opportunities on the ZapBox.



     To host and support the expansion and functionality of the ZapBox and other Zap.Com Internet properties, Zap.Com has contracted with EMC, Inc. to provide scalable hosting, Internet connectivity and database management services. Any disruption of Internet access provided to Zap.Com could prevent Zap.Com from operating or serving the ZapBox and could cause Zap.Com not to honor customer obligations and would harm Zap.Com's reputation. This would have a material adverse affect on Zap.Com's prospects, revenues and operating results.



     Our success will depend on the continuing and uninterrupted performance of our systems and those of third parties. Customers may become dissatisfied by any system failures that interrupt our ability to deliver programming on the ZapBox, including any failure to provide content, advertisements, e-commerce opportunities, etc. accurately to the targeted audience and without significant delay to the viewer. Sustained or repeated system failure would reduce the attractiveness of our network to potential customers and potential ZapNetwork members. Slower response time or system failures may also result from straining the capacity of software deployed for our network due to an increase in the volume of programming delivered to our network through its servers. To the extent that we do not effectively address any capacity constraints or system failures, our prospects revenues and operating results would be materially and adversely affected.



     The ZapNetwork will depend on Internet service providers, application service providers and ZapNetwork members for points of access to the network. Internet service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to systems employed by Zap.Com. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could prevent Zap.Com from operating its network which would have a material adverse affect on its prospects, revenues and operating results.


SALES, MARKETING AND CUSTOMER SERVICE

     Zap.Com plans to conduct a marketing program that is aimed at attracting and retaining customers who use its network for advertising, e-commerce and other commercial activities. Zap.Com may use on-line or traditional media in conducting these programs. Zap.Com will also explore co-marketing agreements, where links to the Zap.Com home page will be featured on Web sites which are not a part of the ZapNetwork.

     Zap.Com plans to use a third party service provider to solicit potential advertising customers. We have selected CKG Media.Com, Inc. d/b/a Phase2Media to act as our exclusive sales agent in the solicitation of advertising sales for the ZapNetwork. We are currently negotiating a contract with Phase2Media and expect to enter into an agreement with that organization although we cannot guarantee that this will occur. If we are unable to reach an agreement with Phase2Media, we will need to locate a new sales agency and negotiate an acceptable arrangement.


     Zap.Com believes that its ability to establish and maintain long-term relationships with its customers and to encourage repeat use of its network by customers will depend, in part, on the strength of its support and service operations and staff. Furthermore, Zap.Com believes that frequent communication with and feedback from its customers and ZapNetwork members will allow it to continually improve the ZapNetwork and related services. Zap.Com plans to offer an e-mail address to enable its constituents to request information and to encourage feedback and suggestions.

STRATEGIC PARTNERSHIPS & RELATIONSHIPS


     Zap.Com anticipates entering into a number of strategic and commercial relationships and partnerships with third parties in order to implement its business plan. As of the date of this prospectus, we have contracted with DoubleClick, Auragen Communications, EMC and other strategic partners. While Zap.Com may develop internally the ability to render all of the outsourced services provided by these entities, Zap.Com intends to continue developing strategic relationships and partnerships so that it can have adequate access to those services for the foreseeable future.


EMPLOYEES


     As of the date of this prospectus, Zap.Com has seven employees. Avram Glazer, our President and CEO, and Leonard DiSalvo, our VP-Finance and Chief Financial Officer, Marisa Bowe, Vice President -- Network Content, and Phil Jones, Director of Finance, currently devote a portion of their business time and attention to Zapata and a portion to Zap.Com. We expect to hire additional employees to assist in the operation of our business. Although the competition for skilled employees in the Internet industry is intense, Zap.Com does not now foresee problems in hiring qualified employees to meet its needs.


     Our senior management does not possess experience in acquiring or managing an Internet network business. Therefore, Zap.Com has relied, and expects to continue to rely, on consultants, service organizations and other professionals with Internet experience to assist it in executing its business model. Zap.Com will compensate those consultants, service organizations and other professionals at competitive rates. Presently there is no way to estimate the term of their service.

INTELLECTUAL PROPERTY


     Zap.Com regards its service marks, trademarks, trade dress, trade secrets and other intellectual property as critical to its success, and will rely on trademark law, patent law, trade secret protection and confidentiality and/or license agreements with its employees, customers, ZapNetwork members and others to protect its proprietary rights. A patent application has been filed with the United States Patent and Trademark Office for a business process patent which is directed to several aspects of Zap.Com's business model. Zap.Com has also filed applications seeking registration of its service marks in the United States, including Zap.Com, ZapNetwork, ZapBox and My ZapBox. Zap.Com plans to file additional service mark applications in the future as it adopts and uses additional marks. Zap.Com cannot guarantee that any patent applications or trademark registrations will be approved. Even if they are approved, these patents or service marks might be successfully challenged or invalidated by others. Zap.Com also does not know if its current or future applications will be issued with the scope of claims it seeks. If a patent is issued on our pending application, it is possible that:


     - if there are variations in the application of the business model claimed in the patent to the products and services we offer in the future, the patent, if issued, may not be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories; and

     - a competitor may develop and utilize a business model that appears similar to the system described in our patent application, but which has sufficient distinctions that it does not fall within the scope of any patent which may arise from that application.

     In the future we intend to file applications in appropriate foreign jurisdictions for trademarks/service marks that we adopt. Effective trademark, service mark, and trade secret protection may not be available in every country in which Zap.Com's products and services are made available electronically.

     We also generally enter into confidentiality agreements with our employees, consultants and corporate partners to control access to and distribution of proprietary information. We cannot guarantee that any of these persons will observe their confidentiality obligations or will not attempt to disclose, obtain or misappropriate Zap.Com solutions or technologies.

     Zap.Com may license to third parties in the future some of its proprietary rights, like trademarks/service marks. While Zap.Com will attempt to ensure that the quality of its brands are maintained by those licensees, licensees may take actions that materially adversely affect the value of Zap.Com's proprietary rights or reputation. We cannot guarantee you that the steps taken by Zap.Com to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate Zap.Com's trademarks, trade dress and other proprietary rights.

     The contracts that Zap.Com will seek with Web site owners who join the ZapNetwork will entitle Zap.Com to receive data derived from user activity on the owner's Web sites. This information together with direct user information derived from log files generated from the Zap.Com will be collected and analyzed for targeting advertising, e-commerce and direct marketing programs as well as predicting performance of these programs. Although Zap.Com believes it has rights to use this information in its database, trade secret, copyright or other protections may not be available for this information.

     On August 17, 1998, LFG, Inc. d/b/a Zap Futures commenced an action against Zapata and another of its wholly-owned subsidiaries, Zap Corporation, in the United States District Court for the Northern District of Illinois. LFG alleged that Zapata and Zap were guilty of trademark infringement, trademark dilution and unfair competition under the federal Lanham Act and various Illinois statutes. The action arose out of the use by Zapata and Zap of the Zap trade name and the Internet domain name "Zap.Com" for its Internet Web site and its linking of that Web site to other Web sites owned by LFG competitors. LFG uses the domain name "zapfutures.com" for its Web site. LFG sought injunctive relief, unspecified compensatory damages, punitive damages and an award of attorneys' fees. The parties reached settlement of this action on April 9, 1999. Under the settlement, Zapata is obligated to provide two years of advertising and listing to ZAP Futures on any Web pages within its proprietary Web sites which lists financial information sources or futures traders. Zap.Com plans to make any propriety Web page meeting these requirements and which it establishes available to the plaintiff to fulfill this obligation on behalf of Zapata and Zap Corporation. In addition, LFG has agreed not to sue or otherwise oppose the use by Zapata or its subsidiaries and successors and assigns of the use of the Zap mark in connection with specified activities, including the use of the Zap mark in connection with our network.

     Zap.Com may be a party to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by Zap.Com and its licensees. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Even if Zap.Com prevails, this litigation could materially and adversely affect its prospects, operating results and financial condition. Any claims of litigation from third parties may also result in limitations on Zap.Com's ability to use the intellectual property unless Zap.Com enters into arrangements with third parties responsible for these claims or litigation, which may be unavailable on commercially reasonable terms.

COMPETITION

     The market for Internet advertising, e-commerce opportunities and other commercial uses of the Internet as well as the market for Web site owners who are candidates for joining our network are new and rapidly evolving and competition is expected to increase significantly in these markets. Barriers to entry are relatively insubstantial. Competition may also increase as a result of industry consolidation. Zap.Com believes that the principal competitive factors for companies seeking to create a network on the Internet are critical mass, functionality, brand name, the quality of the Web sites that belong to the network, loyalty, broad demographic user base, and strategic relationships.

     Zap.Com believes that its ability to compete depends on many factors both within and beyond its control, including the following:

     - the timing and market acceptance of Zap.Com's business model;

     - the ability to recruit high quality Web sites with required levels of traffic to the ZapNetwork;

     - the effectiveness of the ZapNetwork in terms of viewer traffic and reach and the targeting and measuring performance of the ZapBox;

     - the number and types of strategic and commercial relationships established by Zap.Com, including e-commerce partnerships;

     - the effectiveness of its sales and marketing efforts;

     - the effectiveness of its customer service and support efforts;

     - the ease of use, performance, price and reliability of solutions developed by Zap.Com or its competitions.


     Several companies offer competitive products or services through Web advertising networks, including those that focus on the cost per thousand model, such as DoubleClick and 24/7 Media. Recently, CMGI acquired several internet advertising and marketing companies, including AdForce, AdKnowledge and Flycast. As a result of these transactions, CMGI now owns several companies, including AdSmart Network and Engage Technologies, that will compete with our network. We also expect to compete against electronic commerce networks like Amazon.com, Shopping.com, Buy.com and Ebay.com. Potential competitors also include current and future Web search engine companies and general information services, high traffic Web sites and Internet service providers. These competitors include free information, search and content sites or services, like America Online, CNET, CNN/Time Warner, Excite@Home, Infoseek, Lycos, Microsoft, Yahoo! and Disney. Also, several competitive companies have developed applications similar to the ZapBox, such as Jotter, MyExcite and NetZero, which utilize Internet technologies to deliver advertising and access to content to Internet users who sign up for these services. These services provide non-Web site specific advertising opportunities to Internet advertisers. Zap.Com also expects to compete with traditional forms of media, like newspapers, magazines, radio and television, for advertisers and advertising revenues.


     Zap.Com believes that this competition could have a significant and adverse impact on prices and terms of advertising and e-commerce relationships. The nature and number of Zap.Com's competitors is expected to increase and change as Zap.Com expands the scope of its services and product offerings. Many of Zap.Com's potential competitors, including Web directories and search engines and large traditional media companies, have operating histories in the Web industry, established brand names and customer relationships and significantly greater financial, technical and marketing resources than Zap.Com. Those competitors are able to adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers, third-party content providers and Web site owners. They may also develop products or services that are able to respond more quickly than Zap.Com can to new or emerging technologies or changes in customer requirements. We cannot guarantee you that potential ZapNetwork customers will not view our competitors as being more desirable for the distribution of their information over the Web. In addition, Zap.Com's potential customers and strategic partners may have established collaborative relationships with one or more Zap.Com competitors or potential competitors, and high-traffic Web sites. Accordingly, we cannot guarantee you that Zap.Com will be able to grow its network, traffic levels and customer base, or that competitors will not experience greater growth in traffic than Zap.Com as a result of those relationships which could have the effect of making their networks and Web sites more attractive to advertisers, or that Zap.Com's future strategic partners will not sever or will elect not to renew their agreements with Zap.Com. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. We do not know whether Zap.Com will be able to compete successfully and competitive pressures may have a material adverse effect on Zap.Com's business, results of operation or financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Recently, the United States Congress enacted Internet legislation regarding children's privacy, copyrights and taxation. Other laws or regulations may be adopted with respect to online content regulation, user privacy, pricing, taxation and quality of products and services. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for Zap.Com's service, increase Zap.Com's cost of doing business or otherwise have a material adverse effect on Zap.Com's prospects and revenues.

     Liability For Information Retrieved From Zap.Com Web Sites Belonging to the ZapNetwork and From Other Internet Sites. Content may be accessed on Web sites that belong to the ZapNetwork or on other Internet sites that are linked to the ZapNetwork or the Zap.Com home page. This content may be downloaded by users and subsequently transmitted to others over the Internet. By providing those links, Zap.Com is exposed to claims that it is liable for wrongful actions by the owners of these sites. Claims of this nature have been brought, sometimes successfully, against providers of Internet services. Zap.Com could also be exposed to liability with respect to third-party content that may be posted by users in chat rooms or bulletin boards which may be offered by Web sites which belong to the ZapNetwork or which are otherwise linked to the ZapNetwork. Also, there may be claims, alleging that Zap.Com, by directly or indirectly providing links to other Web sites, is liable for copyright or trademark infringement or the wrongful actions of third parties through their respective Web sites. The Digital Millennium Copyright Act of 1998, however, has established limited liability for online copyright infringement by online service providers for listing or linking to third party Web sites that include copyright-infringing materials, provided certain conditions are met.

     Zap.Com's general liability insurance may not cover all potential claims to which Zap.Com is exposed and may not be adequate to indemnify Zap.Com for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could result in significant expense and cash demands which would adversely affect operating results and financial condition. Even to the extent that these claims do not result in liability to Zap.Com, Zap.Com could incur significant costs in investigating and defending against these claims which would also adversely affect prospects, operating results and financial condition.

     Online Content Regulations. Several federal and state statutes prohibit the transmission of indecent, obscene or offensive content over the Internet to particular groups of persons. In addition, pending legislation seeks to ban Internet gambling and federal and state officials have taken action against businesses that operate Internet gambling activities. The enforcement of these statutes and initiatives, and any future enforcement activities, statutes and initiatives, may result in limitations on the type of content and advertisements available on Web sites that belong to the ZapNetwork. To the extent that one or more Web sites that belong to the ZapNetwork is adversely affected by such legislation and regulations, this could have a material adverse effect on Zap.Com's attractiveness to customers and could adversely affect revenues and operating results. Further, legislation regulating online content could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising and electronic commerce medium, which could adversely affect and impede the growth of our revenues.

     Privacy Concerns. The Children's Online Privacy Protection Act of 1998 makes it unlawful for an operator of a Web site or online service directed to children under 13 to collect, use or distribute personal information from a child under 13 in a manner which violates regulations to be promulgated by the Federal Trade Commission. The FTC is in the process of issuing final regulations, which concern the scope of the Act's parental consent requirements.


     The FTC is also considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites. Further, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree in which an Internet company agreed to establish programs to implement the principles contemplated in the FTC regulations that are under consideration. The FTC may conduct a similar investigation of ZapNetwork members or Zap.Com, or the FTC's regulatory and enforcement efforts may adversely affect the ability of Web sites who belong to the ZapNetwork from collecting and providing us with demographic and personal information from users. This could have an adverse effect on Zap.Com's ability to provide highly targeted opportunities to our customers. Any of these developments would have a material adverse effect on Zap.Com's revenues and growth prospects.

     It is also possible that cookies, or information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, which are used to track demographic information and to target advertising, may become regulated by laws limiting or prohibiting their use. The passage of laws limiting or abolishing the use of cookies has been advocated by a number of authorities in the United States and other countries. Limitations on or elimination of the use of cookies by ZapNetwork members or Zap.Com could limit the effectiveness of Zap.Com's targeting of advertising and other programming delivered to its network. This could have a material adverse effect on Zap.Com's revenues and growth prospects.


     The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. Zap.Com cannot be sure that violations of local laws or new laws will not be alleged by one or more governments, Zap.Com will not violate those laws or laws will not be modified or ones enacted in the future. Any of these events could materially adversely effect our revenues and growth prospects.

     In addition to the risk of registration and regulatory constraints on our business, there is also a risk of litigation. A number of class action lawsuits have been brought against other Internet companies challenging their collection and use of personal information about Internet users. The outcome of these actions and the impact of these cases on Zap.Com, if any, is unclear and could increase Zap.Com's cost of doing business or otherwise harm our business.

     Internet Taxation. A number of legislative proposals have been made at the federal, state and local level, and by various foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. This legislation, or other attempts at regulating commerce over the Internet, may substantially impede the growth of commerce on the Internet and, as a result, adversely affect Zap.Com's opportunity to derive financial benefit from those activities.

     Jurisdictions. It is possible that, although transmissions by Zap.Com over the Internet originate primarily in New York, the governments of other states and foreign countries might attempt to regulate Zap.Com's transmissions or prosecute Zap.Com for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of these developments could have a material adverse effect on Zap.Com's prospects, operating results and financial condition. In addition, as Zap.Com expects its service to be available over the Internet in multiple states and foreign countries, these jurisdictions may claim that Zap.Com is required to qualify to do business as a foreign corporation in each of these states or foreign countries. As of the date of this prospectus, Zap.Com is not qualified to do business in any state other than New York, and failure by Zap.Com to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject Zap.Com to taxes and penalties and could result in the inability of Zap.Com to enforce contracts in these jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to Zap.Com's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on Zap.Com's prospects, operating results and financial condition.

LEGAL PROCEEDINGS

     Since the date of its organization through the date of this prospectus, Zap.Com has not been involved in any legal proceedings. Zapata and its wholly-owned subsidiaries, Zap Corporation, however have been sued for use of the Zap tradename and the Zap.Com domain in connection with Web sites providing financial information. This suit has been settled. Please see "Business -- Intellectual Property." We cannot guarantee you that Zap.Com will not in the future be involved in litigation incidental to the conduct of its business.

FACILITIES

     Zap.Com's headquarters are located in Rochester, New York, in space subleased to it by Zapata. Under the sublease arrangement, annual rental payments are allocated on a cost basis. Zap.Com expects to expand its facilities as its operations grow. Zap.Com believes that additional space will be available on commercially acceptable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning officers of Zap.Com:


NAME                                   AGE    POSITION
----                                   ---    --------
Avram A. Glazer......................  39     President, Chief Executive Officer and Chairman of the
                                              Board
Leonard DiSalvo......................  41     Vice President -- Finance and Chief Financial Officer
Marisa Bowe..........................  40     Vice President -- Network Content
Gordon E. Forth......................  38     Secretary
Gaetano Guglielmino..................  30     Vice President and General Manager
Phil Jones...........................  31     Director of Finance


     Avram A. Glazer, age 39, has served as the sole director and President and Chief Executive Officer of Zap.Com since its formation in April 1998. Mr. Glazer also serves as Zapata's President and Chief Executive Officer. He has held these positions since 1995. For more than five years prior to becoming Zapata's President and Chief Executive Officer, Mr. Glazer was employed by, and worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer. He also serves as a director of Zapata, Specialty Equipment Companies, Inc. (a food equipment manufacturer) and Viskase Corporation (f/k/a Envirodyne Corporation) (a food packaging company) and is chairman of the board and a director of Omega Protein Corporation (a marine protein company).

     Leonard DiSalvo, age 41, has served as Zap.Com's Vice President-Finance and Chief Financial Officer since April 1999. Mr. DiSalvo also serves as Zapata's Vice President -- Finance and Chief Financial Officer, a position he has held since joining Zapata in September 1998. Mr. DiSalvo has 19 years of experience in the areas of finance and accounting. For the past two years, Mr. DiSalvo served as a finance manager for Canandaigua Brands, Inc., a national manufacturer and distributor of wine, spirits and beer. Prior to that position, Mr. DiSalvo held various management positions in the areas of finance and accounting in the Contact Lens Division of Bausch & Lomb Incorporated. Mr. DiSalvo received his B.S. from St. John Fisher College and is a Certified Public Accountant.

     Marisa Bowe, age 40, has served as Zap.Com's Vice President -- Network Content since April 1999. Ms. Bowe is the founding Editor-in-Chief and Publisher of Word, which is Zapata's Web-based magazine, where she has been employed since February 1995. Before becoming Editor of Word, Ms. Bowe was Conference Manager of the Echo virtual community in New York City for approximately one year. Prior to joining the Echo virtual community, Ms. Bowe was a freelance writer and television producer for three years. Ms. Bowe is a member of the Advisory Committee of the Web Development Fund and a member of the Silicon Alley Reporter's "Silicon Alley 100" list.

     Gordon E. Forth, age 38, has served as Zap.Com's Corporate Secretary since April 1999. Mr. Forth also serves as Zapata's corporate secretary. Mr. Forth is a partner of Woods Oviatt Gilman, LLP, a Rochester, New York based law firm, which provides legal services to both Zapata and Zap.Com. Mr. Forth has practiced law at the Woods, Oviatt Gilman firm since 1987. Mr. Forth received his B.A. from Hope College and his law degree and M.B.A. from Vanderbilt University.

     Gaetano Guglielmino, age 30, has served as Zap.Com's Vice President and General Manager since January 2000. Prior to that, he served as Zap.Com's Director of Marketing and Sales since June 1999. From January 1998 until joining Zap.Com, Mr. Guglielmino was employed by Bausch & Lomb Incorporated, where he was the Strategy Manager -- Disposable Contact Lenses for the Vision Care Division. From 1994 until 1998, Mr. Guglielmino served as the Business Manager for Bausch & Lomb's Thin Film Technology Division. Mr. Guglielmino received his B.S. and M.B.A. from Rochester Institute of Technology.

     Phil Jones, age 31, has served as Zap.Com's Director of Finance since October 1999. Mr. Jones has served as Zapata's Accounting Manager since January 1999. From 1995 to 1998, Mr. Jones' engaged in public accounting, most recently at Arthur Andersen, LLP. From 1992 to 1995, Mr. Jones was a financial analyst at

Citibank, N.A.. Mr. Jones received his B.A. in Economics at SUNY Geneseo and his MBA from Rochester Institute of Technology. He is also a Certified Public Accountant.


EXECUTIVE COMPENSATION


     Zap.Com presently has no employment agreements with its officers or other key employees. The compensation of Zap.Com's executives who are also employed by Zapata has been and will continue to be paid by Zapata until April 30, 2000, and a portion of that cost was allocated to Zap.Com under the services agreement between Zapata and Zap.Com. Please see "Related Party Transactions -- Services Agreement." Zap.Com will reimburse Zapata for these costs. These costs were based upon an estimate of the amount of time devoted by those employees to the operation and affairs of each corporation. On April 30, 2000 Zapata notified Zap.Com that it was waiving its right for reimbursements of these compensation payments.


     The following table sets forth information regarding compensation with respect to the fiscal year ended December 31, 1999 for services in all capacities rendered to Zap.Com by our Chief Executive Officer. No other executive officers of Zap.Com had annual compensation in excess of $100,000 as of December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                          ANNUAL COMPENSATION           COMPENSATION
                                                   ---------------------------------    ------------
                                                                                         SECURITIES
                                                   FISCAL                                UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR     SALARY ($)    BONUS ($)     OPTIONS #
---------------------------                        ------    ----------    ---------    ------------
  Avram A. Glazer, President and Chief Executive
     Officer.....................................   1999      $206,250(1)     --          365,000(2)

---------------

(1) Mr. Glazer serves as President and Chief Executive Officer of both Zapata and Zap.Com. For Fiscal 1999, Zapata has allocated 69% of Mr. Glazer's $365,000 annual salary to Zap.Com. No amount of Mr. Glazer's Zapata bonus of $300,000 for fiscal 1999 was allocated to Zap.Com.


(2) Non-qualified stock options were granted to Mr. Glazer under Zap.Com's 1999 Long-Term Incentive Plan. The share amounts under this column reflect only the shares underlying the options that were granted during fiscal 1999. The options have an exercise price of $2.00 per share, generally vest over three years from the date of grant.

                               INDIVIDUAL GRANTS


     The following table provides information concerning the grant of stock options for Zap.Com's common stock made to the Named Officers during Fiscal 1999:


                          OPTION GRANTS IN FISCAL 1999


                                   NUMBER OF     PERCENT OF
                                   SECURITIES      TOTAL                                POTENTIALLY REALIZABLE
                                   UNDERLYING     OPTIONS                                  VALUE AT ASSUMED
                                    OPTIONS      GRANTED TO    EXERCISE                  ANNUAL RATE OF STOCK
                                    GRANTED     EMPLOYEES IN     PRICE     EXPIRATION     PRICE APPRECIATION
NAMED OFFICERS                       (#)(1)     FISCAL YEAR    ($/SHARE)      DATE        FOR OPTION TERM(1)
--------------                     ----------   ------------   ---------   ----------   ----------------------
Avram A Glazer, President and
  Chief Executive Officer........   365,000          63%         $2.00(1)  10/20/2004         $3,090,935


---------------

(1) The amounts shown as potentially realizable values are based on arbitrarily assumed rates of stock price appreciations of 10% over the April 17, 2000 closing price of Zap.Com's common stock over the full term of the options (5 years), as required by applicable regulations and are provided for illustrative purposes only.

     All of the options awarded during Fiscal 1999 were granted, in our opinion, with an exercise price equal to or above the fair market value of the common stock on the date of grant. At the time of the award, all of the options were exercisable in cumulative one-third installments, commencing one year after the date of award, with full vesting occurring on the third anniversary of the award.


                                 OPTION VALUES

     The following sets forth for each of the Named Officers options exercised and the number and value of securities underlying unexercised options that are held by the Named Officers as of December 31, 1999.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                     AND 1999 FISCAL YEAR END OPTION VALUES

                                                                        NUMBER OF
                                                                       SECURITIES         ($) VALUE OF
                                                                       UNDERLYING         UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                              SHARES                   OPTIONS AT          OPTIONS AT
                                             ACQUIRED                FISCAL YEAR-END    FISCAL YEAR-END
                                                ON        VALUE       EXERCISABLE/        EXERCISABLE/
NAME                                         EXERCISE    REALIZED     UNEXERCISABLE     UNEXERCISABLE(1)
----                                         --------    --------    ---------------    ----------------
Avram A. Glazer............................     --         $--          0/365,000        $0/$1,140,625

---------------

(1) The value of the unexercised in-the-money options at the 1999 fiscal year end has been determined on the basis of the December 31, 1999 closing price of our common stock which was reported on the OTC electronic bulletin board to be $5.125.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The authorized number of directors of Zap.Com is presently fixed at one. Avram Glazer is the sole director. Mr. Glazer anticipates expanding the board to three or more directors at some point in the future.

     Upon expansion of the size of the board to three or more directors, the by-laws require that two standing committees of the board of directors be activated: the audit committee and the compensation committee, each comprised of two or more directors. The members of these committees will be appointed following the expansion of the board to three or more directors.

     The primary purpose of the audit committee will be to (1) select the firm of independent accountants that will audit Zap.Com's financial statements, (2) discuss the scope and the results of the audit with the accountants and (3) review Zap.Com's financial accounting and reporting principles. The audit committee will also examine and discuss the adequacy of Zap.Com's financial controls with the independent accountants and with management.

     The functions of the compensation committee will be to review, approve and recommend to the board of directors the terms and conditions of incentive bonus plans applicable to corporate officers and key management personnel, to review and approve the annual salary of the chief executive officer, and to administer Zap.Com's 1999 Long-term Incentive Plan.

DIRECTOR COMPENSATION

     Each director who is not an employee of Zap.Com will be compensated at a set dollar amount to be determined for serving as a director. In addition, each new non-employee director will, upon joining the board, be granted options under Zap.Com 1999 Long Term Incentive Plan to purchase shares of Zap.Com common stock. These options will generally vest ratably over three years from the date of the grant. Please see "Management-1999 Long-term Incentive Plan". There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other persons under which that person was selected to serve as a director or officer.

1999 LONG-TERM INCENTIVE PLAN

     The 1999 Long-Term Incentive Plan was approved by Zap.Com's board and Zapata as Zap.Com's sole stockholder in April 1999 and amended in October 1999. Pursuant to the plan, awards may be made to existing and future officers, other employees, consultants and directors of Zap.Com from time to time. The 1999 Incentive Plan is intended to promote the long-term financial interests and growth of Zap.Com by providing employees, officers, directors and consultants of Zap.Com with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, Zap.Com and to acquire a proprietary interest in the long-term success of Zap.Com and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

     Zap.Com's board, or upon formation, the compensation committee (both of which are referred to below as the "committee"), will make recommendations for grants under the 1999 Incentive Plan from among those eligible persons who hold positions of responsibility and whose performance, in the judgment of the committee, has a significant effect on Zap.Com's success.

     Under the 1999 Incentive Plan 3,000,000 shares of common stock are available for awards and we reserved this number of shares from our authorized common stock. As of February 29, 2000, we had outstanding options to purchase 608,000 shares of common stock.

     The 1999 Incentive Plan provides for the grant of stock options, stock appreciation rights, stock awards and cash awards. Stock options may be incentive stock options that comply with Section 422 of the Code. Future allocation of awards under the 1999 Incentive Plan is not currently determinable as the allocation is dependent upon future decisions to be made by the committee in its sole discretion, and the applicable provisions of the 1999 Incentive Plan.

     Stock options may be granted at exercise prices that are no less than 85% of the fair market value of our common shares on the date of the grant. The exercise price of any stock option may, at the discretion of the committee, be paid in cash or by surrendering shares or another award under the 1999 Incentive Plan, valued at fair market value on the date of exercise or any combination of cash or stock.

     Stock appreciation rights are rights to receive, without payment to Zap.Com, cash or shares of Zap.Com common stock with a value determined by reference to the difference between the exercise or strike price of the stock appreciation rights and the fair market value or other specified valuation of the shares at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

     Stock awards may consist of shares of Zap.Com common stock or be denominated in units of shares of common stock. A stock award may provide for voting rights and dividend equivalent rights. Stock awards may be granted at no less than 85% of the fair market value of our common shares on the date of the grant.

     The committee may specify conditions for awards, including vesting service and performance conditions. Vesting conditions may include, without limitation, provision for acceleration in the case of a change-in-control of Zap.Com, vesting conditions and performance conditions, including, without limitation, performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates.

     An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.

     An award may provide for a tax gross-up payment to a participant if a change in control of Zap.Com results in the participant owing an excise tax or other tax above the rate ordinarily applicable, due to the parachute tax provisions of Section 280G of the Code or otherwise. The gross-up payment would be in an amount so that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.


     Under the 1999 Incentive Plan, in April, 1999, Zap.Com granted options to purchase shares at an exercise price of $5.00 per share to the following persons for the indicated number of shares: Mr. A. Glazer -- 365,000; Mr.
DiSalvo -- 100,000; Ms. Bowe -- 60,000; Mr. Forth -- 10,000; and other key employees to be designated -- 200,000. In June 1999, Zap.Com granted options to Mr. Guglielmino to purchase 20,000 shares at an exercise price of $5.00 per share. All of these grants were made contingent upon the successful completion of a previously planned rights offering. Zap.Com abandoned the rights offering in September 1999, thereby terminating these options. On October 20, 1999, the Zap.Com Board approved the same amounts of options under the 1999 Incentive Plan to the same persons, (except that options for 20,000 shares were granted to Mr. Jones, options for 3,000 shares were granted to two other key persons and the remaining options were not regranted), but at an exercise price of $2.00 per share. On January 27, 2000, Zap.Com granted options to purchase 25,000 shares to Mr. Guglielmino at an exercise price of $9.00 and on January 14, 2000, granted options to purchase 5,000 shares to Ms. Stone at an exercise price of $5.50 per share. Ms. Stone has notified Zap.Com that she intends to resign on or about May 8, 2000 at which time her options will terminate. All of these options will generally vest ratably on an annual basis over the three year period following the grant and are for a term of five years.

                           RELATED PARTY TRANSACTIONS

ZAPATA CORPORATION

     Prior to the distribution by Zapata of 477,742 shares of Zap.Com common stock to its stockholders on November 12, 1999, Zapata provided Zap.Com with administrative and management services, including payroll, consulting and legal. Zapata billed Zap.Com for these services on a cost basis. These services totaled approximately $369,000 from inception through December 31, 1999. The costs of these services were directly charged and/or allocated using methods that Zap.Com's management believe were reasonable.

     On October 20, 1999, Zapata and Zap.Com entered into a number of agreements for the purpose of defining their continuing relationship. These agreements are summarized below:

     Investment and Distribution Agreement. Under the investment and distribution agreement, Zapata contributed $9,000,000 to Zap.Com in connection with the 49,450-for-one stock split of Zap.Com's common stock consummated immediately prior to Zapata's distribution of Zap.Com common stock to its stockholders. The contribution consisted of $8,000,000 in cash and the forgiveness of $1,000,000 in inter-company debt. The entire contribution was allocated to Zapata's common stock investment.

     The investment and distribution agreement provides that Zapata and Zap.Com will indemnify each other with respect to any future losses that might arise from Zapata's distribution, as a result of any untrue statement or alleged untrue statement in the registration statement under which Zap.Com registered the distribution or the omission or alleged omission to state a material fact in the registration statement (1) in Zap.Com's case except to the extent the statement was based on information provided by Zapata and (2) in Zapata's case, only to the extent the loss relates to information supplied by Zapata.


     Services Agreement. The services agreement provides that Zapata will provide to Zap.Com management and administrative services, as well as the use of designated office space and facilities. The administrative services to be provided by Zapata, through its employees, include financial reporting, accounting, auditing, tax, office services, payroll and human resources as well as the management consulting services. Zap.Com will pay Zapata for these services at the estimated cost to Zapata of providing those services. The services agreement shall continue until terminated by either party upon 120 days' notice. On April 30, 2000 Zapata notified Zap.Com that effective as of May 1, 2000, it waived its right to reimbursement of these compensation payments for at least the next 12 months.


     Tax Sharing and Indemnity Agreement. The tax sharing and indemnity agreement defines the parties' rights and obligations with respect to the filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or other taxes relating to Zap.Com's business for periods prior to and including the date on which Zap.Com ceases to be a member of Zapata's consolidated tax group and with respect to tax attributes of Zap.Com after it is no longer a member of Zapata's consolidated tax group. For periods ending on or before the last day of the taxable year in which Zap.Com ceases to be a part of Zapata's consolidated tax group, Zapata is responsible for;

     - filing both consolidated federal tax returns for the Zapata affiliated group and combined or consolidated state tax returns for any group that includes a member of the Zapata affiliated group, including, in each case, Zap.Com for the relevant periods of time that Zap.Com was a member of the applicable group, and

     - paying the taxes relating to those returns (including any subsequent adjustments resulting from the redetermination of those tax liabilities by the applicable taxing authorities).

Zap.Com is responsible for reimbursing Zapata for its share of those taxes, if any. Zap.Com is also responsible for filing returns and paying taxes relating to it for periods that begin before and end after Zap.Com ceases to be a part of Zapata's consolidated tax group. This agreement is intended to allocate the tax liability between Zapata and Zap.Com as if they were separate taxable entities. Zapata and Zap.Com have also agreed to cooperate with each other and to share information in preparing those tax returns and in dealing with other tax matters.

     Registration Rights Agreement. Under the registration rights agreement between Zap.Com and Zapata, Zap.Com granted certain rights to Zapata with respect to the registration under the Securities Act of the shares of Zap.Com common stock owned by Zapata as of November 12, 1999. The registration rights agreement entitles Zapata to demand Zap.Com, not more than once in any 365 day period and on not more than three occasions after Zapata no longer owns a majority of the voting power of the outstanding capital stock of Zap.Com, to file a registration statement under the Securities Act covering the registration of Zap.Com common stock held by Zapata, including in connection with an offering by Zapata of its securities that are exchangeable for its common stock. Zapata's demand registration rights contain various limitations, including that the registration cover a number of shares of Zap.Com common stock held by Zapata having a fair market value of at least $5.0 million at the time of the request for registration and that Zap.Com may be able to temporarily defer a demand registration to the extent it conflicts with another public offering of securities by Zap.Com or would require Zap.Com to disclose material non-public information. Zapata may also require Zap.Com to include Zap.Com common stock held by Zapata in a registration by Zap.Com of its securities so long as specified conditions are satisfied. The underwriters for the offering, however, may limit or exclude Zap.Com common stock held by Zapata from the offering.

     Zap.Com and Zapata will share equally the out-of-pocket fees and expenses of a demand registration and Zapata will pay its pro rata share of underwriting discounts, commissions and related selling expenses. Zap.Com will pay all expenses associated with a piggyback registration, except that Zapata will pay its pro rata share of the selling expenses. The registration agreement contains indemnification and contribution provisions:

     - by Zapata for the benefit of Zap.Com and related persons, as well as any potential underwriter, and

     - by Zap.Com for the benefit of Zapata and related persons, as well as any potential underwriter.

     Zapata's demand registration rights will terminate on the date that Zapata owns, on a fully converted or exercised basis with respect to the securities held by Zapata, common stock representing less than 10% of the then issued and outstanding voting stock of Zap.Com. Zapata's piggyback registration rights will terminate when it is able to sell all of its Zap.Com common stock, including all common stock available upon exercise of all conversion and subscription privileges, under Rule 144 within a three month period. Zapata may transfer its registration rights to any transferee from it of common stock that represents, on a fully converted or exercised basis, at least 20% of the then issued and outstanding voting stock of Zap.Com at the time of transfer; provided, however, that the transferee will be limited to

     - two demand registrations if the transfer conveys less than a majority but more than 30%, and

     - one demand registration if the transfer conveys 30% or less of the then issued and outstanding voting stock of Zap.Com.

GLAZER INVESTMENT

     In November 1999, Malcolm Glazer and Avram Glazer contributed to Zap.Com $1,100,000 in cash in exchange for 550,000 shares of Zap.Com common stock.

AMERICAN INTERNETWORK SPORTS COMPANY, LLC

     On October 20, 1999 American Internetwork Sports Company, LLC and Zap.Com entered into a consulting agreement which requires American Internetwork Sports to provide Zap.Com during a three year term with corporate, business and marketing advice on sports related aspects of Zap.Com's business, including sports related content, e-commerce opportunities, strategic alliances and Web sites who are candidates for the ZapNetwork. American Internetwork Sports is owned and controlled by Avram Glazer's siblings Kevin Glazer, Bryan Glazer, Joel Glazer, Darcie Glazer and Edward Glazer. Bryan Glazer, Joel Glazer and Edward Glazer all serve as Executive Vice Presidents of the Tampa Bay Buccaneers, which is a member of the NFL.

     In exchange for these services, Zap.Com and American Internetwork Sports entered into a warrant agreement which provides for the issuance of warrants to purchase up to 2,000,000 shares of Zap.Com common stock at an exercise price of $2.00 per share. These warrants will become exercisable on a cumulative basis in equal one-third amounts on each of the first three anniversary dates of Zapata's November 12, 1999 distribution of our shares and have a term of five years. The warrants will accelerate and become fully exercisable in the event of a change of control or if the consulting agreement is terminated by Zap.Com without cause. The warrant agreement requires Zap.Com to register the shares covered by the warrants on registration statement on Form S-8 before the first anniversary following the issuance of the warrants and to keep the registration in effect until all of the shares issuable under the warrants can be sold under Rule 144 of the Securities Act within a three month period.

OTHER

     Gordon E. Forth, who serves as corporate secretary of Zap.Com, is a partner at Woods Oviatt Gilman which has acted as counsel to Zap.Com and Zapata in connection with the distribution. Mr. Forth also serves as corporate secretary to Zapata.

     Zap.Com lacked sufficient independent directors to ratify any of the transactions described under the "Related Party Transaction" section of this prospectus. There can be no assurance that these agreements, or the transactions provided for under those agreement, or any related transactions were effected on terms at least as favorable to Zap.Com as could have been obtained from unaffiliated third parties. All future transactions between Zap.Com and its officers, directors or 5% stockholders, and their respective affiliates, however, will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event that Zap.Com enters into future affiliated transactions, they will be approved by independent directors who do not have an interest in the transactions and who have access, at Zap.Com's expense, to Zap.Com's counsel or independent legal counsel. Accordingly, Zap.Com will not enter into any of these transactions until Zap.Com has two or more independent directors on its Board.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information known to Zap.Com regarding beneficial ownership of Zap.Com common stock as of April 27, 2000 for (1) each executive officer and director of Zap.Com who beneficially owns shares; (2) each stockholder known to Zap.Com to beneficially own 5% or more of Zap.Com's outstanding securities; and (3) all executive officers and directors as a group.


                                                               SHARES BENEFICIALLY OWNED
                                                              ---------------------------
                                                                               PERCENTAGE
NAME OF BENEFICIAL OWNER                                      NO. OF SHARES    OWNERSHIP
------------------------                                      -------------    ----------
Zapata Corporation(1)(2)....................................   48,972,258         97.9%
Avram Glazer(3).............................................       50,020          0.1%
All executive officers and directors as a group.............       50,020          0.1%

---------------
(1) Zapata's address is 100 Meridian Centre, Suite 350, Rochester, New York 14618. As a result of this ownership, Zapata controls Zap.Com. Malcolm Glazer, through an entity he owns and controls, owns beneficially and of record approximately 44% of Zapata's outstanding common stock and, by virtue of that ownership, Malcolm Glazer may be deemed to control Zapata and, therefore, to beneficially own the Zap.Com securities held by Zapata. Mr. Glazer disclaims any beneficial ownership of Zap.Com's common stock beneficially owned by Zapata.


(2) Zap.Com has registered 1,000,000 shares of Zap.Com common stock held by Zapata for resale on a shelf basis under a separate registration statement. These figures are subject to change if Zapata sells any of these or any other shares.


(3) Avram Glazer's address is 100 Meridian Centre, Suite 350, Rochester, New York 14618.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following is a general discussion of the material U.S. federal income tax considerations applicable to ZapNetwork members who become eligible to receive shares under the ZapNetwork unique user stock bonus plan and are issued shares of common stock. This summary is based on provisions of the Internal Revenue Code of 1986, Treasury Regulations, including temporary and proposed regulations, rulings and decisions currently in effect, all of which may be changed with possible retroactive effect. This discussion does not encompass all of the aspects of federal taxation that may be relevant to ZapNetwork members. Further, this discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular ZapNetwork members.



     ZAP.COM has not obtained a private letter ruling from the Internal Revenue Service nor an opinion of tax counsel with respect to possible federal income tax consequences described in this prospectus. ZAP.COM, however, is generally aware of the taxability of the issuance of stock under the circumstance described in the prospectus. ZAP.COM believes that, under current interpretations of case law, the Code and applicable regulations, the federal income tax consequences applicable to ZapNetwork members receiving stock under the ZapNetwork unique user stock bonus plan are as described below. No assurance can be given that positions contrary to those described below will not be taken by the Internal Revenue Service or any court of law.



TAX TREATMENT OF UNIQUE USER BONUS SHARES



     Characterization of Contractual Rights to Bonus Shares. We expect that a ZapNetwork member's potential right to receive shares of our stock under the ZapNetwork unique user stock bonus plan should not be treated as equity for federal income tax purposes.



     Issuance of Shares. The fair market value of the shares received by a ZapNetwork member with respect to a bonus installment issuance date should be includible in the holder's gross income as an item of ordinary income under Code Sections 61.

     The fair market value of the shares received by a ZapNetwork member will be determined by the closing price for the shares on the trading market for our shares on the date received. For tax purposes, the holding period of the shares acquired upon issuance will begin as of that date. The holding period for such shares will not include any period prior to the date on which such shares are received. Upon a sale of the common stock by the ZapNetwork member, the holding period determines whether long or short-term capital gain treatment is applicable.



     Tax Basis in Our Common Stock. When shares are issued to a member under the ZapNetwork unique user stock bonus plan, the member should acquire a basis in those shares equal to the amount of income the member is required to recognize upon issuance of the shares. This should be the fair market value of such shares on the date of issuance.



     Termination. If a ZapNetwork member's rights with respect to unvested bonus shares terminates, the ZapNetwork member should not recognize any gain or loss in connection with the termination.



     Tax Treatment to Zap.Com of ZapNetwork Unique User Stock Bonus Plan. We will not recognize a taxable gain or loss upon the creation of the potential right to receive the bonus to a ZapNetwork member with respect to the ZapNetwork unique user stock bonus plan or the issuance of bonus shares. Upon the issuance of bonus shares, we expect to be allowed a deduction for ordinary and necessary business expenses under Code Section 162(a)(1) in an amount equal to the fair market value of those shares upon the date of issuance. We will not recognize a gain or loss upon the termination of any ZapNetwork member's unvested rights with respect to bonus shares.



INFORMATION REPORTING AND BACKUP WITHHOLDING



     Under federal income tax law, a ZapNetwork member may, under some circumstances, be subject to "backup withholding" unless the member provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The withholding rate is 31% of "reportable payments," which may apply to the receipt of shares by the ZapNetwork member. When applicable, we will issue ZapNetwork members a Form 1099-Misc reporting the value of any bonus shares issued to them for any year in which the shares have a cumulative value on the date of distribution in excess of $600.



REFUNDS





     Any amounts withheld under the backup withholding rules from a payment to a ZapNetwork member will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided that the required information is furnished to the IRS.



OTHER TAX CONSIDERATIONS



     There may be other federal, state, local or foreign tax considerations applicable to a particular ZapNetwork member. Accordingly, a ZapNetwork member should consult his, her or its tax advisor as to the particular tax consequences to it of participating in the ZapNetwork unique user stock bonus plan and or holding and disposing of our common stock.



     Each ZapNetwork member should consult their own tax advisor concerning the amount, the timing and the character of any gain or loss recognized as long-term or short-term capital gain or loss (or as ordinary income or loss), which will be determined by a number of factors, including the tax status of the holder, whether the Web site rights have been held for more than 1 year, the costs of building the Web site, and whether and to what extent the holder has previously claimed a deduction for those costs.



     ZapNetwork members should consult their own tax advisor concerning tax consequences of the granting of the Web site rights to Zap.Com and holding or disposing of the shares received from Zap.Com under applicable state and local laws. Site owners that are Non-U.S. persons should also consult their tax advisors regarding the United States and foreign tax consequences of the acquisition, holding or disposition of the Web site rights and the shares.

                           DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL STOCK

     Zap.Com's authorized capital stock consist of (1) 1,500,000,000 shares of Zap.Com common stock, par value $.001 per share and (2) 150,000,000 shares of preferred stock, par value $.01 per share, all of which are undesignated. As of the date of this prospectus, Zap.Com has outstanding 50,000,000 shares of common stock. The following summary description of Zap.Com's capital stock and other securities is qualified in its entirety by reference to Zap.Com's Restated Articles of Incorporation and Amended and Restated By-Laws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part and to the applicable provisions of the Nevada Corporate Law.

  Common Stock

     The holders of the outstanding common stock are entitled to receive and share ratably dividends if, as and when declared by the board of directors out of funds legally available with respect to Zap.Com's outstanding common stock. Please see "Dividend Policy." In addition, in the event of a liquidation, dissolution or winding-up of Zap.Com, the holders of common stock are entitled to share equally and ratably in the net assets of Zap.Com, if any, remaining after paying all debts and liabilities of Zap.Com and payment of all liquidation preferences of any outstanding shares of preferred stock.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

     Each outstanding share of common stock is fully paid and nonassessable. The rights, preferences, and privileges of the holders of common stock may be adversely affected by any class or series of preferred stock which Zap.Com may designate and issue in the future.

  Preferred Stock

     The Zap.Com board has the authority to issue up to 150,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting the series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the Zap.Com stockholders. The issuance of preferred stock by the Zap.Com board could adversely affect the rights of holders of common stock.

     The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Zap.Com and may discourage bids for Zap.Com common stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, the Zap.Com common stock. Zap.Com has no current plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF NEVADA LAW AND CHARTER

  Board of Directors

     Zap.Com's Restated Articles of Incorporation provide that, except as otherwise fixed by the provisions of a certificate of designation containing the rights of the holders of any class or series of preferred stock, the number of the directors of Zap.Com will be fixed from time to time exclusively through a resolution adopted by a majority of the total number of directors which Zap.Com would have if there were no vacancies. After the size of the board is expanded to three or more directors, the directors, other than those who may be elected by the holders of preferred stock, will be automatically classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The terms of the directors elected first to the Zap.Com board will expire at the next annual meeting of stockholders after which the classified board becomes effective and the remaining directors will be designated by the directors first elected to the board to one of the other two classes. The terms of these two classes will expire at the second and third annual stockholders' meeting occurring after the classified board becomes effective. Commencing with the first annual meeting of stockholders occurring after the classified board becomes effective, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until the person's successor is duly elected and qualified.

     The Articles provide that except as otherwise provided for or fixed by a certificate of designation containing the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Zap.Com board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of Zap.Com's board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Zap.Com board will shorten the term of any incumbent director. Any director elected by the holders of our common stock may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all voting stock then outstanding, voting together as a single class.

     Once the classified board is effective, these provisions will preclude a third party from removing incumbent directors and simultaneously gaining control of the Zap.Com board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Zap.Com board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Zap.Com.

  Special Meetings of Stockholders

     Zap.Com's Articles provide that special meetings of the stockholders of Zap.Com can be called only by the chairman of the board of directors, or a majority of the members of the board of directors. A special meeting may also be called by Zapata so long as it continues to hold 50% or more of the voting power of all classes of outstanding capital stock of Zap.Com.

  Written Consent

     Under Zap.Com's Articles, the stockholders of Zap.Com may not take action in writing without a meeting of the stockholders after the date on which Zapata no longer beneficially owns at least 50% of the voting power of all classes of outstanding capital stock.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

     Zap.Com's by-laws require that timely notice in writing be provided by stockholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Zap.Com not less than 120 days nor more than 150 days prior to the first anniversary of the date of Zap.Com's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 days earlier than or 60 days after that anniversary, notice will be timely if received no more than 90 days later than the later of

     - 60 days prior to the annual meeting of stockholders, or

     - the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs.

     Zap.Com's by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from timely bringing matters before, or from nominations for directors at, an annual meeting of stockholders.

  Amendments

     The Articles provide that the affirmative vote of the holders of at least 66 2/3% of Zap.Com's voting stock, voting together as a single class, is required to amend provisions of the Articles relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Zap.Com directors; the filling of vacancies; and the removal of directors. The Articles further provide that the related by-laws described above (including the stockholder notice procedure) may be amended only by the Zap.Com board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock, voting together as a single class.

NEVADA ANTI-TAKEOVER LAWS AND ZAP.COM CHARTER PROVISIONS

     The Nevada Code contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the Nevada Code, except under specified circumstances, business combinations with interested stockholders are not permitted for a period of three years following the date the stockholder becomes an interested stockholder. The Nevada Code defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of a Nevada corporation. As permitted under Nevada law, Zap.Com has "opted out" of the application of the business combination statute by inserting a provision doing so in its Articles. The Articles can be amended at any time to subject Zap.Com to the effect of the business combinations statutes. Under Nevada law, the Articles may be amended with a resolution adopted by the Zap.Com board and ratified by a vote of a majority of the voting power of Zap.Com's outstanding voting stock.

     In addition to the business combination statute, the Nevada Code generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless the voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person

     - acquire or offer to acquire in an acquisition of a controlling interest, and

     - acquire within ninety days immediately preceding the date when the acquiring person became an acquiring person.

     An "issuing corporation" is a corporation organized in Nevada which has two hundred or more stockholders, at least one hundred of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. While Zap.Com does not currently exceed the control share statute thresholds, it may do so in the future. Further, Zap.Com does not "do business" in Nevada within the meaning of the control share acquisition statute and it does not plan to do so. Therefore, the control share acquisition statute does not currently apply to Zap.Com.

     If the business combination statute and/or the control share acquisition statute becomes applicable to Zap.Com in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of Zap.Com and to make changes in management more difficult.

     The Nevada Code permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation. As a result, Zap.Com's board of directors may have considerable discretion in considering and responding to unsolicited offers to purchase a controlling interest in Zap.Com.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     Zap.Com believes that provisions contained within its Articles and by-laws will be useful to attract and retain qualified persons as directors and officers. The Articles limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to relieve Zap.Com's officers and directors from monetary liabilities for breach of their fiduciary duties as directors, except for:

     - acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or

     - the willful or grossly negligent payment of unlawful distributions.

     Zap.Com's Articles and by-laws generally require Zap.Com to indemnify, its directors and officers to the fullest extent permitted by Nevada law. The Articles and Zap.Com's by-laws also require Zap.Com to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of that director or officer to repay the amount if it should be ultimately determined that they are not entitled to indemnification by Zap.Com.

     Prior to the consummation of distribution, Zap.Com intends to enter into agreements with its officers and directors which provides for the indemnification and advancement of expenses by Zap.Com. Zap.Com also intends to obtain, prior to the consummation of the distribution, officer and director liability insurance with respect to liabilities arising out of matters, including matters arising under the Securities Act.

     At present there is no pending litigation or proceeding involving a director, officer, associate or other agent of Zap.Com for which indemnification is being sought. Zap.Com is also not aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT & REGISTRAR

     The transfer agent and registrar for Zap.Com common stock is American Stock Transfer & Trust Company.

                                    EXPERTS

     The financial statements as of December 31, 1999 and December 31, 1998 and for the periods then ended and for the cumulative period from April 2, 1998 (date of inception) to December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


     Certain matters relating to this Offering are being passed upon by, Woods Oviatt Gilman of Rochester, New York. Woods Oviatt Gilman LLP is legal counsel to both Zapata and Zap.Com and a partner of the firm is corporate secretary for both corporations.


                             ADDITIONAL INFORMATION

     Zap.Com has filed with the Securities and Exchange Commission a registration statement, which includes exhibits, under the Securities Act of 1933 for the securities offered by this prospectus. This prospectus contains general information about the contents of contracts and other documents filed as exhibits to the registration statement. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. You should read the registration statement and the exhibits for further information about Zap.Com. You may read and copy all or any portion of the registration statement or any other information the company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we file periodic reports, proxy statements and other information with the SEC.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Cash Flows....................................  F-5
Statements of Changes in Stockholders' Equity (Deficit).....  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Zap.Com Corporation

     In our opinion, the accompanying balance sheets and related statements of operations, cash flows and changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Zap.Com Corporation (a Development Stage Company, the "Company") at December 31, 1999 and December 31, 1998 and the results of its operations and its cash flows for the period from April 2, 1998 (date of inception) to December 31, 1998, for the year ended December 31, 1999, and for the cumulative period from April 2, 1998 (date of inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP


New Orleans, Louisiana


January 28, 2000

                              ZAP.COM CORPORATION

                         [A DEVELOPMENT STAGE COMPANY]

                                 BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
ASSETS:
Current assets:
Cash and cash equivalents...................................     $  --        $  7,579,363
Interest receivable.........................................        --              45,914
Prepaid assets and other receivables........................        --             549,466
                                                                 -----        ------------
     Total current assets...................................        --           8,174,743
Property and equipment, net.................................        --              41,424
Capitalized software costs..................................        --             272,581
                                                                 -----        ------------
          Total assets......................................     $  --        $  8,488,748
                                                                 =====        ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable............................................     $  --        $    299,538
Due to related party........................................        --              39,588
Accrued liabilities.........................................        --             410,179
Amounts due to stockholder and affiliates...................       783               3,900
                                                                 -----        ------------
     Total current liabilities..............................       783             753,205
                                                                 -----        ------------
          Total liabilities.................................       783             753,205
                                                                 -----        ------------
COMMITMENT & CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 1,500,000,000 shares
  authorized, 49,450,000 shares issued and outstanding as of
  December 31, 1998; $.001 par value, 1,500,000,000 shares
  authorized, 50,000,000 issued and outstanding as of
  December 31, 1999.........................................        10              50,000
Additional paid in capital..................................        --          21,549,996
Preferred stock, $0.01 par value, 150,000,000 shares
  authorized, 0 shares issued and outstanding as of December
  31, 1998 and 1999.........................................        --                  --
Deficit accumulated during the development stage............      (793)         (3,535,733)
  Deferred consulting expense...............................        --         (10,328,720)
                                                                 -----        ------------
Total stockholders' (deficit) equity........................      (783)          7,735,543
                                                                 -----        ------------
Total liabilities and stockholders' equity..................     $  --        $  8,488,748
                                                                 =====        ============

   The accompanying notes are an integral part of these financial statements.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                            STATEMENTS OF OPERATIONS

                                                                                            CUMULATIVE
                                            FROM APRIL 2, 1998                          FROM APRIL 2, 1998
                                            (DATE OF INCEPTION)         FOR THE         (DATE OF INCEPTION)
                                                  THROUGH             YEAR ENDED              THROUGH
                                             DECEMBER 31, 1998     DECEMBER 31, 1999     DECEMBER 31, 1999
                                            -------------------    -----------------    -------------------
Revenues..................................      $       --            $        --           $        --
Cost of revenues..........................              --                141,160               141,160
                                                ----------            -----------           -----------
  Gross profit............................              --               (141,160)             (141,160)
Operating expenses:
  Product development.....................              --                 52,388                52,388
  Sales and marketing.....................              --              1,696,539             1,696,539
  General and administrative..............             793              1,690,907             1,691,700
  Depreciation............................              --                  8,105                 8,105
                                                ----------            -----------           -----------
     Total operating expenses.............             793              3,447,939             3,448,732
                                                ----------            -----------           -----------
     Loss from operations.................            (793)            (3,589,099)           (3,589,892)
Interest income...........................              --                 54,159                54,159
                                                ----------            -----------           -----------
Loss before income taxes..................            (793)            (3,534,940)           (3,535,733)
Benefit from income taxes (Note 7)........              --                     --                    --
                                                ----------            -----------           -----------
Net loss..................................      $     (793)           $(3,534,940)          $(3,535,733)
                                                ==========            ===========           ===========
Per share data (basic and diluted):
Net loss per share........................      $     (.00)           $      (.07)          $      (.07)
                                                ==========            ===========           ===========
  Average common shares and common share
     equivalents outstanding..............      49,450,000             49,525,342            49,493,036
                                                ==========            ===========           ===========

   The accompanying notes are an integral part of these financial statements.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                            STATEMENTS OF CASH FLOWS

                                                                                            CUMULATIVE
                                           FROM APRIL 2, 1998                           FROM APRIL 2, 1998
                                          (DATE OF INCEPTION)          FOR THE         (DATE OF INCEPTION)
                                                THROUGH              YEAR ENDED              THROUGH
                                           DECEMBER 31, 1998      DECEMBER 31, 1999     DECEMBER 31, 1999
                                          --------------------    -----------------    --------------------
Cash flows used in operating activities:
  Net loss..............................         $(793)              $(3,534,940)          $(3,535,733)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Depreciation.......................            --                     8,105                 8,105
     Warrants expense...................            --                 1,171,276             1,171,276
     Changes in assets and liabilities
       Interest receivable..............            --                   (45,914)              (45,914)
       Prepaid expenses.................            --                  (549,466)             (549,466)
       Accounts payable.................            --                   299,538               299,538
       Accrued liabilities..............            --                   410,179               410,179
                                                 -----               -----------           -----------
          Total adjustments.............            --                 1,293,718             1,293,718
                                                 -----               -----------           -----------
       Net cash used in operating
          activities....................          (793)               (2,241,222)           (2,242,015)
                                                 -----               -----------           -----------
Cash flows used by investing activities:
  Capital additions.....................            --                  (282,522)             (282,522)
                                                 -----               -----------           -----------
       Net cash flows used by investing
          activities....................            --                  (282,522)             (282,522)
                                                 -----               -----------           -----------
Cash flows provided by financing
  activities:
  Issuance of common stock and
     recapitalization of common stock...            10                    49,990                50,000
  Additional paid in capital............            --                10,050,000            10,050,000
  Amounts due to stockholder and
     affiliates.........................           783                     3,117                 3,900
                                                 -----               -----------           -----------
       Net cash flows provided by
          financing activities..........           793                10,103,107            10,103,900
                                                 -----               -----------           -----------
Net change in cash and cash
  equivalents...........................            --                 7,579,363             7,579,363
Cash and cash equivalents at beginning
  of period.............................            --                        --                    --
                                                 -----               -----------           -----------
Cash and cash equivalents at end of
  period................................         $  --               $ 7,579,363           $ 7,579,363
                                                 =====               ===========           ===========
Supplemental schedule of noncash
  investing activities
  Transfer of equipment from related
     party..............................         $  --               $    39,588           $    39,588
                                                 =====               ===========           ===========
Supplemental schedule of noncash
  financing activities
  Warrants issued for consulting
     services-fair value................         $  --               $11,499,996           $11,499,996
                                                 =====               ===========           ===========

   The accompanying notes are an integral part of these financial statements.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                          DEFICIT
                                                                        ACCUMULATED                      TOTAL
                                       COMMON STOCK                     DURING THE      DEFERRED     STOCKHOLDERS'
                                   --------------------     PAID IN     DEVELOPMENT    CONSULTING       EQUITY
                                     SHARES     AMOUNT      CAPITAL        STAGE        EXPENSE        (DEFICIT)
                                   ----------   -------   -----------   -----------   ------------   -------------
BALANCE, APRIL 2, 1998 (date of
  inception).....................          --   $    --   $        --   $        --   $         --    $        --
Issuance of 49,450,000 shares
  common stock on April 2, 1998
  at no par value................  49,450,000        10            --            --             --             10
Net loss for the period from
  April 2, 1998 to December 31,
  1998...........................          --        --            --          (793)            --           (793)
                                   ----------   -------   -----------   -----------   ------------    -----------
BALANCE, DECEMBER 31, 1998.......  49,450,000        10            --          (793)            --           (783)
Recapitalization of common stock,
  November 12, 1999 (Note 3).....          --    49,440            --            --             --         49,440
Common stock issued..............     550,000       550     1,099,450            --             --      1,100,000
Additional capital
  contribution --
  Zapata Corporation.............          --        --     8,950,550            --             --      8,950,550
Warrants issued..................          --        --    11,499,996            --    (11,499,996)            --
Warrants expense.................          --        --            --            --      1,171,276      1,171,276
    Net loss.....................          --        --            --    (3,534,940)            --     (3,534,940)
                                   ----------   -------   -----------   -----------   ------------    -----------
BALANCE, DECEMBER 31, 1999.......  50,000,000   $50,000   $21,549,996   $(3,535,733)  $(10,328,720)   $ 7,735,543
                                   ==========   =======   ===========   ===========   ============    ===========

   The accompanying notes are an integral part of these financial statements.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND ORGANIZATION


     Zap.Com Corporation (formerly known as Zap Internetworks, Inc), a Nevada corporation (the "Company", "Zap.Com") was incorporated in April 1998 and is a majority-owned subsidiary of Zapata Corporation ("Zapata"). Zap.Com is a development stage company which was formed to engage in an Internet business through the development of the ZapNetwork, which seeks to become a global network of independently owned Web sites that deploy the Company's Web application, the ZapBox. The ZapBox provides personalized portal-like functionality and content wrapped around an Internet advertising banner. The ZapBox provides users with the ability to utilize the ZapBox's functionality as they travel the ZapNetwork and allows Zap.Com to place advertising on member sites. Future ZapBox releases are expected to also allow Zap.Com to place e-commerce opportunities on member sites. The Company has not yet commenced significant operations, and its primary activity to date has been research and investigation of Internet industry opportunities and the development of the Company's business model, the establishment of strategic relationships to provide internet connectivity and technology systems to support its network which it plans to build and the creation of the ZapBox and the Zap.Com homepage. In order to successfully execute its business model, the Company must contract with Web sites to participate in the Company's network, and complete the public registration of its common stock to be used as an incentive to join and remain a member of the ZapNetwork by providing them the ability to participate in the ZapNetwork unique user stock bonus plan. The business model to be employed by the Company and its potential for profit is unproven. The Company anticipates incurring significant operating losses and capital expenditures for the foreseeable future. The Company has adopted a fiscal year-end of December 31.


NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements are presented as if the Company had existed as a corporation separate from Zapata Corporation for the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the business that will comprise the Company's operations.

     General and administrative expenses reflected in the financial statements include allocations of certain corporate expenses from Zapata for which management took into consideration personnel, space, estimates of time spent to provide services, or other appropriate bases. Management believes the foregoing allocation of these costs were made on a reasonable basis; however, they do not necessarily equal the costs which would have been or will be incurred by the Company prospectively.

     The financial information included herein may not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had it been a separate, stand-alone company during the periods covered.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt of instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

  Property and Equipment

     Property, equipment and software are stated at cost, less accumulated depreciation. Depreciation is based on the estimated useful lives of property and equipment using the straight-line method. The estimated useful lives for most depreciable assets are five to seven years.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Internal Use Software

     The Company capitalizes software for internal use in accordance with Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This standard requires certain direct development costs associated with internal use software to be capitalized including external direct costs of material and services and payroll costs for employees devoting time to the software projects. These costs are amortized over the useful life of the software beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage as well as for maintenance and training are expensed as incurred. Internal use software will be depreciated over three years.

  Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  Deferred Consulting Expense

     Deferred expenses for warrants represents the current cumulative unearned value of warrants issued to non-employees for consulting services. The Company accounts for these warrants in accordance with Emerging Task Force Issue ("EITF") 96-18 "Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling, Goods or Services" which requires such transactions to be expensed based on the then current fair value of the warrants at the end of each reporting period with adjustment of prior period expense to actual expense at each vesting date.

  Earnings Per Share

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" requires presentation of basic loss per share and diluted loss per share for all periods presented. Basic loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding. Diluted earnings per share is based on the potential dilution that would occur on exercise or conversion of securities into common stock. At December 31, 1999, outstanding options for 578,000 and warrants for 2,000,000 shares of common stock with weighted average per share exercise prices of $2.00 that could potentially dilute basic earnings per share in the future were not included in the computation of diluted net loss per share because to do so would have an antidilutive effect for the periods presented.

  Start-up Costs

     In accordance with AICPA SOP 98-5 -- "Reporting on the Costs of Start-up Activities", the Company expenses all start-up activities, including organization costs, as they are incurred.

  Cost of Revenues

     Cost of revenues consist primarily of hosting, bandwidth, communications, ad delivery, and content license fees costs associated with the Company's banner and other Internet properties.

  Product Development

     Product development expenses consist primarily of costs for research, design and development of the Company's proprietary Internet properties.

  Income Taxes

     The Company utilizes the liability method to account for income taxes. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing temporary

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

differences between the financial reporting and tax reporting basis of assets and liabilities, and operating loss and tax credit carry forwards for tax purposes. The Company is included in Zapata's consolidated U.S. federal income tax return and its income tax effects are allocated to the Company in proportion to its contribution to consolidated taxable income.

     A valuation allowance is provided to reduce deferred tax assets to a level which, more likely than not, will be realized. Primary factors considered by management to determine the size of the allowance include the estimated taxable income level for future years and the limitations on the use of such carry forwards and expiration dates.

  Equity Based Compensation

     The Company accounts for its employee stock option plans in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock grants made in 1999 and future years as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

  Comprehensive Income

     Effective January 1, 1999, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

  Segments

     Effective January 1, 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and December 31, 1999.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

     In June 1998, The Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the impact of the adoption of SFAS No. 133 is not currently expected to have a

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

material impact on financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

NOTE 3. STOCKHOLDERS' EQUITY (DEFICIT)

     The Company was incorporated in April 2, 1998 as a wholly-owned subsidiary of Zapata, through the issuance of 1,000 shares of no par value common stock. As of December 31, 1999 and December 31, 1998, the Company has accumulated a deficit during its development stage of $3,535,733 and $793, respectively. The Company will continue to incur a development stage deficit until it begins its planned operations, at which point, the Company will accumulate its operating results in retained earnings.

     In September 1999, Zapata advised the Company of the Zapata Board's intention to declare a dividend, payable to its stockholders, of one share of Zap.Com common stock for every 50 shares of Zapata common stock on a record date to be determined. On October 26, 1999, a record date of November 5, 1999 was declared. The primary purpose of the distribution was the creation of a public market for the Company's common stock and future access to public markets.

     In November 1999, the Company amended and restated its Articles of Incorporation to revise its capital structure. Subsequent to the amendment, Zap.Com's authorized capital stock consisted of: (1) 1,500,000,000 shares of Zap.Com common stock, par value $.001 per share and (2) 150,000,000 shares of preferred stock, par value $.01 per share. Also, the Company Board of Directors approved a 49,450 for one stock split immediately prior to the distribution. All share and per share information has been retroactively restated to reflect this split.

     On November 12, 1999, Zapata distributed 477,742 shares of Zap.Com common stock to its stockholders. Also, on November 12, 1999, Zapata provided the Company with $9,000,000, including $49,450 to meet the stated capital requirements of Nevada law to effectuate the 49,450 for one stock split which occurred immediately prior to the distribution. The contribution consisted of $8,000,000 in cash and the forgiveness of $1,000,000 of inter-company debt. At the same time, Malcolm Glazer and Avram Glazer contributed $1,100,000 in exchange for 550,000 shares of Zap.Com common stock.

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment primarily consists of server and network equipment, the majority of which was transferred from a wholly owned subsidiary of Zapata. The equipment transfer was recorded at the cost basis of the assets to the transferor of approximately $40,000 on the transfer date of February 28, 1999. Zap.Com depreciates these assets over their remaining useful life of approximately 5 years. The company recorded depreciation expense of approximately $8,000 for the twelve month period ending December 31, 1999. No depreciation expense was recorded for the period ended December 31, 1998.

NOTE 5. CAPITALIZED SOFTWARE COSTS

     Capitalized software costs consists of the costs incurred during the development of ZapBox. The ZapBox is a software application which enables the Company to sell advertising across its network and is developed under a development, service and license agreement with a third party vendor. Future versions of the ZapBox to the extent that they add functionality that enable advertising on the Company's network will be capitalized. Maintenance and training costs will be expensed as incurred. These costs will be amortized over a three year period on a straight line basis beginning in the period in which the software is placed in service. As of December 31, 1999 the Company has capitalized $272,581 in software development costs. The ZapBox became functional in January, 2000 at which time the Company will begin to amortize these costs.

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following:

                                                     DECEMBER 31, 1998    DECEMBER 31, 1999
                                                     -----------------    -----------------
Accrued audit and legal costs......................         $--               $145,000
Accrued printing costs.............................         --                 203,553
Accrued expenses...................................         --                  61,626
                                                            --                --------
                                                            $--               $410,179
                                                            ==                ========

NOTE 7. INCOME TAXES

     As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1998 and December 31, 1999, respectively are as follows:

                                                     DECEMBER 31, 1998    DECEMBER 31, 1999
                                                     -----------------    -----------------
Deferred tax assets:
  Net operating loss carryforwards.................        $278              $1,237,507
                                                           ----              ----------
  Total deferred tax assets........................         278               1,237,507
  Less: valuation allowance........................        (278)             (1,237,507)
                                                           ----              ----------
Net deferred taxes.................................        $ --              $       --
                                                           ====              ==========

     At December 31, 1998 and 1999, the Company fully reserved it deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. As of December 31, 1999, Zap.Com has $3,535,733 of net operating loss carry forwards that expire in 2019.

NOTE 8. STOCK OPTIONS AND STOCK ISSUANCE PLANS:

     The Company's 1999 Long-Term Incentive Plan (the "1999 Plan") provides for the ability of the Company to provide awards to existing and future officers, other employees, consultants and directors of the Company from time to time. The 1999 Plan is intended to promote the long-term financial interests and growth of the Company by providing employees, officers, directors and consultants of the Company with appropriate incentives and rewards to enter into and continue in the employ of, or relationship with, the Company and to acquire a proprietary interest in the long-term success of the Company.

     Under the 1999 Plan 3,000,000 shares of common stock are available for awards. The 1999 Plan provides for the grant of any or all of the following types of awards: stock, options, stock appreciation rights, stock awards, and cash awards. The 1999 Plan provides that awards may be made thereunder of stock options, restricted stock grants, stock appreciation rights and cash awards.

     Future allocation of awards under the 1999 Plan is not currently determinable as the allocation is dependent upon future decisions to be made by the committee in its sole discretion, and the applicable provisions of the 1999 Plan. The exercise price of any stock option may, at the discretion of the committee, be paid in cash or by surrendering shares or another award under the 1999 Plan, valued at fair market value on the date of exercise or any combination of cash or stock.

     Stock appreciation rights are rights to receive, without payment to Zap.Com, cash or shares of Zap.Com common stock with a value determined by reference to the difference between the exercise or strike price of

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the stock appreciation rights and the fair market value or other specified valuation of the shares at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

     Stock awards may consist of shares of Zap.Com common stock or be denominated in units of shares of common stock. A stock award may provide for voting rights and dividend equivalent rights. The committee may specify conditions for awards, including vesting service and performance conditions. Vesting conditions may include, without limitation, provision for acceleration in the case of a change-in-control of Zap.Com, vesting conditions and performance conditions, including, without limitation, performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates.

     On October 20, 1999, the Company granted options to purchase up to 578,000 shares of Zap.Com common stock at $2.00 per share to persons who are Zap.Com executives and key employees. These options will vest ratably on an annual basis during the first three years following their issuance and have five year terms.

                                                                 NUMBER OF        WEIGHTED AVERAGE
                                                                   SHARES          EXERCISE PRICE
                                                              ----------------    ----------------
Options Outstanding at April 2, 1998 (Date of Inception)....           --              $  --
Granted.....................................................           --                 --
                                                                  -------              -----
Options Outstanding at December 31, 1998....................           --                 --
Granted.....................................................      578,000              $2.00
                                                                  -------              -----
Options Outstanding at December 31, 1999....................      578,000              $2.00
                                                                  =======              =====
Options Exercisable at December 31, 1999....................           --              $  --
                                                                  =======              =====

     Additional information with respect to the outstanding options as of December 31, 1999 is as follows:

                                                WEIGHTED      WEIGHTED                   WEIGHTED
                                 NUMBER OF       AVERAGE      AVERAGE                    AVERAGE
RANGE OF                          SHARES        REMAINING     EXERCISE      NUMBER       EXERCISE
EXERCISE PRICES                 OUTSTANDING    CONTR. LIFE     PRICE      EXERCISABLE     PRICE
---------------                 -----------    -----------    --------    -----------    --------
$2.00                             578,000        5.00          $2.00          --           --
                                  =======       ========       =====           ==           ==

     The Company has elected to follow the measurement provisions of APB Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant date. All of the outstanding options at December 31, 1999 under the 1999 Plan were granted prior to the Company becoming a public company. Accordingly, the Company determined there was no compensation expense attributable to these options based on an independent valuation of the Company on the date of grant.

     To estimate compensation expense which would be recognized under SFAS No. 123, "Accounting for Stock-based Compensation", the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted through December 31, 1999: risk-free interest rate of 5.92%, expected dividends of 0%, no volatility (prior to becoming a public company), and an expected life of four years.

     Had compensation expense for the 1999 Plan been determined based on fair value at the grant date for the awards under the Plan consistent with SFAS No. 123 the Company's net losses for the period from

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

April 2, 1998 (date of inception) through December 31, 1998, and the year ended December 31, 1999, would have been adjusted to the following pro forma amounts:

                                                           APRIL 2, 1998
                                                        (DATE OF INCEPTION)
                                                              THROUGH           YEAR ENDED
                                                           DECEMBER 31,        DECEMBER 31,
                                                               1998                1999
                                                        -------------------    ------------
Net Loss, As Reported.................................        $ (793)          $(3,534,940)
Net Loss, Pro Forma...................................        $ (793)          $(3,554,990)
Basic Net Loss Per Share, Pro Forma...................        $(0.00)          $     (0.07)

NOTE 9. RELATED PARTY TRANSACTIONS

     The Company has utilized the services of the management and staff of its majority shareholder, Zapata, during its start-up period. The actual payroll and related fringe benefit costs for these employees of approximately $369,000 was allocated to the Company using a percentage of time analysis.

     Zap.Com's headquarters in Rochester, New York are located in space subleased to it by Zapata. Under the sublease agreement, annual rental payments are allocated on a cost basis. Total rental payments to Zapata in 1999 were $31,900.

     The Company also received server and network equipment from a related entity to operate its Web site www.zap.com, and to perform beta testing on the ZapBox. The Company recorded the assets at the cost to the transferor of approximately $40,000. No gain or loss was recognized on the transaction.

     During 1998, LFG, Inc. commenced a legal action against Zapata and Zap Corp. (a wholly-owned subsidiary of Zapata and an affiliate of the Company). The action alleged that Zapata and Zap Corp. were guilty of trademark infringement and other federal and state statutes because of their use of Zap trade name and the Internet domain name "Zap.com." In April 1999, Zapata and Zap Corp. reached an agreement in principal with LFG that secured a general release from the action in exchange for a cash payment and the furnishing of limited advertising for LFP on Zap Corp.'s Web site for a two year period. Additionally, LFG agreed not to sue or otherwise oppose the use by Zapata or its subsidiaries and successors and assigns for the use of the "Zap" mark in connection with specified activities including the use of the "Zap" mark in connection with the Company's network.

     As of and prior to November 12, 1999, Zap.Com had satisfied all of its startup and offering costs with borrowings from Zapata. On November 12, 1999, Zapata contributed $9,000,000 in cash and forgave $1,000,000 in intercompany debt from the Company pursuant to the completion of the distribution. The Company used the proceeds to pay down the remainder of its debt to Zapata and to fund its day to day operations.

     On October 20, 1999, the Company granted to American Internetwork Sports Company, LLC stock warrants in consideration for sports related consulting services. American Internetwork Sports is owned by the siblings of the Company's president and Chief Executive Officer, Avram Glazer. The Company accounts for this transaction in accordance with Financial Accounting Standards Board EITF 96-18, which requires the recognition of expense based on the then current fair value of the warrants at the end of each reporting period with adjustment of prior period expense to actual expense at each vesting date. Accordingly, the Company estimated the fair value of the warrants at December 31, 1999 using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0.00%, risk-free interest rate of 6.15%; an expected life of 3.75 years and a volatility of 442.2%. Based on these assumptions, the fair value of each warrant at December 31, 1999 was $5.75. As a result, the Company recorded the expected cost of all

                              ZAP.COM CORPORATION
                         [A DEVELOPMENT STAGE COMPANY]

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2,000,000 warrants of approximately $11,500,000 as paid in capital-warrants with an equal offset to deferred expense-warrants. The deferred consulting expenses will be ratably charged to earnings over the three year vesting period of the warrants. As of December 31, 1999, approximately $1,171,000 was charged to earnings for these warrants.

NOTE 10. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                               QUARTER ENDED
                                        -----------------------------------------------------------
                                         MARCH 31,      JUNE 30,      SEPTEMBER 30,    DECEMBER 31,
                                        -----------    -----------    -------------    ------------
Revenues..............................  $        --    $        --     $        --     $        --
Total operating expenses..............  $   304,185    $   361,550     $   745,813     $ 2,036,391
Loss from operations..................  $  (304,185)   $  (361,550)    $  (745,813)    $(2,177,551)
Interest income.......................  $        --    $        --     $        --     $    54,159
Net loss..............................  $  (304,185)   $  (361,550)    $  (745,813)    $(2,123,392)
Per share data (basic and diluted):...  $     (0.01)   $     (0.01)    $     (0.02)    $     (0.04)
Shares outstanding....................   49,450,000     49,450,000      49,450,000      50,000,000

NOTE 11. SUBSEQUENT EVENT

     On January 27, 2000, Zap.Com granted stock options to an officer of Zap.Com to purchase up to 25,000 shares of common stock at an exercise price of $9.00 per share. On January 14, 2000 Zap.com granted to an officer of Zap.Com options to purchase up to 5,000 shares of common stock at an exercise price of $5.50 per share.

                        ZAPNETWORK MEMBERSHIP AGREEMENT

               Complete and sign this Agreement. Return it in the enclosed postage paid envelope or fax it back to (716)-8210.

             If you have any questions, please call us toll free at
               (877) 392-7266 or e-mail us at zapnetwork@zap.com
--------------------------------------------------------------------------------
 Please print the following

 Name
--------------------------------------------------------------------------------

 Title
--------------------------------------------------------------------------------

 Web Site URL
--------------------------------------------------------------------------------

 Company Name
 (if applicable)
--------------------------------------------------------------------------------

 Web Site's Estimated Number
 Of Current Unique Users Per Month
--------------------------------------------------------------------------------

 Street
--------------------------------------------------------------------------------

 City                            State                           Zip
--------------------------------------------------------------------------------

 Telephone                         Fax                         Email
--------------------------------------------------------------------------------

 State In Which The
 Web Site Owner Resides
------------------------------------------------------------------------

 My web site is owned by a: (please check one)  ----    Corporation              ----    Partnership
                                                ----    Limited Liability Corp.  ----    Sole Proprietorship
                                                ----    Other (please describe)

--------------------------------------------------------------------------------
 PLEASE CHECK THE ZAPNETWORK CHANNEL THAT YOU WISH YOUR WEB SITE TO BE LISTED
UNDER:

 [ ] Arts/Humanities
    Zines, Literature, Photography
 [ ] Business
    Companies, Industries, Economy, Jobs
 [ ] Family/Home
    Food, Real Estate, Gardens, Religion
 [ ] Finance/Investing/Stocks
    Money, Insurance, Finance
 [ ] Men/Women
    Relationships
 [ ] Search Engines/Portal
    Reference
 [ ] Sports/Recreation
    Outdoors, Professional, College, Aviation
 [ ] Teenagers/Kids
 [ ] Automotive
    Classic, Dealers, Manufacturers, Parts, Repair
 [ ] Entertainment/Games
    Movies, TV, Broadcast, Humor, Music, Video,
     Games
 [ ] Fashion & Beauty
 [ ] Health & Fitness
    Medicine, Alternative
 [ ] News
    Weather, Regional, National
 [ ] Shopping
    Auctions, Classifieds, Clothing, Gifts
 [ ] Technology
    Computers, Internet, Software
 [ ] Travel
    Lodging, Destinations, Air

--------------------------------------------------------------------------------
       THE UNDERSIGNED WEB SITE OWNER IS APPLYING TO JOIN THE ZAPNETWORK
   ON THE TERMS AND CONDITIONS STATED IN THE ZAPNETWORK MEMBERSHIP AGREEMENT. Company Name
 (if applicable -- please print):
     --------------------------------------------------------------------------

 Signature Of Owner
 Or Authorized Representative:
     --------------------------------------------------------------------------

 Date (please print):
     --------------------------------------------------------------------------

     This ZAPNETWORK MEMBERSHIP AGREEMENT (this "AGREEMENT") contains all of the terms and conditions that apply to a web site owner's membership in the ZapNetwork. The terms "Zap.Com," "we" or "our" means Zap.Com Corporation, a Nevada Corporation. The terms "you" and "your" means the undersigned web site owner.

     We operate a web site at the URL http://www.zap.com on the World Wide Web ("WWW") and deploy a web application known as the ZapBoxSM on web sites located on the WWW that are owned and operated by third parties (the "ZAPNETWORK"). We understand that you own and operate a web site (the "WEB SITE") that can be accessed through the domain name provided on the cover sheet to this Agreement. We further understand that you wish to join the ZapNetwork, and we desire to accept you into the ZapNetwork on the terms and conditions stated herein. Accordingly, the parties agree as follows:

     1. JOINING THE ZAPNETWORK. By executing and delivering this Agreement to us, you offer to become a member of the ZapNetwork on the terms and conditions contained herein. We will accept your offer only by countersigning this Agreement and delivering to you a fully executed copy of this Agreement. Prior to our acceptance, you may withdraw your offer only by giving us three (3) days advance written notice.


     2. ZAP.COM'S DISPLAY RIGHTS. (a) From the date we accept you as a member of the ZapNetwork (the "MEMBERSHIP DATE") until the termination of the Agreement pursuant to Section 11 (the "TERM") we shall have the right at all times to have the ZapBox displayed on your Web Site. The ZapBox shall be immediately and fully apparent and prominently displayed without scrolling on each page of your Web Site when that page is viewed by a user in 800 x 600 pixel (or higher) resolution in each case as set forth in the instructions for the then current release of the ZapBox and shall otherwise comply with such industry standards as we may determine to be applicable from time to time (together with all other rights granted to us in this Agreement, the "DISPLAY RIGHTS").


     (b) Except for your right to object to certain banner advertising under
Section 3(a), we shall have sole control and discretion over all aspects of the ZapBox, including functionality, content, utility and "look and feel." The size of the ZapBox will not exceed twenty percent (20%) of the initial viewing area of each page of your Web Site based on the greater of a 800 x 600 pixel resolution or the industry's then current standard resolution. There shall be no size limitation on any other Internet applications invoked by user initiated functionality emanating from the ZapBox (i.e., pop-up windows).

     (c) During the Term, we shall have the right to have one or more unique tags for the ZapBox ("ZAPBOX TAGS") inserted into or affixed to, as appropriate, the software code for your Web Site (the "SITE CODE") so that the ZapBox is displayed and functions properly in your Web Site so that we may exercise our rights under this Agreement. We will deliver ZapBox Tags to you, and you will use your best efforts to, in a timely fashion, insert or affix, the most current version of the ZapBox Tags to the Site Code. During the Term, we may verify the placement and size of the ZapBox as it appears on your Web Site and you agree to cooperate with us.

     3. MEMBERSHIP COMPENSATION. Subject to the terms and conditions hereof and in reliance on your representations and warranties herein, as the entire consideration for being a member of the ZapNetwork and the grant to us of rights herein, during the Term we will make to you Revenue Sharing Payments pursuant to
Section 3(a) and, as an incentive, we will provide you with Unique User Bonuses pursuant to Section 3(b).

          (a) Revenue Sharing. Your Revenue Sharing Payment will equal 75% of the banner advertising gross margin collected by Zap.Com from the sale of advertising served in the ZapBox advertising section displayed on your Web Site each month, as determined by Zap.Com, using such methods as we deem appropriate. Banner advertising gross margin means revenue attributable to such banner advertising less all commissions payable with respect to those revenues. Your Revenue Sharing Payment will be paid within thirty (30) days after we collect the advertising revenues. Banner advertising does not include revenue from e-commerce, sponsorships, house advertising or barter advertisement. Zap.Com shall provide you with notice, via on-line posting, of new banner advertising that has been solicited by us to be displayed on your Web Site's pages, and to use its reasonable efforts to honor any deci-sion by you to decline any advertising, in accordance with the provisions in 4(h) below.


          (b) Unique User Bonus. (i) For each twelve (12) month period following delivery of the first bonus certificate pursuant to Section 5(b)(ii) (each a "BONUS PERIOD") you are eligible to receive at no dollar cost to you a Unique User Bonus, which vests over thirty-six (36) months in accordance with Section 11(c)(iii). The amount of the Unique User Bonus you are eligible to receive for the first Bonus Period equals the number of your Web Site's unique users over a thirty (30) day period selected by us multiplied by $1.00. Subsequent annual Unique User Bonuses will equal the average number of monthly unique users for your Web Site during the twelve
     (12) months immediately preceding the Bonus Period multiplied by $1.00. Thus, after the first Bonus Period, ZapNetwork members will have up to three bonuses vesting.



          (ii) For purposes of this Section 3(b) unique users per month will be determined through an analysis of log files gathered by software contained within the ZapBox placed on your Web Site, which, among other things, tracks unique IP addresses, unique cookies and unique user registrations, or through such other methods as we determine. The analysis of the log files will be conducted by a third party selected by us. Within 60 days of the Membership Date we will issue to you a Bonus Certificate stating the unique user bonus you are eligible to receive for the first Bonus Period. For each Bonus Period commencing after the first Bonus Period, a Bonus Certificate stating the Unique User Bonus you are eligible to receive for such Bonus Period will be sent to you upon the earlier of our calculation of the Unique User Bonus or thirty (30) days after commencement of the Bonus Period. During the Term, you shall make available to us any information which we deem appropriate to determine the unique users per month for your Web site.



          (iv) Each Unique User Bonus shall be due in three (3) installments (each a "BONUS INSTALLMENT") on the last day (the "BONUS INSTALLMENT ISSUANCE DATE") of each of the following calendar months in the amount set opposite those months:


                                 PERCENTAGE OF
    NUMBER OF                     UNIQUE USER
    MONTHS AFTER                 BONUS DUE ON
    COMMENCEMENT OF            BONUS INSTALLMENT
    BONUS PERIOD                 ISSUANCE DATE
    ---------------            -----------------
    12.......................         25%
    24.......................         25%
    36.......................         50%


          (v) Each Unique User Bonus and each Bonus Installment shall be payable solely with shares of our common stock offered under our Prospectus. The number of shares to be issued to you on a Bonus Installment Issuance Date (the "BONUS SHARES") will equal the Bonus Installments dollar amount due on that date divided by the greater of the "20-day Average Closing Price" ending on the Bonus Installment Issuance Date and the per share floor price last determined by our Board of Directors prior to the commencement of the Bonus Period for which the Unique User Bonus is established (the "PER SHARE FLOOR PRICE"). Fractional shares will not be issued, but rather will be eliminated from the Unique User Bonus due you. The "20-day Average Closing Price" shall equal the average Closing Price for our common stock during the applicable twenty (20) trading days. As used herein, the "CLOSING PRICE" of our common stock on a trading day shall be (1) if sales prices are reported on a consolidated transaction reporting system, automated dissemination of quotations, electronic bulletin board or other reporting service, the last reported sale price on such stock system (if more than one of these exist, then the one selected by our, Board of Directors) or
     (2) if actual sales in our stock are not reported in any system, then the price determined by our Board of Directors to be the fair market value of such stock without any discount. Within forty-five (45) days following each Bonus Installment Issuance Date, we will prepare and issue, or cause to be prepared and issued, to you a stock certificate representing the number of whole Bonus Shares payable on that date.


     4. CERTAIN OTHER WEB SITE OWNER OBLIGATIONS. During the Term:

          (a) You shall: (i) have sole responsibility, at your own cost and expense, to host and maintain your Web Site and to develop, manage, track, support,' and maintain your Web Site, (ii) continue to operate your Web Site in a manner substantially consistent with the intent and purpose of your Web Site as described in your Application so that your Web Site continues to attract users of generally the same demographic and psychographic profile as it attracts as of such date, provided, however, your Web Site may add additional areas of focus and interest which do not violate Sections 4(b) or (c) below, (iii) ensure that your Web Site's content is kept current and updated on a regular basis, and (iv) use your best efforts to ensure that your Web Site is continually operational and functional during the Term.


          (b) You shall not include or provide via your Web Site (as a result of links or other means of access) or on any of your Web Site's pages any material that is or could be considered to be: (i) libelous, illegal or defamatory under any federal or state law, (ii) an infringement or other violation of the intellectual property rights (including copyright, patent, trademark, trade secret or other proprietary rights) of any third party,
     (iii) an infringement or other violation on any third party's rights of publicity or privacy, (iv) the promotion of violence, an engagement in harassing activities or a promotion of discrimination based on race, sex, religion, nationality, disability, sexual orientation or age, (v) the encouragement of illegal activity or instructions or discussions about performing illegal activities, (vi) software, programs or other material that contains viruses, corrupted files, or that may or are intended to damage the operation of another's computer, or defeat the security measures of any computer, system or programs or the engagement in hacking, or (vii) the engagement in any activity otherwise inappropriate or unacceptable to us in our sole opinion.


          (c) You shall comply with all laws, statutes, ordinances and governmental regulations applicable to the operation of your Web Site.

          (d) You shall, at your own expense, via the Internet or through any other means reasonably acceptable to us provide us with access to your Web Site's log files and any reports generated from them. Upon our request, you shall furnish us with any and all reports of subscribership, viewership, advertisement inventory and usage, reviews and audience studies, deliveries, census requirements and other information regarding your Web Site.


          (e) You shall include in your advertising and promotional materials (i.e., sales literature, off-line or on-line promotional materials, print, TV, radio, etc.) a graphic (or text to be spoken) provided by us indicating that you are affiliated with us. The graphic shall consist of a size no less than 5% of the ad (or no less than 10% of the audio time for an audio or TV ad). Any such graphic shall be delivered or displayed in a manner consistent with our instructions and guidelines.

In connection with such use, we hereby grant to you during the Term a non-transferable, non-exclusive, royalty-free, worldwide license, without the right to sublicense, to use and to display any Zap.Com trademarks, service marks or trade names included with the graphic provided to you. We reserve the right to terminate this license if, in our sole judgment, your use of such trademarks, service marks and trade names does not conform to our instruction and guidelines or otherwise harms our business, image or goodwill.

     (f) You shall not artificially inflate your Web Site's unique users, page views or other traffic counts using a device, program, or other means.

     (g) You may not place the ZapBox on pages that are unrelated to your Web Site.

     (h) You shall notify us within one business day from the time of notice of any new banner advertising is given of your rejection of any new banner advertising. Your failure to provide timely notice of rejection of the new banner advertising shall be deemed acceptance from the ZapBox then being displayed on your Web Site, until such time as you notify us of rejection at which time we will use its reasonable efforts to remove the banner advertising;

     5. REPRESENTATIONS AND WARRANTIES. You represent and warrant to us on a continuing basis that:

     (a) The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof have been duly authorized and will not breach or constitute violation of or default under, any document, agreement or other instrument to which you are a party or by which you are bound or your assets are subject.

     (b) All of the information contained on the cover sheet of this Agreement is true and accurate, including, without limitation, that your are a bona fide resident of, and are domiciled in the State, or jurisdiction, stated therein.

     (c) You acknowledge and agree that (i) you have received and reviewed a copy of our prospectus, including all supplements thereto, which you have accessed and reviewed at the URL http://www.zap.com/prospectussupplement at least forty-eight (48) hours prior to the date you delivered this signed Agreement to us; (ii) your receipt of the prospectus preceded or was contemporaneous with your receipt of any other written materials from Zap.Com; and (iii) you have not relied upon any verbal representation made by any of our officers, employees or agents. Notwithstanding the availability of other sources of information on us, you represent that your decision to join the ZapNetwork under the terms of this agreement is based solely on the terms of this Agreement and the information contained within our prospectus. Further, you acknowledge and agree that any information furnished by us or any of our officers, employees or agents does not constitute investment, accounting, legal or tax advice and you are relying on your own professional advisers for such advice.

     (d) No broker, finder, investment banker or other person or entity is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

     6. CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" means all information existing or hereafter developed, regarding us, the ZapNetwork, the ZapBox, the transaction reflected in this Agreement, or our other products, services or business affairs, whether communicated to you orally, electronically or in writing, or learned by you through observation of our business, processes or otherwise, whether or not such information is identified by us as "confidential." You shall hold such Confidential Information in strict confidence and shall not, except as authorized in writing by one of our officers in writing, use or disclose such Confidential Information, except to the extent necessary to perform your obligations under this Agreement.

     7. INTELLECTUAL PROPERTY AND TECHNOLOGY. (a) You acknowledge and agree that
(i) as between you and us, we (or our suppliers) own or have the right to use all right, title and interest in the valid copyrights, patents, trade names, registered and unregistered trademarks, service marks, trade dress, franchises, domain names, know-how, processes, trade secrets or other proprietary rights ("INTELLECTUAL PROPERTY") and any software, programs, codes, hardware or telecommunications connections (the "ZAP.COM TECHNOLOGY") used by or associated with us, the Zap.Com Web Site, the ZapNetwork and the ZapBox; (ii) you shall not acquire any interest in any of the Zap.Com Technology by virtue of this Agreement, the performance of your duties hereunder or otherwise; (iii) nothing herein grants or shall be construed as granting you any licenses or other rights, whether express or implied or otherwise, in, to or under any Zap.Com Technology, except as expressly stated herein; and (iv) you shall not, during the Term or thereafter, challenge our ownership of or right to any Zap.Com Technology or take any action inconsistent with our ownership thereof, including, without limitation, filing with any governmental or other authority, domestic or foreign, an application or other instrument claiming ownership with respect to any Zap.Com Technology.

(b) You hereby grant to us a fully paid, non-exclusive, worldwide, license to use during the Term your trade names, logos and other trademarks and service marks as set forth on your Application (the "WEB SITE MARKS") in connection with our advertising, marketing, promotion, display and distribution of the ZapBox and the ZapNetwork. We shall not be liable to you for our use of the Web Site Marks. We may use your Web Site's names, domain names, URL, all records and information (including, without limitation, user and other data, statistical information and other traffic information) for any purpose, including lists of the busiest ZapNetwork sites, lists of member sites, etc. We may also use in our promotional materials any representation (including screen shots) of any Web page within your Web Site. You further agree that we may use your Web Site's traffic count in the traffic count for the ZapNetwork reported to Media Metrix, or any other reporting service.

     8. INDEMNIFICATION. (a) At your own expense, you shall indemnify and hold harmless Zap.Com, our employees, officers and directors, affiliates, successors and assigns, advertisers, customers, suppliers and any other third parties with whom we do business (each an "INDEMNITEE") from and against any and all claims, actions, proceedings (formal and informal), investigations, losses, judgments, deficiencies, damages, settlements, liabilities, legal fees and other costs and expenses incurred or suffered by any Indemnitee ("ADVERSE CONSEQUENCES"), as and when incurred, whether required to be paid to a third party or otherwise, in connection with, arising from or based upon (i) any act or omission or alleged act or omission by you in connection with the acceptance of, or the performance or non-performance by you of any of your duties or obligations under this Agreement, (ii) the breach by you of any of your representations, warranties or covenants contained in this Agreement (or if any third party alleges facts that, if true, would mean that you have breached any of your representations or warranties in this Agreement) or (iii) the operation of your Web Site, including any infringement or other violation of third party Intellectual Property rights. Each Indemnitee shall have the right to control and direct the investigation, preparation, defense and settlement of any Adverse Consequence for which it is indemnified hereunder, provided that if any settlement results in any ongoing material liability to, or materially prejudices or detrimentally impacts you in any material manner, then such settlement shall require your written consent, which consent shall not be unreasonably withheld. You shall cooperate with us in the defense or settlement of such Adverse Consequence.

(b) We shall have the option of offsetting all or any part of any Adverse Consequences any Indemnitee may suffer by notifying you that we are reducing the amount of the Revenue Sharing Payment or the Unique User Bonus, at our sole election, remaining unpaid by the amount of the Adverse Consequences. Any adjustment made to the Unique User Bonus pursuant to this Section 8(b) shall be made by reducing the Bonus Installment amount next due until the Adverse Consequences have been fully paid. For purposes hereof, the reduction in Bonus Installments shall be based on the valuation of shares at the higher of the per share floor price and the 20-day Average Closing Price during the twenty (20) days prior to the occurrence of the claim giving rise to the Adverse Consequence as determined by us. Our rights under this Section 8(b) are not exclusive and we may pursue any other remedy to collect the amounts due us under this Section 8.

     9. WARRANTY DISCLAIMER/LIMITATION OF LIABILITY. (a) EXCEPT AS EXPRESSLY PROVIDED HEREIN, YOU ACKNOWLEDGE THAT WE MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AND ASSUME NO OBLIGATION OF ANY KIND WITH RESPECT TO THE ZAPNETWORK, THE ZAPBOX (INCLUDING ANY INFORMATION, CONTENT OR PRODUCT CONTAINED THEREIN OR ACCESSIBLE THEREFROM), ANY ZAP.COM TECHNOLOGY OR ANY OTHER ITEM OR MATTER, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE. YOU ACKNOWLEDGE THAT THE ZAPBOX WILL BE PROVIDED ON AN "AS IS" BASIS AND IS SUBJECT TO CHANGE AT ANY TIME WITHOUT NOTICE TO YOU.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER WE NOR ANY INDEMNITEE SHALL BE LIABLE TO YOU OR ANY THIRD PARTY RELATED TO YOU FOR ANY LOSS, COST, DAMAGE OR EXPENSE INCURRED IN CONNECTION WITH THE PERFORMANCE OR NONPERFORMANCE OF THE ZAPNETWORK OR THE ZAPBOX, INCLUDING AS A RESULT OF ANY TECHNICAL MALFUNCTION, COMPUTER ERROR, LOSS OF DATA OR OTHER INJURY, DAMAGE OR DISRUPTION OF ANY KIND OR ANY OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF SUCH DAMAGES ARE FORESEEABLE OR WE OR ANY INDEMNITEE HAS BEEN ADVISED PREVIOUSLY OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER SUCH DAMAGES ARE IN CONTRACT, NEGLIGENCE, TORT, UNDER STATUTE, IN EQUITY, AT LAW OR OTHERWISE.

     10. OUR RELATIONSHIP WITH YOU. Our relationship with you is that of independent contractors, and nothing in this Agreement shall create any partnership, joint venture, agency, franchise, sales representative, fiduciary duty or employment relationship between the parties. You shall have no authority to make any representations or accept any offers or incur any obligations on our behalf and you will not make any statement, whether on your Web Site or otherwise, inconsistent with this Agreement. Each party shall be solely responsible for the actions of all their respective employees, agents and representatives.

     11. TERM AND TERMINATION. (a) This Agreement and the parties' obligations hereunder shall become effective at the Membership Date and shall continue until terminated pursuant to Section 11(b).

(b) This Agreement may be terminated:

     (i) by our written notice to you at any time prior to the issuance of the first Bonus Certificate and thereafter at any time on ninety (90) days advance written notice to you;

     (ii) by you at any time on ninety (90) days advance written notice to us;


     (iii) our written notice to you at any time upon the occurrence of any of the following events: (A) If you breach any of your representations, warranties, obligations or covenants in this Agreement; (B) if (1) you file a petition for bankruptcy or are adjudicated bankrupt; (2) a petition in bankruptcy is filed against you; (3) you become insolvent or make an assignment for the benefit of creditors or make an arrangement for your creditors pursuant to any bankruptcy law; (4) you discontinue your business; or (5) a receiver is appointed for you or your business; (C) if you commence any legal or other action or proceeding against us or any party related to or affiliated with us (including, but not limited to, any Indemnitee) for any reason whatsoever; or (D) if we determine that you are operating your Web Site in a manner that may damage or cause injury to us or that reflects unfavorably on our reputation or if you engage in any fraud or illegality in connection with this Agreement.



(c) Each Unique User Bonus will initially be unvested and vesting will begin at the commencement of the Bonus Period and will continue so long as you remain a member of the ZapNetwork. A percentage of each Unique User Bonus will vest during the first, second and third 12 month periods following the commencement of the Bonus Period. The vesting percentages are 25%, 25% and 50% respectively. All vesting will be on a cumulative basis. Vesting during each of these 12 month periods will be on a pro rata basis based on the number of days that have elapsed compared to three hundred sixty-five (365) days. Upon termination of this Agreement, all Unique user Bonuses shall terminate and be forfeited and you shall have no further rights thereto.



(d) Within forty-five(45) days after the date on which the termination is effective, we will (i) make Revenue Sharing Payments earned prior to the date on which the termination is effective and (ii) issue any vested Bonus Shares. Sections 5, 6, 7, 8, 9, 11 (d) and 12 of this Agreement shall survive any termination of this Agreement and continue in full force and effect thereafter. Upon termination of this Agreement, you shall promptly return to us any and all Confidential Information in your possession, in any media and you shall immediately cease displaying the ZapBox on your Web Site. Termination of this Agreement by you shall not be a waiver of any breach of this Agreement by you and shall not release you from any liability for your breach of this Agreement.


     12. MISCELLANEOUS. (a) Money Damages Inadequate. It is impossible to measure in money the damages that will accrue to us by reason of your failure to perform any of your obligations under this Agreement. Therefore, if we institute any action or proceeding to enforce the provisions hereof of this Agreement, you hereby waive the claim or defense therein that we have an adequate remedy at law and you will not urge in any action, proceeding, claim or defense that such remedy at law exists. In such event, we shall be entitled to injunctive relief requiring you to comply with this Agreement and you shall not request that we post a bond.

(b) Other ZapNetwork Agreements, Etc. You acknowledge that we may at any time enter into agreements with owners of other Web Sites joining the ZapNetwork on terms that differ from those contained in this Agreement, and that we may operate or enter into agreements with parties that operate Web Sites that are similar to or compete with your Web Site. You further acknowledge that the ZapBox features may vary from Web Site to Web Site participating in the ZapNetwork at any and all times.

(c) Amendment, Modification and Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by each of the parties hereto or a duly authorized representative thereto. No waiver by any party hereto at any time of any breach by any other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Entire Agreement. This Agreement together with each Bonus Certificate hereafter delivered to you as provided herein represents the entire understanding between the parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof.

(e) Notices. All notices and certificates required or permitted to be given or delivered by you to us hereunder shall be in writing, mailed by certified fast class mail, postage prepaid, to Zap.Com Corporation, 100 Meridian Centre, Suite 350, Rochester, New York 14618. All notices and certificates required or permitted to be given or delivered by us to you shall be in writing and either hand-delivered, telecopied, mailed by certified first class mail, postage prepaid, or sent via electronic mail to you at the address, facsimile number or e-mail address set forth in the cover sheet to this Agreement. A notice shall be deemed given when delivered personally, when the telecopied notice is transmitted by the sender, on the day of mailing by certified first class mail, or on the delivery date if delivered to you by electronic mail. The addresses and e-mails for the parties hereto for purposes of this Section 12(e) may be changed by written notice to the other party that complies with this Section 12(e).

(f) Assignment. Notwithstanding anything to the contrary, all of our rights hereunder shall be fully assignable and transferable by us without any restriction of any kind. This Agreement and all of your rights here under are not assignable or transferable except in connection with the sale, transfer or conveyance of your Web Site, the assets used to operate your Web Site or the business embodied within your Web Site. In the event of such a transaction, you agree that this Agreement and all of the provisions hereof shall be transferred to and assumed by the purchaser of your Web Site, assets and/or business and shall be binding upon, such purchase and shall continue to inure to our benefit.

(g) Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original.

(h) No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or permitted assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

(i) Fees and Expenses. Each party shall be responsible for their own costs and expenses, including attorneys' fees and expenses, in connection with the negotiation and execution of this Agreement. If we prevail in any actions, claims or litigation which you bring against us or which we bring against you involving this Agreement, you agree to reimburse us for all attorneys' fees which we incur in defending or prosecuting such actions, claims or litigation.

(j) Usage. References to sections and the like refer to those in this Agreement unless otherwise specified. "Including" means "including, but not limited to". "Or" means one or more, or all, of the alternatives listed or described.

(k) Effectiveness of Registration Statement. Notwithstanding anything herein to the contrary, we shall have no obligation to issue you any Bonus Shares if our registration statement containing the prospectus covering the Bonus Shares filed with the Securities and Exchange Commission ("SEC") or in the state in which you are a resident, if necessary, are not effective. Our obligation with respect to any unregistered Bonus Shares or to otherwise pay the Unique User Bonus shall be suspended until our registration statement is declared or becomes effective.

(l) Severability. If any of the provisions of this Agreement with respect to any particular facts or circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

(m) Governing Law . Except to the extent that the issuance of the Bonus Shares is governed by Nevada corporate law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.

(n) Choice of Jurisdiction and Venue. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Western District of New York and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agree that a judgment in any such dispute may be enforced in other jurisdictions. You hereby waive personal service of process and agree that all such service of process may be made by registered or certified mail directed to you at the address to which notices are required to be sent by us under this Agreement and that such service shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

                      (This page intentionally left blank)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [ZAP.COM LOGO]

                                   PROSPECTUS

                               20,000,000 SHARES

                              ZAP.COM CORPORATION

                                  COMMON STOCK

                               DATED MAY 2, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


ZAP002

                   ALTERNATE COVER PAGE FOR SHELF PROSPECTUS

PROSPECTUS


                                     [LOGO]

                               30,000,000 SHARES

                              ZAP.COM CORPORATION
                                  COMMON STOCK
                            ------------------------

     This prospectus covers 30,000,000 shares of common stock which may be offered and issued by Zap.Com Corporation, from time to time, in connection with one or more future acquisitions of companies, businesses or assets complementary to Zap.Com's existing business (including future acquisitions of rights granted with respect to one or more Web sites by Web site owners who join the ZapNetwork) or in connection with future promotions or similar events. These shares will ordinarily represent consideration paid by Zap.Com. The consideration for any of these transactions may consist of common stock, cash, notes or other evidences of debt, convertible or exchangeable securities, assumptions of liabilities or a combination of these. As of the date of this prospectus, Zap.Com has not issued any shares of common stock for any transaction described in the prospectus and has not definitively identified any transaction in which it may issue additional shares covered by this prospectus. At the time that Zap.Com identifies a specific transaction in which shares will be issued, Zap.Com will amend or supplement this prospectus and the registration statement of which this prospectus is a part to add information about the transaction and if applicable and to the extent required by applicable rules and policies of the Securities and Exchange Commission, the company, business or assets being acquired.

     It is expected that the terms of the acquisitions involving the issuance of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by Zap.Com, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales for more widely held entities, or through offers containing terms established by Zap.Com in the case of offers to Web site owners to join the ZapNetwork and otherwise on the terms contained within the agreements entered into in connection with the transaction. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.

     This prospectus also relates to the offer for sale or other distribution of the shares by persons who acquire shares in one of the transactions described in this prospectus. These shares may be sold or distributed from time to time by or for the account of the selling stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at prices comparable to market prices prevailing at the time an agreement is entered into in connection with the transaction, and the consummation of the transaction at the time of delivery of the shares or at prices otherwise negotiated. This prospectus also may be used, with Zap.Com's prior consent, by donees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use.


     Zap.Com's common stock is traded on the otc electronic bulletin board under the symbol "ZPCM". At April 27, 2000, Zap.Com had 50,000,000 shares of common stock outstanding. On April 27, 2000, the last reported sale price of the common stock was $6.00 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN OUR COMMON STOCK.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 This prospectus is dated                , 2000

                      ALTERNATE PAGE FOR SHELF PROSPECTUS

                              PLAN OF DISTRIBUTION

ISSUANCE OF SHARES BY ZAP.COM

     The shares covered by this prospectus may be issued by Zap.Com from time to time in payment (or partial payment) of the purchase price for one or more acquisitions of companies, businesses or assets complementary to Zap.Com's existing business (including future acquisitions of rights granted with respect to one or more Web sites by Web site owners who join the ZapNetwork) or which may be offered in connection with promotions or similar events or for sale or other distribution by persons who acquire shares in any of these transactions or by the donees of persons or by other persons acquiring those shares. It is expected that the terms of the transactions involving the issuance of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by Zap.Com, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales for more widely held entities, or through offers containing terms established by Zap.Com in the case of offers to Web site owners to join the ZapNetwork and otherwise in agreements entered into in connection with the transaction. The consideration in these transactions may consist of common stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination of these. It is anticipated that the shares issued in any of these transactions will be valued for purposes of the transaction at a price reasonably related to the market value of the common stock either at the time of the execution of the definitive transaction agreement, at the time of the consummation of the transaction or at the time of the delivery of the shares.

     As of the date of this prospectus, Zap.Com has not issued any shares of common stock for the transactions described in this prospectus and has not definitively identified any transaction in which it may issue shares. At the time that Zap.Com identifies a specific transaction in which shares will be issued, Zap.Com will amend or supplement this prospectus and the registration statement of which this prospectus is a part to add information about the transaction and if and to the extent required by applicable rules and policies of the Securities and Exchange Commission, the company, business or assets being acquired.

     No underwriting discounts or commissions will be paid in connection with any acquisition contemplated hereby, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any persons receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

RESALE OF SHARES BY SELLING STOCKHOLDERS

     This prospectus also relates to the offer for sale or other distribution of shares by the selling stockholders who will acquire shares in a transaction under this prospectus. The selling stockholders may sell or distribute some or all of the shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers in transactions on any exchange on which the shares are listed for trading, in privately negotiated transactions, or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in those transactions as agent may receive compensation in the form of discounts, concessions from the selling stockholders (and, if they act as agent for the purchaser of shares, from the purchaser). These discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus may also be used, with Zap.Com's consent, by donees of the selling stockholder, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. To the extent required, Zap.Com will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The selling stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                      ALTERNATE PAGE FOR SHELF PROSPECTUS

                             RESTRICTIONS ON RESALE

     Affiliates of entities acquired by Zap.Com who do not become affiliates of Zap.Com may not resell common sock registered under the registration statement to which this prospectus relates which they acquire unless the shares are covered by an effective registration statement under the Securities Act, or the shares are sold in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits such affiliates to sell these type of shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements. Under Rule 145, sales by affiliates during any three-month period cannot exceed the greater of 1% of the shares of common stock of Zap.Com outstanding and the average weekly reported volume of trading of shares of Zap.Com common stock on all national securities exchanges during the four calendar weeks preceding the proposed sale. These restrictions will cease to apply under most other circumstances if the affiliate has held the common stock for at least one year, provided that the person or entity is not then an affiliate of Zap.Com. Individuals who are not affiliates of the entity being acquired and do not become affiliates of Zap.Com will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell common stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of the common stock under Rule 145 will be subject to Zap.Com having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale.

                 ALTERNATE BACK COVER PAGE FOR SHELF PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ZAP.COM LOGO

                                   PROSPECTUS

                               30,000,000 SHARES

                              ZAP.COM CORPORATION

                                  COMMON STOCK

                      DATED:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered hereby are itemized below.

Securities and Exchange Commission registration fee.........  $ 80,850
Blue Sky fees and expenses..................................    50,000
Accounting fees and expenses................................    20,000
Legal fees and expenses.....................................   150,000
Printing and engraving expenses.............................    40,000
Miscellaneous...............................................    25,000
                                                              --------
          Total.............................................  $365,850
                                                              ========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Zap.Com's Restated Articles of Incorporation and Amended and Restated By-Laws limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to eliminate the potential liabilities of Zap.Com's officers and directors for breach of their fiduciary duties as directors, except under circumstances which include the following: (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the willful or grossly negligent payment of unlawful distributions.

     The Nevada Corporation Law and Zap.Com's Restated Articles of Incorporation and Amended and Restated By-Laws authorize indemnification of a director, officer, employee or agent of Zap.Com against expenses incurred by him or her in connection with any action, suit or proceeding to which this person is named a party by reason of having acted or served in this capacity, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Zap.Com and, with respect to any criminal proceeding had no reasonable cause to believe his conduct was unlawful. A director, officer, employee or agent of Zap.Com against whom a judgment or settlement is obtained resulting from lawsuits filed by Zap.Com or derivative suits filed on behalf of Zap.Com person cannot be indemnified for the expenses he incurs unless and only to the extent that a court determines that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for those expenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Zap.Com pursuant to the foregoing provisions, Zap.Com has been informed that, in the opinion of the Securities and Exchange Commission, indemnification for these is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In April 1998, Zap.Com issued 1,000 shares of common stock to Zapata in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2). On November 12, 1999, Zap.Com effected a 49,450-for-one share stock split and in connection with the split, Zapata contributed $9,000,000 to the Company's capital. This contribution consisted of $8,000,000 in cash and $1,000,000 in inter-company debt forgiveness. These securities were issued pursuant to an exemption from the registration requirements provided by Section 3(c)(9) of the Securities Act.

     In November 1999 Zap.Com issued to Malcolm Glazer and Avram Glazer 550,000 shares of common stock in connection with their investment of $1,100,000 in Zap.Com in a transaction exempt from the registration requirements pursuant to
Section 4(2) of the Securities Act.

     In April and June 1999, Zap.Com issued stock options to current and future officers and employees of Zap.Com to purchase up to 755,000 shares of common stock at an exercise price of $5.00 per share. This issuance was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Zap.Com abandoned the rights offering in September 1999, thereby terminating these options.

     On October 20, 1999, Zap.Com granted stock options to officers and employees of Zap.Com to purchase up to 578,000 shares of common stock at an exercise price of $2.00 per share. This issuance was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

     On October 20, 1999, Zap.Com issued warrants to American Internetwork Sports Company, LLC to purchase up to 2,000,000 shares of common stock at an exercise price of $2.00 per share. These securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

     On January 27, 2000, Zap.Com granted stock options to an executive of Zap.Com to purchase up to 25,000 shares of common stock at an exercise price of $9.00 per share. On January 14, 2000, Zap.Com granted stock options to an officer of Zap.Com to purchase up to 5,000 shares of common stock at an exercise price of $5.50 per share. These issuances were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

     No underwriters, brokers or other agents were or will be involved in any of the above described transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS -- SCHEDULES.

     (a) Exhibits:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Restated Articles of Incorporation of Zap.Com (Exhibit No.
          3.1)*
  3.2     Amended and Restated By-laws of Zap.Com (Exhibit No. 3.2)*
  4.1     Specimen Stock Certificate (Exhibit No. 4.1)*
  4.2     Warrant dated October 20, 1999 issued to American
          Internetwork Sports Company, LLC (Exhibit No. 4.2)*
  4.3     Zap.Com 1999 Long-Term Incentive Plan (Exhibit No. 4.3)*
  5.1     Opinion of Woods Oviatt Gilman+
 10.1     Investment and Distribution Agreement between Zap.Com and
          Zapata (Exhibit No. 10.1)*
 10.2     Services Agreement between Zap.Com and Zapata (Exhibit No.
          10.2)*
 10.3     Tax Sharing and Indemnity Agreement between Zap.Com and
          Zapata (Exhibit No. 10.3)*
 10.4     Registration Rights Agreement between Zap.Com and Zapata
          (Exhibit No. 10.4)*
 10.5     Consulting Agreement between Zap.Com and American
          Internetwork Sports Company, LLC (Exhibit No. 10.5)*
 10.6     NetGravity Ad Center Services Agreement dated September 30,
          1999 between NetGravity, Inc. and Zap.Com (Exhibit No.
          10.6)*
 10.7     Letter Agreement dated October 18, 1999 between EMC, Inc.
          and Zap.Com (Exhibit No. 10.7)*
 10.8     Termination Agreement dated January 10, 2000, between
          Zap.Com and DoubleClick, Inc. (successors-in-interest to
          NetGravity, Inc.)+
 10.9     Internet Services Agreement dated December 28, 1999 between
          Zap.Com and EMC Inc.+
 10.10    Assignment and Assumption Agreement dated July 10, 1990
          between Zap.com and DoubleClick, Inc.+
 10.11    Development, License and Services Agreement dated March 2,
          2000 between Zap.Com and Auragen Communications, Inc.+
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Woods Oviatt Gilman (contained in Exhibit 5.1)+
 27       Financial Data Schedule


---------------

* Incorporated by reference to the exhibit number referenced in the parenthesis and filed with Zap.Com's Registration Statement on Form S-1 (File No. 333-76135) originally filed with the Securities and Exchange Commission on April 12, 1999, as amended.


+ Previously filed.

     (b) No Financial Statements Schedules are filed a part of this registration statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant, each hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions set forth in Item 14 above, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification for these types of claims is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred, or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and the Registrant will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on May 1, 2000.


                                          ZAP.COM CORPORATION

                                          By: /s/ AVRAM GLAZER
                                            ------------------------------------
                                            Name: Avram Glazer
                                            Title: Chief Executive Officer and
                                              President

     In accordance with the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in their capacities and on the date signed.


                     SIGNATURE                                  TITLE                      DATE
                     ---------                                  -----                      ----

                 /s/ AVRAM GLAZER                    Chairman of the Board of        May 1, 2000
---------------------------------------------------    Directors, Director, Chief
                  (Avram Glazer)                       Executive Officer and
                                                       President

[insert signatures for new directors]

                /s/ LEONARD DISALVO                  Vice President Finance,         May 1, 2000
---------------------------------------------------    Chief Financial Officer
                 (Leonard DiSalvo)                     and Principal Accounting
                                                       Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Restated Articles of Incorporation of Zap.Com (Exhibit No.
          3.1)*
  3.2     Amended and Restated By-laws of Zap.Com (Exhibit No. 3.2)*
  4.1     Specimen Stock Certificate (Exhibit No. 4.1)*
  4.2     Warrant dated October 20, 1999 issued to American
          Internetwork Sports Company, LLC (Exhibit No. 4.2)*
  4.3     Zap.Com 1999 Long-Term Incentive Plan (Exhibit No. 4.3)*
  5.1     Opinion of Woods Oviatt Gilman+
 10.1     Investment and Distribution Agreement between Zap.Com and
          Zapata (Exhibit No. 10.1)*
 10.2     Services Agreement between Zap.Com and Zapata (Exhibit No.
          10.2)*
 10.3     Tax Sharing and Indemnity Agreement between Zap.Com and
          Zapata (Exhibit No. 10.3)*
 10.4     Registration Rights Agreement between Zap.Com and Zapata
          (Exhibit No. 10.4)*
 10.5     Consulting Agreement between Zap.Com and American
          Internetwork Sports Company, LLC (Exhibit No. 10.5)*
 10.6     NetGravity Ad Center Services Agreement dated September 30,
          1999 between NetGravity, Inc. and Zap.Com (Exhibit No.
          10.6)*
 10.7     Letter Agreement dated October 18, 1999 between EMC, Inc.
          and Zap.Com (Exhibit No. 10.7)*
 10.8     Termination Agreement dated January 10, 2000, between
          Zap.Com and DoubleClick, Inc. (successors-in-interest to
          NetGravity, Inc.)
 10.9     Internet Services Agreement dated December 28, 1999 between
          Zap.Com and EMC Inc.
 10.10    Assignment and Assumption Agreement dated July 10, 1990
          between Zap.com and DoubleClick, Inc.
 10.11    Development, License and Services Agreement dated March 2,
          2000 between Zap.Com and Auragen Communications, Inc.
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Woods Oviatt Gilman (contained in Exhibit 5.1)+
 27       Financial Data Schedule

---------------
* Incorporated by reference to the exhibit number referenced in the parenthesis and filed with Zap.Com's Registration Statement of Form S-1 (File No. 333-76135) originally filed with the Securities and Exchange Commission on April 12, 1999, as amended.

+ Previously filed.